As filed with the United States Securities and Exchange Commission on October 13, 2010

Registration No. 333-168385

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM S-1
(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLEANTECH INNOVATIONS, INC.
(Name of Registrant as specified in its charter)

Nevada	3490	98-0516425
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

C District, Maoshan Industry Park,
Tieling Economic Development Zone,
Tieling, Liaoning Province, China 112616
+(86) 0410-6129922
(Address and telephone number of principal executive offices and principal place of business)

Ms. Bei Lu
Chief Executive Officer
CleanTech Innovations, Inc.
C District, Maoshan Industry Park,
Tieling Economic Development Zone,
Tieling, Liaoning Province, China 112616
+(86) 0410-6129922
(Name address and telephone number of agent for service)

Copies to:
Robert Newman, Esq.
The Newman Law Firm, PLLC
44 Wall Street, 20th Floor
New York, NY  10005
Tel: (212) 248-1001    Fax: (212) 202-6055

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS; SUBJECT TO COMPLETION, OCTOBER     , 2010

CLEANTECH INNOVATIONS, INC.

4,166,632 Shares of Common Stock

The selling shareholders identified in this prospectus may offer and sell up to 4,166,632 shares of our common stock consisting of (i) 3,333,322 shares of our common stock issued to investors in the Units (as defined below), (ii) up to 833,310 shares of our common stock issuable upon exercise of warrants of which (a) warrants to purchase 499,978 shares of our common stock were issued to investors in the Units and (b) warrants to purchase 333,332 shares of our common stock were issued to placement agents and qualified finders in connection with the sale of the Units.

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering. We may receive proceeds on the exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will bear all costs associated with this registration.

Our common stock trades on the OTC Bulletin Board under the symbol “EVCP.” The closing price of our common stock on the OTC Bulletin Board on October 6, 2010, was $8.74 per share.

You should consider carefully the risk factors beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2010.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"). You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in the securities offered hereby, you should read the entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In this prospectus, the terms “CleanTech,” the “Company,” “we,” “us,” and “our” refer to CleanTech Innovations, Inc. and its subsidiaries.

Our Company

We design and manufacture high performance fabricated metal specialty components utilized in clean technology products that promote renewable energy production, pollution reduction and energy conservation in China. Our products are used by large-scale industrial companies in China specializing in heavy industry, such as the wind power, steel and coke production, petrochemical, high voltage electricity transmission and thermoelectric industries. We operate through our two wholly owned subsidiaries organized under the laws of the People’s Republic of China (“PRC”)—Liaoning Creative Bellows Co., Ltd. (“Creative Bellows”) and Liaoning Creative Wind Power Equipment Co., Ltd. (“Creative Wind Power”). Creative Bellows is our wholly foreign owned enterprise (“WFOE”) and it owns 100% of Creative Wind Power. Creative Bellows produces bellows expansion joints, pressure vessels and other fabricated metal specialty products. Creative Bellows sells its products primarily to the China domestic steel, coking, petrochemical, high voltage electricity transmission and thermoelectric industries, where its durable and reliable products have enabled it to expand rapidly into these heavy industries. Creative Wind Power markets and sells wind towers—the cylindrical structural support component for a wind turbine—designed and manufactured by Creative Bellows, which provides the production expertise, employees and facilities for wind tower production. Creative wind Power sells wind towers directly to the wind power operating subsidiaries of large state-owned energy companies.

We were incorporated in the State of Nevada on May 9, 2006, under the name Everton Capital Corporation as an exploration stage company with no revenues and no operations and engaged in the search for mineral deposits or reserves. On June 18, 2010, we changed our name to CleanTech Innovations, Inc. and authorized an 8-for-1 forward split of our common stock effective July 2, 2010. Prior to the forward split, we had 5,501,000 shares of our common stock outstanding, and, after giving effect to the forward split, we had 44,008,000 shares of our common stock outstanding. We authorized the forward stock split to provide a sufficient number of shares to accommodate the trading of our common stock in the OTC marketplace after the acquisition of Creative Bellows as described below.

The acquisition of Creative Bellows’ ordinary shares was accomplished pursuant to the terms of a Share Exchange Agreement and Plan of Reorganization, dated July 2, 2010 (the “Share Exchange Agreement”), by and between Creative Bellows and the Company. Pursuant to the Share Exchange Agreement, we acquired from Creative Bellows all of its equity interests in exchange for the issuance of 15,122,000 shares of our common stock to the stockholders of Creative Bellows (the “Share Exchange”). Concurrent with the closing of the transactions contemplated by the Share Exchange Agreement and as a condition thereof, we entered into an agreement with Mr. Jonathan Woo, our former Chief Executive Officer and Director, pursuant to which he returned 40,000,000 shares of our common stock to us for cancellation. Mr. Woo received compensation of $40,000 from us for the cancellation of his shares of our common stock. Upon completion of the foregoing Share Exchange transactions, we had 19,130,000 shares of common stock issued and outstanding. For accounting purposes, the Share Exchange transaction was treated as a reverse acquisition and recapitalization of Creative Bellows because, prior to the transaction, the Company was a non-operating public shell and, subsequent to the transaction, the Creative Bellows’ shareholders beneficially owned a majority of the outstanding common stock of the Company and will exercise significant influence over the operating and financial policies of the consolidated entity.

Our principal offices are located at C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China 112616. Our phone number is (86) 0410-6129922 and our website address is www.ctiproduct.com. The information contained on our website is not a part of this prospectus.

The Offering

Common stock outstanding before the offering	22,463,322 shares

Common stock offered by selling shareholders	Up to 4,166,632 shares The maximum number of shares to be sold by the selling shareholders, 4,166,632 shares, represents 17.89% of our outstanding stock, assuming full exercise of the warrants

Common stock to be outstanding after the offering	23,296,632 shares, assuming full exercise of the warrants

Use of proceeds
We will not receive any proceeds from the sale of the common stock. To the extent that the selling stockholders exercise for cash all of the warrants covering the 833,310 shares of common stock issuable upon exercise of all of the warrants, we would receive $2,499,930 from such exercises. We intend to use such proceeds for general corporate and working capital purposes. See “Use of Proceeds” for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 4.

The shares of our common stock offered by the selling shareholders identified in this prospectus were acquired by the selling shareholders through a private placement offering conducted by the Company. On July 12, 2010, we sold 3,333,322 Units to the selling shareholders at $3.00 per Unit for $10,000,000. Each “Unit” was offered and sold at a purchase price of $3.00 per Unit and consisted of one share of our common stock and a warrant to purchase 15% of one share of our common stock. All warrants are immediately exercisable, expire on the third anniversary of their issuance, subject to call provisions, and entitle their holders to purchase one share of our common stock at $3.00 per share. All of the shares and warrants were issued to the selling shareholders prior to the filing of this Registration Statement in two private placement offerings exempt from registration under the Securities Act of 1933, as amended, under Regulation D and Regulation S promulgated thereunder. The private placement transactions both closed on July 12, 2010.

The above information regarding common stock to be outstanding after the offering is based on 22,463,322 shares of common stock outstanding as of October 4, 2010.

RISK FACTORS

Our business and an investment in our securities are subject to a variety of risks.  The following risk factors describe the most significant events, facts or circumstances that could have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan, and the market price for our securities.  Many of these events are outside of our control.  If any of these risks actually occurs, our business, financial condition or results of operation may be materially adversely affected.  In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations, and our limited revenues may affect our future profitability.

We and our subsidiaries began operations for the production of fabricated metal specialty components in September 2007 and introduced our bellows expansion joints products and pressure vessels in the first quarter of 2009 and our wind tower products in the first quarter of 2010. Our limited history of designing and manufacturing these fabricated metal specialty components may not provide a meaningful basis on which to evaluate our business. Moreover, we have limited revenues and we cannot assure you we will be able to expand our business and gross revenue with sufficient speed to maintain our profitability and not incur net losses in the future. While we expect our operating expenses to increase as we expand, any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

▪	maintain our proprietary technology;

▪	expand our product offerings and maintain the high quality of our products;

▪	manage our expanding operations, including the integration of any future acquisitions;

▪	obtain sufficient working capital to support our expansion and to fill customers’ orders in time;

▪	maintain adequate control of our expenses;

▪	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

▪
anticipate and adapt to changing conditions in the wind power, steel, petrochemical and thermoelectric industries as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

Our inability to manage successfully any or all of these risks may materially and adversely affect our business.

We are a major purchaser of certain raw materials that we use in the manufacturing process of our products, and price changes for the commodities we depend on may adversely affect our profitability.

The Company’s largest raw materials purchases consist of stainless steel and carbon steel. As such, fluctuations in the price of steel in the domestic market will have an impact on the Company’s operating costs and related profits. International steel prices were lower in 2009 than in 2008, but prices have increased in 2010 along with the general economic recovery. The iron ore import price in China has also increased since 2009, which will impact the price and volume of steel produced by the China domestic steel industry.

Our profitability depends in part upon the margin between the cost to us of certain raw materials, such as stainless steel and carbon steel, used in the manufacturing process, as well as our fabrication costs associated with converting such raw materials into assembled products, compared to the selling price of our products, and the overall supply of raw materials. It is our intention to base the selling prices of our products in part upon the associated raw materials costs to us. However, we may not be able to pass all increases in raw material costs and ancillary acquisition costs associated with taking possession of the raw materials through to our customers. Although we are currently able to obtain adequate supplies of raw materials, it is impossible to predict future availability or pricing. The inability to offset price increases of raw material by sufficient product price increases, and our inability to obtain raw materials, would have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

The Company does not engage in hedging transactions to protect against raw material fluctuations, but attempts to mitigate the short-term risks of price swings by purchasing raw materials in advance.

We derive a substantial part of our revenues from several major customers. If we lose any of these customers or they reduce the amount of business they do with us, our revenues may be seriously affected.

Our four largest customers accounted for approximately 51% of total sales for the fiscal year ended December 31, 2009, and our largest customer accounted for approximately 19% of total sales in the fiscal year ended December 31, 2009. Our four largest customers accounted for approximately 85% of total sales for the six months ended June 30, 2010, and our largest customer accounted for approximately 59% of total sales for the six months ended June 30, 2010. These customers may not maintain the same volume of business with us in the future. If we lose any of these customers or they reduce the amount of business they do with us, our revenues and profitability may be seriously affected. With our recent entry into the wind tower market, we expect to generate significant revenues from a limited number of large-scale industrial customers. We do not foresee our relying on these same customers for revenue generation as we introduce new product lines and new generations of existing product lines because we expect our customers to change with each large-scale project. We cannot be assured, however, that we will be able to introduce successfully new products for large-scale projects in the future.

Additionally, many of our customers purchase our equipment as part of their capital budget. As a result, we are dependent upon receiving orders from companies that are either expanding their business, commencing a new business, upgrading their capital equipment or otherwise require capital equipment. Our business is therefore dependent upon both the economic health of these industries and our ability to offer products that meet regulatory requirements, including environmental requirements, of these industries and are cost justifiable, based on potential regulatory compliance and cost savings in using our equipment in contrast to existing equipment or equipment offered by others. Any economic slowdown can affect all purchasers and manufacturers of capital equipment, and we cannot assure you that our business will not be significantly impaired as a result of the current worldwide economic downturn.

Our plans for growth rely on an increasing emphasis on the wind power industry; this sector faces many challenges, which may limit our potential for growth in this new market.

Our principal plan for growth this year is to manufacture our latest fabricated metal specialty component, wind towers, for the China domestic wind power industry. This industry sector faces many challenges as it expands, including a reliance on continued PRC government environmental and energy conservation policies and stimulus programs. Wind power accounts for a small percentage of the power generated in China currently, and the existing power grid and transmission system lags behind existing and planned wind power plant construction. Our ability to market to this segment is dependent upon both an increased acceptance of wind power as an energy source in China and the industry's acceptance of our products. We believe there will continue to be an increased demand for wind power in China and that the power companies installing wind-generated power equipment will purchase our products. We cannot assure you that we will be able to develop this business successfully, however, and our failure to develop the business will have a material adverse effect on our overall financial condition and the results of our operations.

If we are not able to manage our growth, we may not be profitable.

Our continued success will depend on our ability to expand and manage our operations and facilities. There can be no assurance we will be able to manage our growth, meet the staffing requirements for our business or successfully assimilate and train new employees. In addition, to manage our growth effectively, we may be required to expand our management base and enhance our operating and financial systems. If we continue to grow, there can be no assurance the management skills and systems currently in place will be adequate. Moreover, there can be no assurance we will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on our business, financial condition or results of operations.

Our accounts receivables remain outstanding for a significant period of time, which has a negative impact on our cash flow and liquidity.

Our agreements with our customers generally provide that 30% of the purchase price is due upon the placement of an order, 30% upon reaching certain milestones in the manufacturing process and 30% upon customer acceptance of the product. As a common practice in the manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of our warranty period, which is a negotiated term of up to 24 months from the acceptance date. We account for payments received from customers prior to customer acceptance of the product as unearned revenue.

We are required to maintain various licenses and permits regarding our manufacturing business, and the loss of or failure to renew any or all of these licenses and permits may require the temporary or permanent suspension of some or all of our operations.

In accordance with the laws and regulations of the PRC, we are required to maintain various licenses and permits in order to operate our manufacturing business. We are required to acquire a manufacturing license for specialized equipment from the State General Administration of the PRC for Quality Supervision and Inspection and Quarantine in order to manufacture pressure vessels of the Class III A2 grade. Many large-scale industrial companies in China require manufacturers like us to have this Class III manufacturing license before allowing for the submission of bids on contracts for fabricated metal specialty components such as wind towers. Our nondestructive radiological testing of products includes the use of x-rays for defect detection and we are required to maintain our defect detection room in compliance with PRC Ministry of Health standards for radiological protection standards for industrial x-rays. Failure to maintain these standards, or the loss of or failure to renew such licenses and production permits, could result in the temporary or permanent suspension of some or all of our production or distribution operations and could adversely affect our revenues and profitability.

We may experience material disruptions to our manufacturing operations.

While we seek to operate our facilities in compliance with applicable rules and regulations and take measures to minimize the risks of disruption at our facilities, a material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales and/or negatively impact our financial results. Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including: prolonged power failures; equipment failures; disruptions in the transportation infrastructure including roads, bridges, railroad tracks; and fires, floods, earthquakes, acts of war, or other catastrophes.

We cannot be certain our product innovations and marketing successes will continue.

We believe our past performance has been based on, and our future success will depend, in part, upon our ability to continue to improve our existing products through product innovation and to develop, market and produce new products. We cannot assure you that we will be successful in introducing, marketing and producing any new products or product innovations, or that we will develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

The technology used in our products may not satisfy the changing needs of our customers.

While we believe we have hired or engaged personnel who have the experience and ability necessary to keep pace with advances in technology, and while we continue to seek out and develop “next generation” technology through our research and development efforts, there is no guarantee we will be able to keep pace with technological developments and market demands in our target industries and markets. Although certain technologies in the industries we occupy are well established, we believe our future success depends in part on our ability to enhance our existing products and develop new products in order to continue to meet customer demands. With any technology, including the technology of our current and proposed products, there are risks that the technology may not address successfully all of our customers’ needs. Moreover, our customers’ needs may change or vary. This may affect the ability of our present or proposed products to address all of our customers’ ultimate technology needs in an economically feasible manner, which could have a material adverse affect on our business.

We may not be able to keep pace with competition in our industry.

Our business is subject to risks associated with competition from new or existing industry participants who may have more resources and better access to capital. Many of our competitors and potential competitors may have substantially greater financial and government support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Among other things, these industry participants compete with us based upon price, quality, location and available capacity. We cannot be sure we will have the resources or expertise to compete successfully in the future. Some of our competitors may also be able to provide customers with additional benefits at lower overall costs to increase market share. We cannot be sure we will be able to match cost reductions by our competitors or that we will be able to succeed in the face of current or future competition. In addition, we may face competition from our customers as they seek to become more vertically integrated in order to offer full service packages. Some of our customers are also performing more services themselves.

We will face different market dynamics and competition as we develop new products to expand our target markets. In some markets, our future competitors would have greater brand recognition and broader distribution than we currently enjoy. We may not be as successful as our competitors in generating revenues in those markets due to the lack of recognition of our brand, lack of customer acceptance, lack of product quality history and other factors. As a result, any new expansion efforts could be more costly and less profitable than our efforts in our existing markets.

If we are not as successful as our competitors in our target markets, our sales could decline, our margins could be impacted negatively and we could lose market share, any of which could materially harm our business.

Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Despite testing by us, defects may be found in existing or new products. Any such defects could cause us to incur significant return and exchange costs, re-engineering costs, divert the attention of our engineering personnel from product development efforts, and cause significant customer relations and business reputation problems. Any such defects could force us to undertake a product recall program, which could cause us to incur significant expenses and could harm our reputation and that of our products. If we deliver defective products, our credibility and the market acceptance and sales of our products could be harmed.

The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.

Customers use some of our products in potentially hazardous applications that can cause injury or loss of life and damage to property, equipment or the environment. In addition, some of our products are integral to the production process for some end-users and any failure of our products could result in a suspension of operations. We cannot be certain our products will be completely free from defects. Our newest product, wind towers, has yet to be put into production at our customers’ wind farm installations. Moreover, we do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. In addition, because the insurance industry in China is still in its early stages of development, business interruption insurance available in China offers limited coverage compared to that offered in many other countries. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

We face risks associated with managing domestic Chinese operations.

All of our operations are conducted in China. There are a number of risks inherent in doing business in such market, including the following:

▪	unfavorable political or economical factors;

▪	fluctuations in foreign currency exchange rates;

▪	potentially adverse tax consequences;

▪	unexpected legal or regulatory changes;

▪	lack of sufficient protection for intellectual property rights;

▪	difficulties in recruiting and retaining personnel, and managing international operations; and

▪	less developed infrastructure.

Our inability to manage successfully the risks in our China domestic activities could adversely affect our business. We can provide no assurances that any new market expansion will be successful because of the risks associated with conducting such operations, including the risks listed above.

We may not be able to protect our technology and other proprietary rights adequately.

Our success will depend in part on our ability to obtain and protect our products, methods, processes and other technologies, to preserve our trade secrets, and to operate without infringing on the proprietary rights of third parties, both domestically and abroad. Despite our efforts, any of the following may reduce the value of our owned and used intellectual property:

▪	issued patents and trademarks that we own or have the right to use may not provide us with any competitive advantages;

▪	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology or that of those from whom we license our rights to use;

▪	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we use or develop; or

▪
another party may obtain a blocking patent and we or our licensors would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

Effective protection of intellectual property rights may be unavailable or limited in certain foreign countries. If we are unable to protect our proprietary rights adequately, it would have a negative impact on our operations.

We, or the owners of the intellectual property rights licensed to us, may be subject to claims that we or such licensors have infringed the proprietary rights of others, which could require us and our licensors to obtain a license or change designs.

Although we do not believe any of our products infringe upon the proprietary rights of others, there is no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or those from whom we have licenses or that any such assertions or prosecutions will not have a material adverse affect on our business. Regardless of whether any such claims are valid or can be asserted successfully, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us or those from whom we have licenses, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our designs.

We may need additional capital to execute our business plan and fund operations and may not be able to obtain such capital on acceptable terms or at all.

Although we currently expect to have sufficient funding for the next 12 months, we may need additional capital to fund our future growth. Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

▪	investors’ perceptions of, and demand for, companies in our industry;

▪	investors’ perceptions of, and demand for, companies operating in China;

▪	conditions of the United States and other capital markets in which we may seek to raise funds;

▪	our future results of operations, financial condition and cash flows;

▪	governmental regulation of foreign investment in companies in particular countries;

▪	economic, political and other conditions in the United States, China, and other countries; and

▪	governmental policies relating to foreign currency borrowings.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. There is no assurance we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance we will obtain the capital we require by any other means. Future financings through equity investments are likely to be dilutive to our existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences or superior voting rights, be combined with the issuance of warrants or other derivative securities, or be the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Furthermore, we may incur substantial costs in pursuing future capital and financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

If we cannot raise additional funds on favorable terms or at all, we may not be able to carry out all or parts of our strategy to maintain our growth and competitiveness or to fund our operations. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We may not be able to attract the attention of major brokerage firms because we became public by means of a share exchange.

There may be risks associated with our becoming public through the Share Exchange Agreement. Analysts of major brokerage firms may not provide our company coverage because there is no incentive for brokerage firms to recommend the purchase of our common stock. Furthermore, we can give no assurance that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Our business could be subject to environmental liabilities.

As is the case with manufacturers of similar products, we use certain hazardous substances in our operations. Currently, we do not anticipate any material adverse effect on our business, revenues or results of operations as a result of compliance with the environmental laws and regulations of the PRC. However, the risk of environmental liability and charges associated with maintaining compliance with PRC environmental laws is inherent in the nature of our business, and there is no assurance that material environmental liabilities and compliance charges will not arise in the future.

If we lose our key personnel, or are unable to attract and retain additional qualified personnel, the quality of our services may decline and our business may be adversely impacted.

We rely heavily on the expertise, experience and continued services of our senior management, including our Chief Executive Officer, Ms. Bei Lu. Loss of her services could adversely impact our ability to achieve our business objectives. We believe our future success will depend upon our ability to retain key employees and our ability to attract and retain other skilled personnel. The rapid growth of the economy in China has caused intense competition for qualified personnel. We cannot guarantee that any employee will remain employed by us for any definite period of time or that we will be able to attract, train or retain qualified personnel in the future. Such loss of personnel could have a material adverse effect on our business and company. Moreover, qualified employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. We need to employ additional personnel to expand our business. There is no assurance we will be able to attract and retain sufficient numbers of highly skilled employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates could impair the growth of our business.

We will incur significant costs as a result of our operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

While we are a public company, our compliance costs prior to the Share Exchange in July 2010 were not substantial in light of our limited operations. Creative Bellows never operated as a public company prior to the Share Exchange. As a public company with substantial operations, we will incur increased legal, accounting and other expenses. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is time-consuming and costly.

It will also be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Certain members of our management have limited or no experience operating a company whose securities are listed on a national securities exchange or with the rules and reporting practices required by the federal securities laws and applicable to a publicly traded company. We will need to recruit, hire, train and retain additional financial reporting, internal control and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our common stock.

We are required to establish and maintain internal controls over financial reporting, disclosure controls, and to comply with other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC. Our management, including our Chief Executive Officer and Chief Financial Officer, cannot guarantee that our internal controls and disclosure controls will prevent all possible errors or prevent all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Furthermore, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

We are a holding company that depends on cash flow from our wholly owned subsidiaries to meet our obligations.

After the Share Exchange, we became a holding company with no material assets other than the stock of our wholly owned subsidiaries, Creative Bellows and Creative Wind Power, which is a wholly owned subsidiary of Creative Bellows. Accordingly, Creative Bellows and Creative Wind Power will conduct all of our operations, which are responsible for research, production and delivery of goods. We currently expect that we will primarily retain the earnings and cash flow of our subsidiaries for use by us in our operations.

All of Creative Bellows’ liabilities survived the Share Exchange and there may be undisclosed liabilities that could have a negative impact on our financial condition.

Before the Share Exchange, certain due diligence activities on the Company and Creative Bellows were performed. The due diligence process may not have revealed all liabilities (actual or contingent) of the Company and Creative Bellows that existed or which may arise in the future relating to the Company’s activities before the consummation of the Share Exchange. Notwithstanding that all of the Company’s pre-closing liabilities were transferred to a third party pursuant to the terms of the Share Exchange Agreement, it is possible that claims for such liabilities may still be made against us, which we will be required to defend or otherwise resolve. The transfer pursuant to the Share Exchange Agreement may not be sufficient to protect us from claims and liabilities, and any breaches of related representations and warranties. Any liabilities remaining from the Company’s pre-closing activities could harm our financial condition and results of operations.

New accounting standards could result in changes to our methods of quantifying and recording accounting transactions, and could affect our financial results and financial position.

Changes to the U.S. Generally Accepted Accounting Principles (“GAAP”) arise from new and revised standards, interpretations, and other guidance issued by the Financial Accounting Standards Board, the SEC, and others. In addition, the U.S. government may issue new or revised Cost Accounting Standards or Cost Principles. The effects of such changes may include prescribing an accounting method where none had been previously specified, prescribing a single acceptable method of accounting from among several acceptable methods that currently exist, or revoking the acceptability of a current method and replacing it with an entirely different method, among others. Such changes could result in unanticipated effects on our results of operations, financial position, and other financial measures.

Risks Related to Our Business being Conducted in China

China’s economic policies could affect our business.

All of our assets are located in China and all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China. While China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may have difficulty establishing adequate management, legal and financial controls in China.

Historically, China has not adopted a Western style of management or financial reporting concepts and practices, nor modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various national banks located in China. Our cash accounts are not insured or otherwise protected. Should any bank holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank.

We have limited business insurance coverage and may incur losses due to business interruptions resulting from natural and man-made disasters, and our insurance may not be adequate to cover liabilities resulting from accidents or injuries that may occur.

The insurance industry in China is still in an early stage of development and insurance companies located in China offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States. We currently carry property and casualty insurance for our buildings, plant and equipment but cannot assure you that the coverage will be adequate to replace fully any damage to any of the foregoing. Should any natural catastrophes such as earthquakes, floods, or any acts of terrorism occur where our primary operations are located and most of our employees are based, or elsewhere, we might suffer not only significant property damage, but also loss of revenues due to interruptions in our business operations. The occurrence of a significant event for which we are not fully insured or indemnified, and/or the failure of a party to meet its underwriting or indemnification obligations, could materially and adversely affect our operations and financial condition. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

Tax laws and regulations in China are subject to substantial revision, some of which may adversely affect our profitability.

The Chinese tax system is in a state of flux, and it is anticipated that China’s tax regime will be altered in the coming years. Tax benefits that we presently enjoy may not be available to us in the wake of these changes, and we could incur tax obligations to the Chinese government that are significantly higher than currently anticipated. These increased tax obligations could negatively impact our financial condition and our revenues, gross margins, profitability and results of operations may be adversely affected as a result.

We may face judicial corruption in China.

Another obstacle to foreign investment in China is corruption. There is no assurance we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through China’s poorly developed and sometimes corrupt judicial systems.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock.

China could change its policies toward private enterprise or even nationalize or expropriate private enterprises.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in China. Over the past several years, the PRC government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The PRC government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of your investment.

The nature and application of many laws of China create an uncertain environment for business operations and they could have a negative effect on us.

The legal system in China is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes to existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our common stock. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Fluctuation of the Renminbi may affect our financial condition and the value of our securities.

Although we use the United States dollar for financial reporting purposes, most of the transactions effected by our operating subsidiaries are denominated in China’s Renminbi. The value of the Renminbi fluctuates and is subject to changes in China’s political and economic conditions. Since July 2005, the Renminbi has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future the Chinese authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Future movements in the exchange rate of the Renminbi could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China. Moreover, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business, financial condition or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we may issue in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Inflation in China could negatively affect our profitability and growth.

The rapid growth of China’s economy has been uneven among economic sectors and geographical regions of the country. China’s economy grew at an annual rate of 10.30% in the second quarter of 2010, as measured by the year-over-year change in Gross Domestic Product, according to the National Bureau of Statistics of China. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, the inflation rate in China declined in the second half of 2008 and much of 2009 during the current worldwide economic downturn, before climbing again to a high point of 1.9% in 2009, as compared to 8.7% and 6.9% in 2008. The inflation rate in China is expected to continue to increase in 2010 as the worldwide economy recovers, reaching 3.5% as of August 2010. If prices for our products and services fail to rise at a rate sufficient to compensate for the increased costs of supplies, such as raw materials, due to inflation, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede future economic growth. The People’s Bank of China, the central bank of the PRC, kept interest rates fixed during the recent economic crisis, but in the past has effected increases in the interest rates in response to inflationary concerns in the China’s economy. If the central bank raises interest rates from the current crisis levels, economic activity in China could slow and, in turn, materially increase our costs and reduce demand for our products and services.

We may not be able to obtain regulatory approvals for our products.

The PRC and local provincial governments regulate the manufacture and sale of our products in China. Although our licenses and regulatory filings are up to date, the uncertain legal environment in China and our industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of or terminate their agreements or other understandings with us.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

As our executive officers and directors, including the Chairman of our Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because our operating subsidiaries and assets are located in China, it may be extremely difficult or impossible for individuals to access those assets to enforce judgments rendered against us or our directors or executive offices by United States courts. In addition, the courts in China may not permit the enforcement of judgments arising out of United States federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of United States securities laws.

PRC regulations relating to mergers, offshore companies and Chinese stockholders, if applied to us, may limit our ability to operate our business as we see fit.

PRC regulations govern the process by which we may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, these regulations require involved parties to make a series of applications and supplemental applications to various government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to PRC regulations, our ability to engage in business combination transactions in China through our Chinese subsidiaries has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate transactions acceptable to us or sufficiently protective of our interests.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our China subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange (“SAFE”). However, the relevant PRC government authorities may limit or eliminate their ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by our China subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with Chinese governmental authorities, including SAFE. In particular, if our China subsidiaries borrow foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance our China subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the NDRC, Ministry of Commerce (“MOFCOM”), or their respective local counterparts. These limitations could affect the ability of our Chinese subsidiaries to obtain foreign exchange through debt or equity financing.

Recent PRC regulations relating to the registration requirements for China resident stockholders owning shares in offshore companies as well as registration requirements of employee stock ownership plans or share option plans may subject the Company’s China resident stockholders to personal liability and limit its ability to acquire Chinese companies or to inject capital into its operating subsidiaries in China, limit its subsidiaries’ ability to distribute profits to the Company, or otherwise materially and adversely affect the Company.

The SAFE issued a public notice in October 2005 (“Circular 75”) requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas. In addition, any PRC resident who is the stockholder of an offshore special purpose company is required to amend his or her SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. To clarify further the implementation of Circular 75, the SAFE issued Circular 124 and Circular 106 on November 24, 2005 and May 29, 2007, respectively. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s stockholders who are PRC residents in a timely manner. If these stockholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. If the PRC subsidiaries of the offshore parent company do not report to the local SAFE authorities, they may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions. We cannot predict fully how Circular 75 will affect our business operations or future strategies because of ongoing uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us.

We have requested our PRC resident beneficial owners, including our Chairman, to make the necessary applications, filings and amendments as required under SAFE regulations in connection with their equity interests in us. We attempt to ensure that our Chinese subsidiaries comply, and that our PRC resident beneficial owners subject to these rules comply, with the relevant SAFE regulations. The Company cannot provide any assurances that all of our present or prospective direct or indirect PRC resident beneficial owners will comply fully with all applicable registrations or required approvals. The failure or inability of our PRC resident beneficial owners to comply with the applicable SAFE registration requirements may subject these beneficial owners or the Company to fines, legal sanctions and restrictions described above.

On March 28, 2007, SAFE released detailed registration procedures for employee stock ownership plans or share option plans to be established by overseas listed companies and for individual plan participants. Any failure to comply with the relevant registration procedures may affect the effectiveness of the Company’s employee stock ownership plans or share option plans and subject the plan participants, the companies offering the plans or the relevant intermediaries, as the case may be, to penalties under PRC foreign exchange regime. To date, all grants of options have been solely to U.S. citizens. The Company has no employee stock ownership plan or share option plan in effect. These penalties may subject the Company to fines and legal sanctions, prevent the Company from being able to make distributions or pay dividends, as a result of which the Company’s business operations and its ability to distribute profits could be materially and adversely affected.

The Company’s PRC subsidiary may be exposed to penalties by the PRC government due to noncompliance with taxation, land use and construction administration, environmental and employment rules.

While the Company believes its PRC subsidiary has been in compliance with PRC taxation, land use and construction administration, environmental and employment rules during its operations in China, the Company has not obtained letters from the competent PRC government authorities confirming such compliance. If any competent PRC government authority takes the position that there is noncompliance with the taxation, land use and construction administration, environmental or employment rules by the Company’s PRC subsidiary, it may be exposed to penalties by such PRC government authority, in which case the operation of the Company’s PRC subsidiary in question may be adversely affected.

We operate in the PRC through our wholly owned operating entities initially approved by the local office of the PRC Ministry of Commerce (“MOFCOM’s Local Counterpart”). However, we cannot warrant that such approval procedures have been completely satisfied due to a number of reasons, including changes in laws and government interpretations.

Our operating entities in the PRC have received initial approval from MOFCOM’s Local Counterpart and there may be conditions subsequent to complete and maintain such approval. We believe we have satisfied the approval procedures of MOFCOM’s Local Counterpart. However, the approval procedures of MOFCOM’s Local Counterpart or interpretations of its approval procedures may be different from our understanding or may change. As a result, if our approval is revoked by MOFCOM's Local Counterpart for any reason, there may be a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act (the “FCPA”), which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Risks Related to Our Securities

The market price for our common stock may be volatile.

The trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control. These factors include, but not limited to, our quarterly operating results or the operating results of other companies in our industry, announcements by us or our competitors of acquisitions, new products, product improvements, commercial relationships, intellectual property, legal, regulatory or other business developments and changes in financial estimates or recommendations by stock market analysts regarding us or our competitors. In addition, the stock market in general, and the market for companies based in China in particular, has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated or disproportionate to their operating performance. These broad market fluctuations may materially affect our stock price, regardless of our operating results. Furthermore, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

Shares of our common stock lack a significant trading market.

Shares of our common stock are not yet eligible for trading on any national securities exchange. Our common stock may be quoted in the over-the-counter market on the OTC Bulletin Board or in what are commonly referred to as “pink sheets.” These markets are highly illiquid. Although we have applied for listing of our common stock on the NASDAQ Stock Market, a national securities exchange, there can be no assurance of if and when such application would be granted. There is no assurance that an active trading market in our common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities quoted on the OTC Bulletin Board as opposed to securities traded on a national exchange. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, or to obtain coverage for significant news events concerning us, and the common stock could become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or for other purposes.

Future sales of shares of our common stock by our stockholders could cause our stock price to decline.

Future sales of shares of our common stock could adversely affect the prevailing market price of our stock. If our significant stockholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Moreover, the perception in the public market that stockholders might sell shares of our stock could depress the market for our shares. If our stockholders who received shares of our common stock issued in the Share Exchange sell substantial amounts of our common stock in the public market upon the effectiveness of a registration statement, or upon the expiration of any holding period under Regulation S, such sales could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price we deem reasonable or appropriate. The shares of common stock issued in the Share Exchange will be freely tradable upon the earlier of (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Regulation S under the Securities Act and the sale of such shares could have a negative impact on the price of our common stock.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our stockholders.

Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of common stock, par value $.00001 per share, and 100,000,000 shares of preferred stock, par value $.00001 per share. As of October 4, 2010, there were approximately 76,673,368 authorized and unissued shares of our common stock that have not been reserved and are available for future issuance and 100,000,000 authorized and unissued shares of our preferred stock that have not been reserved and are available for future issuance. Although we have no commitments as of the date of this registration statement to issue our securities, we may issue a substantial number of additional shares of our common stock to complete a business combination or to raise capital. The issuance of additional shares of our common stock may (i) significantly reduce the equity interest of our existing stockholders and (ii) adversely affect prevailing market prices for our common stock.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to non-NASDAQ-listed issuers whose common stock trades at less than $5.00 per share or that have a tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which contains the following information:

▪	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

▪
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities laws;

▪	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” prices;

▪	a toll free telephone number for inquiries on disciplinary actions;

▪	definitions of any significant terms in the disclosure document or in the conduct of trading in penny stocks; and

▪	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer with the following information:

▪	bid and offer quotations for the penny stock;

▪	compensation of the broker-dealer and our salesperson in the transaction;

▪	number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

▪	monthly account statements showing the market value of each penny stock held in the customer’s account.

The penny stock rules further require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks and a signed and dated copy of a written suitability statement.

Due to the requirements of the penny stock rules, many brokers have decided not to trade penny stocks. As a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, that could have an adverse effect on the market, if any, for our securities. Moreover, if our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Capital outflow policies in China may hamper our ability to declare and pay dividends to our stockholders.

China has currency and capital transfer regulations, which may require us to comply with complex regulations for the movement of capital. Although our management believes we will be in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to pay dividends to our stockholders outside of China. In addition, under current Chinese law, we must retain a reserve equal to 10% of net income after taxes, not to exceed 50% of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our stockholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

Our principal stockholder has the ability to exert significant control in matters requiring a stockholder vote and could delay, deter or prevent a change of control in our company.

As of October 4, 2010, Ms. Bei Lu, our Chairman and Chief Executive Officer, and our largest stockholder, beneficially owned approximately 41.74% of our outstanding shares. Ms. Lu possesses significant influence over us, giving her the ability, among other things, to exert significant control over the election of all or a majority of the Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company. Without the consent of Ms. Lu, we could be prevented from entering into potentially beneficial transactions if they conflict with our principal stockholder’s interests. The interests of this stockholder may differ from the interests of our other stockholders.

We have provisions in our Articles of Incorporation and Amended and Restated Bylaws that substantially eliminate the personal liability of members of our Board of Directors and our officers for violations of their fiduciary duty of care as a director or officer and that allow us to indemnify our officers and directors. These provisions could make it very difficult for you to bring any legal actions against our directors or officers for such violations or could require us to pay any amounts incurred by our directors or officers in any such actions.

Pursuant to our Articles of Incorporation, members of our Board of Directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances. This means you may be unable to prevail in a legal action against our directors or officers even if you believe they have breached their fiduciary duty of care. In addition, our Articles of Incorporation and Amended and Restated Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Taxation

We will not obtain an opinion of legal counsel regarding the United States income tax consequences of an investment in our securities.

We will not obtain an opinion of counsel regarding the U.S. income tax consequences of investing in our securities including whether we will be treated as a company for U.S. income tax purposes. Recent changes in tax laws have not, as yet, been the subject of administrative or judicial scrutiny or interpretation. Moreover, there is no assurance that future legislation may not further affect the tax consequences of an investment in our securities. INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE POSSIBLE U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF INVESTING IN OUR SECURITIES.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements regarding CleanTech that include, but are not limited to, statements concerning our projected revenues, expenses, gross profit and income, mix of revenue, demand for our products, the benefits and potential applications for our products, the need for additional capital, our ability to obtain and successfully perform additional new contract awards and the related funding and profitability of such awards, the competitive nature of our business and markets, and product qualification requirements of our customers. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “hopes,” “estimates,” “should,” “may,” “will,” “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Such factors include, but are not limited to the following:

▪	Our goals and strategies;

▪	Our expansion plans;

▪	Our future business development, financial conditions and results of operations;

▪	The expected growth of the markets for our products;

▪	Our expectations regarding demand for our products;

▪	Our expectations regarding keeping and strengthening our relationships with key customers;

▪	Our ability to stay abreast of market trends and technological advances;

▪	Competition in our industries in China;

▪	General economic and business conditions in the regions in which we sell our products;

▪	Relevant government policies and regulations relating to our industries; and

▪	Market acceptance of our products.

These forward-looking statements involve various risks and uncertainties. Although we believe our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

This prospectus contains statistical data we obtained from various publicly available government publications. Statistical data in these publications also include projections based on a number of assumptions. The markets for our products may not grow at the rate projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our securities. In addition, the rapidly changing nature of our customers’ industries results in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our markets. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publication market data cited in this prospectus was prepared on our or our affiliates’ behalf.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.ctiproduct.com.  The information on our website is not incorporated into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders. To the extent the selling stockholders exercise for cash all of the warrants covering the 833,310 shares of common stock issuable upon exercise of all of the warrants, we would receive $2,499,930 from such exercises. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Safe Harbor Declaration

The comments made throughout this prospectus should be read in conjunction with our Financial Statements and the Notes thereto, and other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain certain forward-looking information. When used in this discussion, the words, “believes,” “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from projected results, due to a number of factors beyond our control. CleanTech does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are also urged to carefully review and consider our discussions regarding the various factors, which affect the company’s business, included in this section and elsewhere in this prospectus.

LIAONING CREATIVE BELLOWS CO., LTD.

Overview

Liaoning Creative Bellows Co., Ltd (“Creative Bellows”) was incorporated in Liaoning Province, People’s Republic of China (“PRC”) on September 17, 2007. Creative Bellows designs and manufactures bellows expansion joints, pressure vessels and other fabricated metal specialty products. Creative Bellows has one 100% owned subsidiary, Liaoning Creative Wind Power Equipment Co., Ltd (“Creative Wind Power”), which markets and sells wind towers designed and manufactured by Creative Bellows.

On June 18, 2010, Everton Capital Corporation, a U.S. shell company, changed its name to CleanTech Innovations, Inc. (“CleanTech”) and authorized an 8-for-1 forward split of its common stock, effective on July 2, 2010. Prior to the forward split, CleanTech had 5,501,000 shares of common stock outstanding, and, after giving effect to the forward split, CleanTech had 44,008,000 shares of common stock outstanding. CleanTech authorized the forward stock split to provide a sufficient number of shares to accommodate the trading of its common stock in the OTC marketplace after the acquisition of Creative Bellows as described below.

On July 2, 2010, Creative Bellows signed a share exchange agreement with CleanTech, whereby the shareholders of Creative Bellows received 15,122,000 shares in CleanTech. Concurrent with the share exchange agreement, CleanTech’s principal shareholder cancelled 40,000,000 shares in CleanTech for $40,000. The cancelled shares were retired. CleanTech had 4,008,000 shares outstanding after the cancellation of the shares. After giving effect to the foregoing transactions, the shareholders of Creative Bellows owned 79.05% of the 19,130,000 shares outstanding of CleanTech. The transaction will be accounted for as a recapitalization of CleanTech and not as a business combination. Simultaneously with the share exchange agreement, CleanTech changed its year end from August to December.

On July 12, 2010, CleanTech completed a closing of a private placement offering of Units (as defined below) pursuant to which CleanTech sold 3,333,322 Units at $3.00 per Unit for $10,000,000. Each “Unit” consisted of one share of CleanTech’s common stock and a three-year warrant to purchase 15% of one share of CleanTech’s common stock at $3.00 per share. The warrants are immediately exercisable, expire on the third anniversary of their issuance, and entitle the purchasers of the Units, in the aggregate, to purchase up to 499,978 shares of CleanTech’s common stock at $3.00 per share. The warrants may be called by CleanTech at any time after (i) the registration statement registering the common stock underlying the warrants becomes effective, (ii) the common stock is listed on a national securities exchange and (iii) the trading price of the common stock exceeds $4.00. CleanTech also issued warrants to purchase 333,332 shares of common stock to the placement agents in the offering. The warrants granted to these placement agents had the same terms and conditions as the warrants granted in the offering. The warrants are exercisable into a fixed number of shares, solely redeemable by the Company and not redeemable by warrant holders. Accordingly, the warrants are classified as equity instruments.

Critical Accounting Policies

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Basis of Presentation

The Company’s financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Creative Bellows and Creative Wind Power. All intercompany transactions and account balances are eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year.  Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Accounts Receivable and Retentions Receivable

The Company’s policy is to maintain reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

The retention rate generally was 10% of the sales price with an average term of one to two years, but no later than the termination of the warranty period.

Inventories

The Company’s inventories are valued at the lower of cost or market with cost determined on a weighted average basis. The Company compares the cost of inventories with the market value and allowance is made for writing down the inventories to their market value, if lower.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 (codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605). Sales revenue, including the final 10% of the purchase price, is recognized after delivery is complete, customer acceptance of the product occurs and collectability is reasonably assured. Customer acceptance occurs after the customer puts the product through a quality inspection, which normally is completed within one to two weeks from customer receipt of the product. The customer is responsible for installation and integration of our component products into their end products. Payments received before satisfaction of all relevant criteria for revenue recognition are recorded as unearned revenue. Unearned revenue consists of payments received from customers prior to customer acceptance of the products.

Sales revenue represents the invoiced value of goods, net of value-added tax (VAT).  The Company’s products sold and services provided in the PRC are subject to Chinese VAT of 17% of the gross sales price.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  The Company recorded VAT payable and VAT receivable net of payments in the financial statements.  The VAT tax return is filed offsetting the payables against the receivables.

Warranties

The Company offers a warranty to its customers on its products for up to 24 months depending on the terms negotiated with each customer. During the warranty period, the Company will repair or replace defective products free of charge. The Company commenced production in 2009 and, based on the Company’s short existence, has yet to incur any warranty expense. As of June 30, 2010, the Company has not incurred any warranty expense since its commencement of production in 2009. Accordingly, the Company made no warranty expense accrual because the Company has incurred $0 in warranty expense. However, the Company will monitor warranty claims and accrue for warranty expense accordingly. The Company will use ASC Topic 450 for the accounting of our standard warranty.

The Company provides its warranty to all customers and does not consider it an additional service; rather, the warranty is considered an integral part of the product’s sale. There is no general right of return indicated in the contracts or purchase orders. If a product under warranty is defective or malfunctioning, the Company is responsible for fixing it or replacing it with a new product. The Company’s products are the only deliverables.

The Company provides after-sales services at a charge after expiration of the warranty period. We recognize such revenue when service is provided.

Foreign Currency Translation and Transactions and Comprehensive Income (Loss)

The accompanying consolidated financial statements are presented in United States Dollars (“USD”). The Company’s functional currency is the USD, while the Company’s wholly owned Chinese subsidiaries’ functional currency is the Renminbi (“RMB”). The functional currencies of the Company’s foreign operations are translated into USD for balance sheet accounts using the current exchange rates in effect as of the balance sheet date and for revenue and expense accounts using the average exchange rate during the fiscal year. The translation adjustments are recorded as a separate component of stockholders’ equity, captioned “Accumulated other comprehensive income (loss).” Gains and losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations. There have been no significant fluctuations in the exchange rate for the conversion of RMB to USD after the balance sheet date.

Segment Reporting

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” (codified in FASB ASC Topic 280), requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure or any other manner in which management disaggregates a company.

Management determined that all of its product lines—bellows expansion joints, pressure vessels and wind towers—constituted a single reportable segment in accordance with ASC 280. The Company operates exclusively in one business: the design and manufacture of high performance fabricated metal specialty components for heavy industry. The manufacturing processes for each of our products—principally the rolling and welding of raw steel materials—make use of the same pool of production workers and engineering talent for design, fabrication, assembly and testing. Our products are characterized and marketed by their ability to withstand temperature, pressure, structural load and other environmental factors. Our products are used by large-scale industrial companies in China specializing in heavy industry and our sales force sells our products directly to these companies, who utilize our components in their finished products. All of our long-lived assets for production are located in one facility in Tieling, Liaoning Province, China, and operate within the same environmental, safety and quality regulations governing industrial component manufacturing companies. We established our subsidiary, Creative Wind Power, solely for the purpose of marketing and selling our wind towers, which constitute the structural support cylinder for an industrial wind turbine installation. The gross margin of our wind towers is currently lower than our other component products because of one-time startup and production costs associated with our introduction of the new product line. Management believes that the gross margin of our wind tower product line will increase as our startup costs decrease and associated manufacturing processes become more efficient as production increases. As a result, management views the Company’s business and operations for all product lines as a blended gross margin when determining future growth, return on investment and cash flows. Accordingly, management has concluded the Company had one reportable segment in accordance with ASC 280 because (i) all of our fabricated metal specialty components are created with similar production processes in the same facility and same regulatory environment and sold to similar customers using similar distribution systems and (ii) gross margins of all product lines are expected to converge as one-time startup costs are reduced and production efficiencies improve for newly introduced products.

RESULTS OF OPERATIONS

Six Months Ended June 30, 2010, compared to the Six Months Ended June 30, 2009

The following table presents the consolidated results of operations of Creative Bellows and Creative Wind Power for the six months ended June 30, 2010, compared to the six months ended June 30, 2009.

	2010			2009
	$		% of Sales	$		% of Sales
Net sales		1,683,237	100%		272,395	100%
Cost of goods sold		1,195,163	71%		159,936	59%
Gross profit		488,074	29%		112,459	41%
Operating expenses		471,828	28%		132,869	49%
Income (loss) from operations		16,246	1%		(20,410)	(8)%
Other income, net		753,597	45%		161,621	59%
Income tax expense		(188,726)	(11)%		(36,605)	(13)%
Net income		581,117	34%		104,606	38%

NET SALES

Net sales for the six months ended June 30, 2010, were $1,683,237, consisting of $696,947 in sales of bellows expansion joints and pressure vessels, and $986,290 in sales of wind towers, while our net sales for the six months ended June 30, 2009, were $272,395, which was from the sales of bellows expansion joints and pressure vessels only, an overall increase of $1,410,842, or 518%. The increase was due primarily to the Company’s increase in the production and sales of newly introduced bellows expansion joints and pressure vessels in 2009 and the commencement of production and sales of wind towers in 2010.

COST OF GOODS SOLD

Cost of goods sold for the six months ended June 30, 2010, totaled $1,195,163 or 71% of net sales compared to $159,936 or 59% of net sales for the six months ended June 30, 2009, an increase of $1,035,227 or 647%. Cost of goods sold includes material costs, labor costs and related overhead. The increase in cost of goods sold is attributed to the increase of production and sales volume in the six months ended June 30, 2010. Cost of goods sold as a percentage of sales was 71% for the six months ended June 30, 2010, and 59% for the same period in 2009. The increase in cost of goods sold as a percentage of sales was mainly due to increased sales and production of the Company's recently introduced wind towers in 2010, which, as a new product line, currently have one-time startup and production costs not associated with our other more established products. Management expects these costs to decrease over the next year as production efficiencies increase.

GROSS PROFIT

Gross profit for the six months ended June 30, 2010, was $488,074. Gross profit margin decreased from 41% for the six months ended June 30, 2009, with a gross profit of $112,459, to 29% in the comparable period of 2010. The increase in our gross profits was due to the commencement of sales of wind towers in the second quarter of 2010. The decrease in gross profit margin was mainly due to the one-time startup and production costs of our newly introduced wind tower product line, which currently are higher than for our other more established products. Management believes that this current difference in gross profit margin will narrow and converge across all product lines within the next year as our wind tower production increases.

OPERATING EXPENSES

Operating expenses consisted of selling, general and administrative expenses totaling $471,828 for the six months ended June 30, 2010, compared to $132,869 for the six months ended June 30, 2009, an increase of $338,959 or 255%. The increase in operating expenses resulted from increased sales of our products and expansion of our business, including hiring more employees, increased research and development expense, higher depreciation cost resulting from a newly built manufacturing plant and increased production equipment expense.  Operating expenses as a percentage of sales was 28% in the six months ended June 30, 2010, compared to 49% in the same period of 2009, a decrease of 21% resulting from our efficient budget and expenses controls despite the quick expansion of our business.

NET INCOME

Our net income for the six months ended June 30, 2010, was $581,117 compared to $104,606 for the six months ended June 30, 2009, an increase of $476,511 or 456%.  Net income as a percentage of sales is 34% and 38% in the six months ended June 30, 2010 and 2009, respectively.  This increase in net income was attributable to our increased sales of our products and subsidy income, which was a grant from the Administrative Committee of Liaoning Province TieLing Economic & Technological Development Zone to attract businesses with high-tech products. The grant is not required to be repaid. Our management believes that net income will continue to increase as we continue to increase our sales, offer better quality products and control our manufacturing costs.

Quarter Ended June 30, 2010, Compared to the Quarter Ended June 30, 2009

The following table sets forth the results of our operations for the years indicated as a percentage of net sales:

	2010			2009
	$		% of Sales	$		% of Sales
Net sales		1,451,119	100%		64,437	100%
Cost of goods sold		1,082,596	75%		36,662	57%
Gross profit		368,523	25%		27,775	43%
Operating expenses		255,382	18%		62,246	97%
Income (loss) from operations		113,141	7%		(34,471)	(53)%
Other income, net		523,389	36%		161,652	251%
Income tax expense		(150,566)	(10)%		(36,605)	(57)%
Net income		485,964	33%		90,576	141%

NET SALES

Net sales for the three months ended June 30, 2010, were $1,451,119, consisting of $464,829 in sales of bellows expansion joints and pressure vessels, and $986,290 in sales of wind towers, while our net sales for the three months ended June 30, 2009, were $64,437, which was from the sales of bellows expansion joints and pressure vessels only, an overall increase of $1,386,682, or 2152%. The increase was due primarily to the Company’s increase in production and sales of newly introduced bellows expansion joints and pressure vessels in 2009 and initial orders for wind towers in 2010.

COST OF GOODS SOLD

Cost of goods sold for the three months ended June 30, 2010, totaled $1,082,596 or 75% of net sales compared to $36,662 or 57% of net sales for the three months ended June 30, 2009, an increase of $1,045,934 or 2853%. Cost of goods sold includes material costs, labor costs and related overhead. The increase in cost of goods sold is attributed to the increase of production and sales volume in the three months ended June 30, 2010. Cost of goods sold as a percentage of sales was 75% for the three months ended June 30, 2010, and 57% for the same period in 2009. The increase in cost of goods sold as a percentage of sales was mainly due to increased sales and production of the Company's recently introduced wind towers in 2010, which, as a new product line, currently have one-time startup and production costs not associated with our other more established products. Management expects these costs to decrease over the next year as production efficiencies increase.

GROSS PROFIT

Gross profit for the three months ended June 30, 2010, was $368,523. Gross profit margin decreased from 43% for the three months ended June 30, 2009, with a gross profit of $27,775, to 25% in the comparable period of 2010. The increase in our gross profits was due to commencement of sales of wind towers in the second quarter of 2010. The decrease in gross profit margin was mainly due to the one-time startup and production costs of our newly introduced wind tower product line, which currently are higher than for our other more established products. Management believes that this current difference in gross profit margin will narrow and converge across all product lines within the next year as our wind tower production increases.

OPERATING EXPENSES

Operating expenses consisted of selling, general and administrative expenses totaling $255,382 for the three months ended June 30, 2010, compared to $62,246 for the three months ended June 30, 2009, an increase of $193,139 or 310%. The increase in operating expenses resulted from increased sales and expansion of our business, including hiring more employees, increased research and development expense, higher depreciation cost resulting from a newly built manufacturing plant and increased production equipment expense. Operating expenses as a percentage of sales was 18% in the three months ended June 30, 2010, compared to 97% in the same period of 2009.

NET INCOME

Our net income for the three months ended June 30, 2010, was $485,964 compared to $90,576 for the three months ended June 30, 2009, an increase of $395,388 or 437%.  Net income as a percentage of sales is 33% and 141% in the three months ended June 30, 2010 and 2009, respectively.  This increase in net income was attributable to increased sales of our products and subsidy income, which was a grant from the Administrative Committee of Liaoning Province TieLing Economic & Technological Development Zone to attract businesses with high-tech products. The grant is not required to be repaid. Our management believes that net income will continue to increase as we continue to increase our sales, offer better quality products and control our manufacturing costs.

Year Ended December 31, 2009, compared to the Year Ended December 31, 2008

The following table presents the consolidated results of operations of Creative Bellows and Creative Wind Power for the year ended December 31, 2009, compared to the year ended December 31, 2008.

	2009			2008
	$		% of Sales	$		% of Sales
Net sales		2,730,954	100%		-	NA	%
Cost of goods sold		1,301,400	48%		-	NA	%
Gross profit		1,429,554	52%		-	NA	%
Operating expenses		427,260	15%		139,381	NA	%
Income (loss) from operations		1,002,294	37%		(139,381)	NA	%
Other income, net		111,169	4%		493,412	NA	%
Income tax expense		282,098	10%		-	NA	%
Net income		831,365	31%		354,031	NA	%

NET SALES

Net sales for 2009 were $2,730,954. The Company incorporated in September 2007 and was in the development stage from inception through the beginning of 2009. The Company started generating sales in 2009, principally from sales of bellows expansion joints and pressure vessels to customers in China.

COST OF GOODS SOLD

Cost of goods sold includes material costs, labor costs and related overhead, which are directly or indirectly attributable to our products. For 2009, cost of goods sold was $1,301,400 or 48% of net sales. Approximately 42% of the cost of goods sold was from bellows expansion joints, one of the major products of the Company. The percentage of cost of goods sold for the sales of bellows expansion joints was 44%.

GROSS PROFIT

Gross profit for 2009 was $1,429,554 or 52%, which resulted from sales of our bellows expansion joints and pressure vessels.

OPERATING EXPENSES

Operating expenses consisted of selling, general and administrative expenses totaling $427,260 for 2009, compared to $139,381 for 2008, an increase of $287,879 or 207%. The increase in operating expenses was due primarily to the commencement of production and sales of our products in 2009, which resulted in increased salary, freight, research and development cost, land use tax and amortization of intangible assets.

NET INCOME

For 2009, net income was $831,365 compared to $354,031 for 2008, an increase of $477,334, or 135%. This increase in net income was mainly due to the commencement of sales in 2009. Most income in 2009 was generated from sales of our products, whereas in 2008, income was from subsidy income, a grant from the Administrative Committee of Liaoning Province TieLing Economic & Technological Development Zone to attract businesses with high-tech products. The grant was for general working capital needs without any conditions and restrictions, and is not required to be repaid. The grant was determined based on the investment amount by the Company and its floor space occupied in such zone. There was no income tax for the grant received in 2008.

LIQUIDITY AND CAPITAL RESOURCES

Six Months Ended June 30, 2010, Compared to the Six Months Ended June 30, 2009

Operations and liquidity needs are funded primarily through cash flows from operations, short-term borrowings and shareholder contributions. The cash is used in operations and plant construction.

As of June 30, 2010, the Company had cash and equivalents of $532,931, other current assets of $7,430,514, and current liabilities of $8,452,776. Working capital deficit was $489,331 at June 30, 2010. The ratio of current assets to current liabilities was 0.94-to-1 as of June 30, 2010.

The following is a summary of cash provided by or used in each of the indicated types of activities during the six months ended June 30, 2010 and 2009, respectively:

	2010	2009
Cash provided by (used in):
Operating activities	$(1,875,981)	$(1,766,414)
Investing activities	(1,556,176)	(209,159)
Financing activities	2,666,695	2,927,100

Net cash used in operating activities was $1,875,981 in the six months ended June 30, 2010, compared to net cash used in operating activities of $1,766,414 in the comparable period of 2009. The increase in net cash used in operating activities during the six months ended June 30, 2010, was mainly due to the increased accounts receivable outstanding, payment of advance to suppliers, payment of restricted cash, which is a performance guarantee to customers, and inventories.

Net cash used in investing activities was $1,556,176 during the six months ended June 30, 2010, compared to net cash used in investing activities of $209,159 during the comparable period of 2009.  The cash used in investing activities in 2010 was for the purchase of property and equipment of $1.46 million and intangible assets of $60,134, whereas cash used in investing activities in the six months ended June 30, 2009, was mainly for a long term investment into a local credit union and construction in progress.

Net cash provided by financing activities was $2,666,695 in the six months ended June 30, 2010, compared to net cash provided by financing activities of $2,927,100 in the same period of 2009.  We repaid bank loans of $5.56 million in 2010 and we borrowed $5.95 million from another bank. We also received $2.28 million in shareholder contributions. In the same period of 2009, we had $2.19 million in proceeds from bank loans and $731,775 from shareholder contributions.

Year Ended December 31, 2009, Compared to the Year Ended December 31, 2008

Operations and liquidity needs are funded primarily through cash flows from operations, short-term borrowings and shareholder contributions. The cash is used in operations and plant construction.

As of December 31, 2009, the Company had cash and equivalents of $1,295,145, other current assets of $2,109,408, and current liabilities of $5,157,488. Working capital deficit was $1,752,935 at December 31, 2009. The ratio of current assets to current liabilities was 0.66-to-1 as of December 31, 2009.

The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2009 and 2008, respectively:

	2009	2008
Cash provided by (used in):
Operating activities	$(565,706)	$1,349,222
Investing activities	(1,385,676)	(4,643,319)
Financing activities	3,220,612	-

Net cash used in operating activities was $565,706 in 2009, compared to net cash provided by operating activities of $1,349,222 in 2008. The increase in net cash used in operating activities during 2009 was mainly due to the increased accounts receivable, other receivables and payments for prepaid expenses and inventory, despite a significant increase in net income.

Net cash used in investing activities was $1,385,676 in 2009, compared to net cash used in investing activities of $4,643,319 in 2008.  The cash used in investing activities in 2009 was for the purchase of property and equipment of $52,581, construction in progress of $1.25 million and a long term investment of $87,353 in a local credit union, whereas cash used in investing activities in 2008 was mainly for the purchase of land use rights and construction in progress.

Net cash provided by financing activities was $3,220,612 in 2009, compared to net cash provided by financing activities of $0 in 2008.  The increased cash provided by financing activities was due primarily to proceeds from short term loans from Credit Unions. The due date of all the loans was May 26, 2010. The loans were not subject to any covenants and were paid in full in August 2010.

Our standard payment terms in our arrangements with our customers generally provide that 30% of the purchase price is due upon the placement of an order, 30% is due upon reaching certain milestones in the manufacturing process and 30% is due upon customer inspection and acceptance of the product, which customers normally complete within one to two weeks after delivery. As a common practice in the manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of the product warranty period, which can be up to 24 months from the customer acceptance date.  Payment terms are negotiated on a case-by-case basis and these payment percentages and terms may differ for each customer. We may experience payment delays from time to time of up to six months from the due date, but we fully expect to receive all payments based on the contracted terms despite any customer delays in payment. Our collections are reasonably assured because the majority of our customers are large, well-capitalized state-owned and publicly traded utility and industrial companies with stable operations. Furthermore, we do not believe the delays have a significant negative impact on our liquidity as payment delays are very common in the manufacturing industry in China.

As of December 31, 2009, the Company had an accounts receivable balance of $1,320,899, of which $231,399 of the accounts receivable had aging over 180 days. As of June 30, 2010, the Company had an accounts receivable balance of $1,968,524, of which $1,209,875 was current, $377,420 had aging over 30 days, $31,944 had aging over 90 days and $349,285 had aging over 180 days. Of the $349,285 in accounts receivable with aging over 180 days at June 30, 2010, the Company collected $57,135 subsequent to June 30, 2010. In addition, the Company recognized revenue on one order in the fourth quarter of 2009, after delivery and customer acceptance, where the payment of $119,118 was due in the third quarter of 2010 and is recorded as aged over 180 days. The Company expects all accounts receivable, including those aged over 180 days as of June 30, 2010, to be collected because the respective customers are large state-owned or publicly listed utilities and we are confident that payment will be received.

Recent Accounting Pronouncements

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815, “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

On February 25, 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09 Subsequent Events Topic 855, “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In May 2009, the FASB issued SFAS 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to evaluate the subsequent events through the date the financial statements are issued. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. The Company evaluated subsequent events through the date that the financial statements were issued.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

FASB ASC 820-10 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. This standard is effective for fiscal years beginning after November 15, 2007; however, it provides a one-year deferral of the effective date for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. The Company adopted this standard for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities disclosed or recognized at fair value on a recurring basis (at least annually) as of June 10, 2009.  The adoption of this standard did not have a material impact on its financial statements.

FASB ASC 820-10 provides additional guidance for Fair Value Measurements when the volume and level of activity for the asset or liability has significantly decreased. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on its financial statements.

FASB ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. This standard also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This standard was adopted by the Company beginning June 10, 2009, and will change the accounting for business combinations on a prospective basis.

FASB ASC 350-30 and 275-10 amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited.  The adoption of this standard did not have any impact on the Company’s financial statements.

FASB ASC 825-10 requires disclosures about the fair value of financial instruments for interim reporting periods. This standard is effective for interim reporting periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

FASB ASC 320-10 amends the other-than-temporary impairment guidance for debt and equity securities. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on its financial statements.

As of December 31, 2009, the FASB has issued ASU through No. 2009-17. None of the ASUs has had an impact on the Company’s financial statements.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts indexed to our shares and classified as stockholder’s equity or not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Contractual Obligations

On June 2, 2009, the Company borrowed $1,391,289 and $805,483 from two Credit Unions. Both of the loans bore interest of 10.459% with maturity dates on May 26, 2010. These loans were not subject to any covenants and were paid in full in August 2010.

On December 31, 2009, the Company borrowed $951,935 and $73,225 from two Credit Unions. Both of the loans bore interest of 9.558% with maturity dates on May 26, 2010.  These loans were not subject to any covenants and were paid in full in August 2010.

All the above loans were pledged to the Company’s collateralized land use right, building and other long-lived assets.

In February and March 2010, the Company borrowed $5,565,156 from a bank. The short term loan bore interest of 4.425%. On March 18, 2010, the Company repaid the loan. This loan was pledged to the Company’s collateralized building and land use right.

On May 27, 2010, the Company borrowed $382,865 bearing interest of 5.346% from a bank. The maturity date is November 24, 2010. The loan is collateralized by raw material inventory and our CEO’s personal guarantee together with a third party’s guarantee.

CLEANTECH INNOVATIONS, INC.
(FORMERLY EVERTON CAPITAL CORPORATION)

The discussion and analysis below is the historical stand-alone operating results of the predecessor shell company, CleanTech Innovations, Inc. (FKA: Everton Capital Corporation), for the ten and four months ended June 30, 2010, before the share exchange with Liaoning Creative Bellows Co., Ltd. effective on July 2, 2010.

Plan of Operation and Milestones

Everton Capital Corporation (“Everton”) was incorporated in the State of Nevada on May 9, 2006 as an exploration stage corporation. Everton was the predecessor company to CleanTech Innovations, Inc. (“CleanTech”) and did not generate or realize any revenues from its business operations.

In May 2006, Maryna Bilynska, the former president of Everton, acquired on behalf of the company one mineral property in trust, containing one mining claim in British Columbia, Canada. The property was staked by Lloyd Brewer. Mr. Brewer was paid $2,500 to stake the claims. Mr. Brewer is a staking agent located in Vancouver, British Columbia.

Everton conducted research in the form of exploration of the property. An exploration stage corporation is one engaged in the search for mineral deposits or reserves, which are neither in the development nor production stage.

Everton completed its Phase 1A exploration stage on the property in August 2008 and were advised by Madman Mining, Everton’s consultant, that, “Due to the shattered nature of the jade/nephrite material present (due to previous blasting), and the numerous amount of inclusions (of talc) within the matrix of the jade itself, it is recommended that no further exploration be conducted on this project and that the project should be dropped.” Ms. Bilynska began looking for new business opportunities, including a change of control for the company.

On April 23, 2009, Ms. Bilynska, Everton’s former majority stockholder, sold an individual 5,000,000 shares of Everton’s common stock for $25,000 pursuant to a Majority Stock Purchase Agreement (MSPA); Ms. Bilynska assumed any and all liabilities and obligations of Everton that occurred prior to the stock purchase transaction. Pursuant to the terms of the MSPA and effective as of the closing of the transactions contemplated by the MSPA, the new shareholder owned 5,000,000 shares of Everton’s common stock out of 5,501,000 shares  issued and outstanding, or approximately 90.89%.

On June 18, 2010, Everton Capital Corporation changed its name to CleanTech Innovations, Inc. and authorized an 8-for-1 forward split of its common stock, effective July 2, 2010. Prior to the forward split, CleanTech had 5,501,000 shares of common stock outstanding, and, after giving effect to the forward split, 44,008,000 shares of common stock outstanding. CleanTech authorized the forward stock split to provide a sufficient number of shares to accommodate the trading of its common stock in the OTC marketplace after the acquisition of Creative Bellows as described below.

On July 2, 2010, CleanTech signed a share exchange agreement with Liaoning Creative Bellows Co., Ltd. and subsidiary (“Creative Bellows”), whereby CleanTech issued the shareholders of Creative Bellows 15,122,000 shares in CleanTech. Concurrent with the share exchange agreement, CleanTech’s principal shareholder cancelled 40,000,000 shares of CleanTech’s common stock for $40,000. The cancelled shares were retired. CleanTech had 4,008,000 shares outstanding after the cancellation. After giving effect to the foregoing transactions, the shareholders of Creative Bellows owned 79.05% of the 19,130,000 shares outstanding of CleanTech. The transaction will be accounted for as a recapitalization of CleanTech and not as a business combination. Simultaneously with the share exchange agreement, CleanTech changed its year end from August to December. The foregoing transactions are collectively referred to herein as the “Reverse Share Exchange.”

Limited Operating History; Need for Additional Capital

Prior to the Reverse Share Exchange, there was no historical financial information about CleanTech upon which to base an evaluation of performance and we were an exploration stage corporation and that had not generated any revenues from operations.

Results of Operations

From Inception on May 10, 2006, through June 30, 2010

Everton conducted its Phase 1A exploration on the Shulaps Jade Project, located approximately 25 kilometers from Lillooet, southwestern British Columbia. The Jade Project is on the southeastern extension of the Shulaps Range just north of Carpenter Lake. Access to the property is reached by gravel road along the Yalakom River. A turnoff just past La Rochelle Creek leads to the headwaters of Hell Creek, the location of the Jade Project. Access to the Jade Project can also be reached by helicopter, a 20-minute flight one-way.

In August 2008, samples from the property were obtained and the location of jade outcrops identified. The landing site for the helicopter was beside an old cabin in a flat area at approximately 551390E 5630890N 2100 m zone 10. The afternoon of the 30th was spent walking southeast of the cabin along the road. A number of trenches were found along the road cut but no exposed outcrops of jade were observed. The road, however, switch backed between the serpentine of the Permian and older Shulaps Ultramafic complex on the west and the metamorphosed argillaceous sediments of the Mississippian to Jurassic age Bridge River Complex on the east. The ultramafic complex is light green to black with variable degrees of hardness. The Bridge River complex is dark brown to rusty red with obvious sedimentary layering. The contact between the two units is typically buried by overburden but can be identified to within five meters.

Three samples, obtained using a diamond bladed generated powered rock saw, were taken from boulders that contained talc, serpentine and variable amounts of jade.

Due to the shattered nature of the jade/nephrite material present (due to previous blasting), and the numerous amount of inclusions (of talc) within the matrix of the jade itself, Madman recommended that no further exploration be conducted on this project and that the project should be dropped.

During the period of December 1, 2008, through June 30, 2010, no activity was conducted on the property, and the company had no other operations.

Since inception, Maryna Bilynska, the former sole officer and director of Everton, paid all expenses to stake the property, to incorporate Everton, and for legal and accounting expenses. Net cash provided by Ms. Bilynska from inception on May 10, 2006, through the date of selling her 5,000,000 shares of Everton’s common stock pursuant to the MSPA was $43,654.

Liquidity and Capital Resources

In July 2006, Everton issued 5,000,000 shares of common stock to Maryna Bilynska, the sole officer and director of Everton, pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock, in consideration of $50.

In August 2008, Everton completed a public offering by selling 501,000 shares of common stock and raising $50,100.

On April 23, 2009, Ms. Bilynska sold her 5,000,000 shares to an individual for $25,000.  Ms. Bilynska assumed all the liabilities and obligation that occurred prior to the stock purchase transaction.

On July 12, 2010, CleanTech completed a closing of a private placement offering of Units (as defined below) pursuant to which CleanTech sold 3,333,322 Units at $3.00 per Unit for $10,000,000. Each “Unit” consisted of one share of CleanTech’s common stock and a three-year warrant to purchase 15% of one share of CleanTech’s common stock at $3.00 per share. The warrants are immediately exercisable, expire on the third anniversary of their issuance, and entitle the purchasers of the Units, in the aggregate, to purchase up to 499,978 shares of CleanTech’s common stock at $3.00 per share. The warrants may be called by CleanTech at any time after (i) the registration statement registering the common stock underlying the warrants becomes effective, (ii) the common stock is listed on a national securities exchange and (iii) the trading price of the common stock exceeds $4.00. CleanTech also issued warrants to purchase 333,332 shares of common stock to the placement agents in the offering. The warrants granted to these placement agents had the same terms and conditions as the warrants granted in the offering. The warrants are exercisable into a fixed number of shares, solely redeemable by CleanTech and not redeemable by warrant holders.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. CleanTech is currently evaluating the impact of this ASU on its financial statements.

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on Everton’s financial statements.

On July 1, 2009, Everton adopted ASU No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Financial Statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. CleanTech does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”), codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. CleanTech does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

OUR BUSINESS

General

We design and manufacture high performance fabricated metal specialty components utilized in clean technology products that promote renewable energy production, pollution reduction and energy conservation in China. Our products are used by large-scale industrial companies in China specializing in heavy industry, such as the wind power, steel and coke production, petrochemical, high voltage electricity transmission and thermoelectric industries. We operate through our two wholly owned subsidiaries organized under the laws of the People’s Republic of China (“PRC”)—Liaoning Creative Bellows Co., Ltd. (“Creative Bellows”) and Liaoning Creative Wind Power Equipment Co., Ltd. (“Creative Wind Power”). Creative Bellows is our wholly foreign owned enterprise (“WFOE”) and it owns 100% of Creative Wind Power. Creative Bellows produces bellows expansion joints, pressure vessels and other fabricated metal specialty products. Creative Bellows sells its products primarily to the China domestic steel, coking, petrochemical, high voltage electricity transmission and thermoelectric industries, where its durable and reliable products have enabled it to expand rapidly into these heavy industries. Creative Wind Power markets and sells wind towers—the cylindrical structural support component for a wind turbine—designed and manufactured by Creative Bellows, which provides the production expertise, employees and facilities for wind tower production. Creative Wind Power sells wind towers directly to the wind power operating subsidiaries of large state-owned energy companies.

We were incorporated in the State of Nevada on May 9, 2006, under the name Everton Capital Corporation as an exploration stage company with no revenues and no operations and engaged in the search for mineral deposits or reserves. On June 18, 2010, we changed our name to CleanTech Innovations, Inc. and authorized an 8-for-1 forward split of our common stock effective July 2, 2010. Prior to the forward split, we had 5,501,000 shares of our common stock outstanding, and, after giving effect to the forward split, we had 44,008,000 shares of our common stock outstanding. We authorized the forward stock split to provide a sufficient number of shares to accommodate the trading of our common stock in the OTC marketplace after the acquisition of Creative Bellows as described below.

The acquisition of Creative Bellows’ ordinary shares was accomplished pursuant to the terms of a Share Exchange Agreement and Plan of Reorganization, dated July 2, 2010 (the “Share Exchange Agreement”), by and between Creative Bellows and the Company. Pursuant to the Share Exchange Agreement, we acquired from Creative Bellows all of its equity interests in exchange for the issuance of 15,122,000 shares of our common stock to the stockholders of Creative Bellows (the “Share Exchange”). Concurrent with the closing of the transactions contemplated by the Share Exchange Agreement and as a condition thereof, we entered into an agreement with Mr. Jonathan Woo, our former Chief Executive Officer and Director, pursuant to which he returned 40,000,000 shares of our common stock to us for cancellation. Mr. Woo received compensation of $40,000 from us for the cancellation of his shares of our common stock. Upon completion of the foregoing Share Exchange transactions, we had 19,130,000 shares of common stock issued and outstanding. For accounting purposes, the Share Exchange transaction was treated as a reverse acquisition and recapitalization of Creative Bellows because, prior to the transaction, the Company was a non-operating public shell and, subsequent to the transaction, the Creative Bellows’ shareholders beneficially owned a majority of the outstanding common stock of the Company and will exercise significant influence over the operating and financial policies of the consolidated entity.

Our principal executive offices and our manufacturing and product development facilities are located in the Tieling Economic Development Zone, Tieling, Liaoning Province, China. Our corporate offices are located at C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China 112616. Our phone number is (86) 0410-6129922 and our website address is www.ctiproduct.com. The information contained on our website is not a part of this prospectus.

Industry Overview – Pollution Control, Energy Conservation and Renewable Energy Generation

We design and manufacture high performance fabricated metal specialty components that help heavy industry produce clean energy, reduce pollution and recapture wasted energy. China’s government has implemented social, economic, environmental, regulatory and government stimulus-related factors to drive demand for clean technology products that promote renewable energy production, pollution reduction and energy conservation. Currently, China’s energy structure is reliant predominantly on coal. As identified in its 10th and 11th Five-Year Plans, China has placed a priority on renewable energy, diversification of the power supply and sustainable economic and social development. Simultaneously, the government is fostering pollution reduction policies—under such plans as the “General Work Plan for Energy Conservation and Pollutant Discharge Reduction,” “Carbon Intensity Goal” and possible carbon tax—to limit carbon dioxide, wastewater discharge, and other pollutant emissions while continuing to grow China’s steel production and coal-based power capacity.

China has limited fossil fuel reserves and must invest in renewable energy generation—such as wind—as part of a secure national energy plan. China adopted its first Renewable Energy Law in 2005, fostering the development of renewable energy and wind power. In 2007, China’s National Development and Reform Commission (“NDRC”) released its “Medium and Long-Term Development Plan for Renewable Energy in China.” The NDRC plan sets forth a renewable energy consumption target, including energy generated by wind, of at least 15% of China’s energy supply by 2020. This growth in wind-generated electricity will contribute towards China’s goal to cut its carbon dioxide emissions per unit of GDP 40-45% by 2020 compared to 2005 levels, as announced in China’s “Carbon Intensity Goal” in November 2009. According to the U.S. Department of Energy, a standard 1.5 megawatt wind turbine can displace 2,700 metric tons of carbon dioxide. The Renewable Energy Law and its amendments provide for priority grid access to wind farms, require grid operators to purchase power from qualified wind farms and institute clear and transparent pricing policies of wind-produced electricity intended to provide wind farm operators a more predictable rate of return. These clear government policies were intended to help stimulate sustainable wind power industry development and investments in wind farms, which management believes will promote demand for wind turbines and the structural towers for wind turbines.

According to the World Wind Energy Association’s (“WWEA”) “World Wind Energy Report 2009,” China accounted for 36% of all newly installed wind power in 2009 and 16% of all worldwide capacity, second only to the United States. Wind-powered electrical production has grown in China from 0.8 gigawatts in 2004 to 26 gigawatts in 2009, according to the WWEA, a compound annual growth rate of approximately 102%. The Global Wind Energy Council, in its “Global Wind 2009 Report,” expects China to add 20 gigawatts of wind power capacity annually by 2014, and Morgan Stanley Research, in its June 8, 2010, “China Wind Energy” report, estimates that China will have 275-300 gigawatts of total wind power capacity installed by 2020, exceeding the official target of 100-150 gigawatts of capacity. Management estimates that it costs approximately $1 billion to install 1 gigawatt of wind capacity in China, resulting in capital investments of approximately $274 billion spent on new wind power installations in China by 2020.

The growing demand for energy has increased alongside China’s booming economy, created, in part, by the PRC government’s fiscal stimulus policies to foster industrialization, infrastructure projects and domestic manufacturing. China is currently the world’s largest steel producer, producing 567.8 million tons in 2009, an increase of 13.5% over 2008, according to China’s National Bureau of Statistics. China is also the world’s largest producer of coal chemicals, producing 353 million tons of coke in 2009, according to the NDRC. The steel industry contributes to 15% of the total carbon emissions in China, according to Zenith International Research, “Wind Power Capacity Analysis, February 25, 2009.” According to the U.S. Department of Energy’s Office of Industrial Technologies, the largest single environmental issue with steel production is the carburizing of coal into coke for use in the iron-making process. As a result of concerns about pollution and energy recycling, especially in China’s electric utilities and iron and steel industries, China is taking steps in these industries to implement more modern production processes designed to improve safety, reduce emissions, and conserve energy. In addition, in July 2010, China’s Ministry of Industry and Information Technology (“MIIT”) announced a mandate for China’s steel industry to promote energy efficiency and emission reductions. This mandate implements a restructuring and consolidation of existing steel plants and upgrading and replacing of outdated technology in the steel industry.

The rapid growth of China’s iron, steel, petroleum refining, metallurgy and power generation industries have created a demand for our clean technology products. Approximately 80% of all wind resources in China are found in the nine Northern provinces, according to Zenith International Research, “Wind Power Capacity Analysis, February 25, 2009,” five of which are within 300 miles of our manufacturing facilities in Tieling. The NDRC has planned large-scale wind farm projects with at least 10 gigawatts of wind power capacity each in Hebei, Western Jilin and Inner Mongolia, all of which are located near CleanTech’s manufacturing site. The market in China for bellows expansion joints was approximately $3.0 billion in 2009, with an expected growth rate of approximately 10% annually, according to the Zero Power Intelligence Co., Ltd., “China Bellows Industry Investment Analyst and Research Report 2010.” The market in China for pressure vessels was approximately $6.6 billion in 2009, with an expected growth rate of approximately 25% annually over the next 5 years, according the Zero Power Intelligence Co., Ltd., “China Metal Pressure Vessel Investment Analyst and Research Report 2010.”

Products

Wind Towers

We design and manufacture structural towers for wind turbines. A typical wind turbine installation consists of a tower, nacelle—which houses the generator, gearbox and control systems—and the blade and rotor system. A free standing, utility-scale wind tower is composed of rolled steel sections that we design and fabricate for sale to large state-owned energy companies who, in turn, assemble and install the tower at wind farm sites. Our towers are constructed of high quality materials capable of enduring high-cycle fatigue stress cycles and designed to last the entire expected life of the wind turbine.
Wind turbine installation (top) and section of wind tower in production (bottom) (Source: the Company)

Currently, we produce towers for 1.5 megawatt land-based wind turbines, the most common turbine size in China’s wind farms. We have the capacity to manufacture 500 units per year. We plan to expand operations and develop towers for the next generations of wind farms in China, including towers for 3 and 5 megawatt land-based wind turbine installations and 3 megawatt offshore wind turbine installations.

Our manufacturing facilities are located in one of the top wind power production regions of China, thereby lowering transportation costs for delivery of our wind towers. We currently are the sole certified wind tower manufacturer in Tieling. Our welding experience, Class III pressure vessel manufacturing license and location advantages provide us with a competitive advantage when bidding on new wind tower contracts. We first introduced our wind tower products in February 2010. Our wind tower customers at present consist of the wind power operating subsidiaries of two of the largest state-owned energy companies—China Guodian Corporation and Huaneng Power International Inc. (China Huaneng Group). We plan to expand our sales of wind towers directly to state-owned energy companies, with whom we have developed good relationships, and other large-scale industrial companies as we continue to introduce our wind tower product line.

Bellows Expansion Joints

We design and manufacture specialty bellows expansion joints for heavy industries:

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Coke Dry Quenching (“CDQ”) High Temperature Bellows Expansion Joints – expansion joints used in coke dry quenching systems, a more environmentally friendly process in the production of coke being adopted by the iron and steel industries in China.

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Disk Spring Sleeve Bellows Expansion Joints – a key component in Ultra-High-Voltage electrical switching systems used by large electric utilities in China to upgrade and modernize the national electrical grid.

▪	Connecting Bend Pipes – unique flexible expansion joints that reduce hazardous gas leaks from coal ovens used to make coke.

Bellows expansion joints are used in piping systems to absorb expansion, contraction and movement of piping system components resulting from the extreme temperature changes, vibrations, high pressure and other mechanical forces common to large industrial production systems. The “bellows” is the flexible portion that permits movement in the expansion joint and is made of specialty steel or rubber. Bellows expansion joints absorb axial, lateral and angular motions, vibrations, thermal expansions and contractions.

Movement absorption of bellows (Source: the Company)
Large industrial production piping systems are an integral part of the manufacturing process in iron and steel production, refining, heat recycling, and super-high voltage electrical systems.  Expansion joints represent the weakest link in these systems unless they are made of high quality material and manufactured to withstand extreme pressure, changes in temperature and vibrations.  Even high quality expansion joints must be replaced on a regular basis in order to properly maintain complex manufacturing systems.

China traditionally imported stainless steel bellows expansion joints from Japan because of its superior manufacturing and engineering capabilities in this area. Creative Bellows is one of the few domestic Chinese manufactures of steel expansion joints that possess the advanced manufacturing and engineering skills required to produce high quality expansion joint products for the Chinese domestic steel, petrochemical and electrical utility industries.

CDQ High Temperature Bellows Expansion Joints

We manufacture expansion joints that are key components in an energy saving process used in the production of iron called “coke dry quenching” (CDQ). The CDQ process is prevalent in the steel industries of Japan, Taiwan, Germany, Brazil and Finland. Chinese iron and steel mills are in the process of adopting CDQ technology in order to reduce pollution and recycle energy released during the coking process. We first introduced our CDQ High Temperature Bellows Expansion Joints in June 2009.
CDQ High Temperature Bellows Expansion Joint (Source: the Company)

Coke, a distilled material derived from coal, is a basic raw material used in the production of iron. Coke is made by baking coal at extremely high temperatures in an oxygen-free oven and then rapidly cooling it. In the conventional cooling process, the red-hot coke is cooled by drenching it with cold water (“coke wet quenching”), releasing toxic wastewater and gases directly into the environment and wasting steam energy produced as the coke cools. The more modern and reliable CDQ process cools the coke with an inert gas circulated in an enclosed heat exchange system, which reduces harmful gas emissions and wastewater runoff while reclaiming the super heated gas for generating electricity or hot water. Compared to the coke wet quenching process, a steel mill using two CDQ systems can produce approximately 167 gigawatt hours of electricity from waste heat annually, saving approximately $9.2 million each year on electricity costs, save approximately 3.7 million tons of water, and reduce its carbon dioxide emissions by approximately 130,000 metric tons.(1)

(1) Sources: United Nations Framework Convention on Climate Change: Baotou Iron & Steel CDQ and Waste Heat Utilization for Electricity Generation Project, 03/08/2007, and “CDQ-Modern coking technology,” by Anhui Vocational College of Metallurgy and Technology. Assumptions made in calculations: Steel mill using two CDQ systems, each with 125 tons/hour coal capacity and 15 megawatt electricity generating capacity, and $0.055/kilowatt hour (based on average cost per KWH paid by Huaneng in 2009).

The NDRC “Medium and Long-Term Development Plan for Renewable Energy in China” has encouraged the iron and steel-making industries to utilize CDQ systems in the coking process to promote energy conservation, reduce pollution and expand steel industry production. In addition, in July 2010, China’s MIIT mandated a consolidation of the iron and steel industries in order to reduce the number of small, inefficient iron and steel mills that do not have the resources to adapt to the new policies encouraging efficiency and pollution reduction. We believe that as this industry consolidation takes place, larger iron and steel mills will continue to adopt the CDQ process because they have capital to invest, are better able to recycle the heat captured in the CDQ process and are better positioned to respond to government mandates on this technology.

Creative Bellows produces CDQ High Temperature Bellows Expansion Joints for the Chinese domestic market using a proprietary manufacturing process that allows the expansion joint to withstand piping system movements, temperatures exceeding 2100° Fahrenheit (1200° Celsius) and resist the corrosive effect of the toxic gas byproducts. The primary markets for our CDQ High Temperature Bellows Expansion Joints are new iron and steel mills in the China domestic market, existing mills being modernized by retrofitting CDQ systems and mills with installed CDQ systems that need to replace the CDQ High Temperature Bellows Expansion Joints, which management estimates have useful life expectancy of approximately two years.

Disk Spring Sleeve Bellows Expansion Joints

The power generating capacity in China increased from 443 gigawatts in 2004 to 874 gigawatts by 2009, according to the Power Equipment Journal “2003-2007 China Power Generation Capacity Report” and the China Electricity Council’s “2009 Annual Report of the National Electric Power Industry Statistical Data.” China is in the process of upgrading its electricity transmission grid to use Ultra-High-Voltage transmission systems, which allow for a more efficient transportation of electricity and reduce the amount of energy lost during transmission over long distances. The State Grid Corp of China plans to spend over $44 billion by 2012 on these new power lines. In early July 2010, China began operating its third ultra high voltage power line, spanning nearly 1,200 miles from western Sichuan to Shanghai, which can save 15 million tonnes of coal consumption each year, thereby reducing carbon emissions by more than 30 million tonnes, according to the State Grid Corp of China. Gas Insulated Switchgear (GIS) are key safety devices in these high voltage transmission systems. The GIS work as a circuit breaker to isolate electrical equipment and balance electrical loads. Pressurized gas within the GIS provides insulation and interrupts faults, reducing the likelihood of the current arcing from one piece of equipment to another.

Gas Insulated Switchgear at high voltage power plant	Disk Spring Sleeve Bellows Expansion Joint (Source: the Company)

We have developed Disk Spring Sleeve Bellows Expansion Joints for use in Ultra-High-Voltage GIS. Our Disk Spring Sleeve Bellows Expansion Joints reduce safety issues caused by conventional bellows used in GIS by better accommodating the unique gas pressure movements within the switchgear. We first introduced our Disk Spring Sleeve Bellows Expansion Joints in March 2009 and we are one of the few manufacturers worldwide capable of producing these components for use in Ultra-High-Voltage GIS rated over 1,000 kilovolts. Our primary market for our Disk Spring Sleeve Bellows Expansion Joints is provincial and municipal power companies that are upgrading their transmission systems in order to promote more efficient distribution of electricity throughout China.

Connecting Bend Pipes

Connecting Bend Pipes are flexible metal expansion joints used in piping systems to carry gas away from coke ovens used in iron and steel mills. Connecting Bend Pipes are safer than rigid expansion joints because they can absorb the stresses from movements in the piping system better while still withstanding the intense temperatures of the hot coke gases. Rigid metal expansion joints used in gas piping systems are more prone to stress fractures and leaks, which may cause expensive system shutdowns or a catastrophic explosion. Connecting Bend Pipes are also easier to install and replace than rigid metal pipe expansion joints, thereby reducing the cost of maintaining the systems, which need replacement parts to be installed approximately every two years.

We are one of the few companies in China to manufacture and supply Connecting Bend Pipes for the safe transmission of gases in the steel and coke industries. We first introduced our Connecting Bend Pipes in March 2009. The primary markets for our Connecting Bend Pipes are iron and steel mills in the process of being modernized and upgraded for safety. Management estimates that Connecting Bend Pipes have a life expectancy of approximately two years.
Connecting Bend Pipes awaiting shipment (Source: the Company)

Pressure Vessels

A pressure vessel is a container designed to hold liquid or gas at significantly higher or lower pressures than at normal sea level. Pressure vessels must be carefully designed, manufactured and operated properly in order to avoid serious explosions. The engineering specifications for pressure vessels are heavily regulated and vary from country to country. Pressure vessels may be made of steel or carbon composite materials. Spherical pressure vessels require forged parts constructed from high quality steel and welded together using highly sophisticated welding techniques.

Our pressure vessels are used in the petrochemical, electrical, steel, aerospace and metallurgical industries in heat exchangers and industrial reactors, and as storage tanks and separators used in their manufacturing and electrical production processes. We manufacture our pressure vessels to customer specifications from carbon or stainless steel to withstand high temperatures, high pressures and resist corrosion. We have received the necessary licensing from the State General Administration of the PRC for Quality Supervision and Inspection and Quarantine to manufacture pressure vessels of Class III A2 grade—the highest rating in China. We first introduced our pressure vessels in February 2009. Our pressure vessels are subject to stringent testing standards and are put through a battery of examinations using x-ray, ultrasonic, pneumatic and hydraulic testing to ensure quality control. Management estimates that our pressure vessels have an average life expectancy of 10 years.
Pressure vessel (Source: the Company)

Production

We conduct all manufacturing in our facilities in the city of Tieling, Liaoning Province, China. We base our production schedule on customer orders and schedule deliveries on a just-in-time basis. We use advanced manufacturing equipment in our production process, including welding equipment from Panasonic and Miller. We received ISO 9001:2008 Quality Management System certification in October 2009, which certification demonstrates our adherence to formalized business processes and the ability to consistently produce products meeting customer and applicable statutory and regulatory requirements. We have implemented multiple comprehensive quality control procedures, including non-destructive tests for defect detection through radiological (x-ray) and ultrasonic testing, pneumatic and hydraulic tests on pressure vessels and bellows expansion joints, and SF6 gas leakage tests on switchgear bellows expansion joints.

Sales and Marketing

We employ approximately 15 sales people to sell and market our products directly to customers. We currently sell exclusively to large-scale China domestic industrial companies and distribute our products throughout most of China. We also depend on referrals from our current clients and well-known industry design institutes. We have developed an extensive network of relationships with the large industrial companies who are the principal developers of China's wind-generated electricity installations, large-scale steel mills and state electrical grid. The Company funds marketing costs through our working capital.

Sales of our bellows expansion joints for the six months ended June 30, 2010, accounted for approximately 39% of our revenues, compared to 66% of our revenues for the year ended December 31, 2009. Sales of our pressure vessels for the six months ended June 30, 2010, accounted for approximately 3% of our revenues, compared to 34% of our revenues for the year ended December 31, 2009. Sales of our wind towers for the six months ended June 30, 2010, accounted for approximately 59% of our revenues; we had no wind tower sales in 2009, having first introduced our wind tower products in February 2010.

Suppliers

Our major raw material purchases include stainless steel, carbon steel and component parts, including disk springs and flanges. We operate a multiple sourcing strategy and source our raw materials through various suppliers located throughout China. We are able to source our steel purchases directly from steel producers instead of through steel distributors, thereby reducing our costs significantly. We do not generally have long-term supply agreements with any of our raw materials suppliers. We believe we will be able to obtain an adequate supply of steel and other raw materials to meet our manufacturing requirements. We maintain a good business relationship with all of our suppliers. Our principal suppliers are Tianjin Iron and Steel Co., Inc., Shenyang Haosen Co., Shenyang Oriental Kunlun Stainless Steel Industry Co., Ltd., Shenyang Maodelong Stainless Steel Co., Ltd., Shenyang Xilv Machine Manufacture Co., Ltd., Qinhuangdao Hengyu Trading Co., Ltd., Shenyang Hezhixiang Stainless Steel Co., Ltd., Liaoning Qingshan Stainless Steel Co., Ltd., Yangzhou Jiyang Spring Manufacture Co., Ltd. and Tianjin Hengtai Industry & Trading Co., Ltd.

Customers

Our customer base for our fabricated metal specialty components is comprised of large-scale industrial companies in China specializing in heavy industry, such as the wind power, steel and coke production, petrochemical, high voltage electricity transmission and thermoelectric industries. In 2009, our four largest customers, Shenyang Xinxingjia Bellows Company, Liaoning Shenmei Hongyang Thermoelectric Co., Ltd., Fuxin Nationality Industrial Park Construction Development Co., Ltd., and Henan Pinggao Electric Co., Ltd., accounted for approximately 19% , 12%, 10% and 10%, respectively, of our total revenues. For the six months ended June 30, 2010, our largest customer for wind towers, Huaneng Panjin Wind Power Generation Co., Ltd., and our largest customer for bellows expansion joints, Henan Pinggao Electric Co., Ltd., accounted for approximately 59% and 11% of our total revenues, respectively.

The majority of our business for fabricated metal specialty components is by customer purchase orders made in the ordinary course of business. Installation of our component products is the responsibility of the customer. We provide a standard warranty to our customers on our products to repair or replace defective components for up to 24 months depending upon the terms negotiated with each customer.

We have entered into 3 wind tower contracts with subsidiaries of the China Huaneng Group, Huaneng Panjin Wind Power Generation Co. Ltd. (“Huaneng Panjin”) and Huaneng Tieling Wind Power Generation Co. Ltd. (“Huaneng Tieling”), which each provide for the delivery of 30 wind towers in the amount of approximately RMB 29.5 million ($4.4 million), RMB 29.8 million ($4.45 million) and RMB 29.8 million ($4.45 million), respectively. Advance payments of 10% of the purchase price are due three months prior to the first delivery dates, with additional payments due at agreed upon milestones throughout the project duration and 10% of the purchase price retained against any defects found by the customer during the warranty period of 18 months following customer acceptance. The Company will deliver the wind towers to the customers’ project sites during the second and third quarters of 2010, although the timing is subject to adjustment by the customers, with Huaneng Panjin and Huaneng Tieling responsible for assembly and installation.

We have entered into a wind tower contract with China Guodian Beipiao Wind Power Generation Co. Ltd. (“Guodian Beipiao”), a subsidiary of the China Guodian Corporation, which provides for the delivery of 33 wind towers in the amount of approximately RMB 21.9 million ($3.3 million). Advance and partial payments are due at agreed upon milestones throughout the project duration and 10% of the purchase price is retained against any defects found by the customer during the warranty period of 18 months following customer acceptance. The Company will deliver the wind towers to the the Guodian Beipiao project site during the second and third quarters of 2010, although the timing is subject to adjustment by the customer, with Guodian Beipiao responsible for assembly and installation.

Intellectual Property

We and our subsidiaries rely on the patent and trade secret protection laws in China, along with confidentiality procedures and contractual provisions, to protect our intellectual property and maintain our competitive edge in the marketplace.  We have historically licensed the right to use patents from various parties, including from our Chairman and Chief Executive Officer, Ms. Bei Lu. We entered into a transfer agreement with Ms. Lu that intended to transfer to the Company her ownership of a design patent issued in China and used by the Company in its Connecting Bend Pipe product. Ms. Lu further granted the Company a perpetual, exclusive, worldwide and royalty-free license to use the patent. The State Intellectual Property Office of the PRC (“SIPO”) approved of the ownership transfer effective as of July 23, 2010. The Connecting Bend Pipe design patent expires on August 24, 2015. We have been granted an exclusive license to use a production method patent for lead free soft solder with mischmetal from the Shenyang Industry University until December 31, 2016. Under the terms of the license, we will pay Shenyang Industry University royalties based on our sales associated with our use of the patent of no more than RMB 100,000 ($15,000) each quarter. Our design patent related to an enclosed compensator was approved by SIPO in August 2010 and expires on March 24, 2020. We applied for additional design patents related to our Disk Spring Sleeve Bellows Expansion Joint product in March 2010 and our CDQ High Temperature Bellows Expansion Joint product in May 2010. We intend to apply for more patents to protect our core technologies. We have implemented confidentiality and noncompetition policies with key employees in both of our industry segments.

Research and Development

To maintain our competitive edge in the marketplace and keep pace with new technologies, we believe it is important to devote resources to ongoing research and development to find improved efficiencies in design, cost, pollution reduction and energy conservation capabilities of our current products, while identifying and developing new high-end fabricated metal specialty components. We plan to spend approximately $860,000 on research and development in 2010, compared to $66,582 in 2009 and none in 2008. For the six months ended June 30, 2010, research and development was immaterial. This planned increase in spending in 2010 represents our commitment to develop new high performance clean technology products.

Governmental and Environmental Regulation

The manufacturing of pressure vessels requires a special license issued by the State General Administration of the PRC for Quality Supervision and Inspection and Quarantine. We received a license to manufacture pressure vessels of Class III A2 grade on January 8, 2009, which expires on January 7, 2013.

Our nondestructive radiological testing of products includes the use of x-rays for defect detection. In December 2008, the Bureau for Environmental Protection of Liaoning Province determined that the design and construction of our radiological (x-ray) defect detection room was in compliance with PRC Ministry of Health standards for radiological protection standards for industrial x-rays.

Our business and company registrations are in compliance in all material respects with the laws and regulations of the municipal and provincial authorities of Liaoning Province and China. We are subject to the National Environmental Protection Law of the PRC as well as local laws regarding pollutant discharge, air, water and noise pollution, with which we comply. We currently incur nominal costs in connection with environmental laws as our manufacturing processes generate minimal discharge and much of our solid waste, such as scrap metal, is repurposed or resold. In addition to the foregoing, we incurred an expense of $5,147 in 2009 for an environmental impact study prior to the start of a new building construction project.

Competition

Our clean technology products compete presently only in the China domestic market. We are able to compete successfully in this market because of our commitment to clean technology products that emphasize our focus on the renewable energy industry, pollution reduction and energy conservation. The general manufacturing industry for fabricated metal components in China is fragmented, diverse and highly competitive. We compete with China domestic private companies, China state-owned companies and international manufacturers. Many of our competitors are more established and have substantially greater manufacturing, marketing and financial resources than us, including state backing for some companies. We plan to remain competitive by continuing to maintain strict quality standards, cost control and funding of research and development to deliver high quality clean technology products on a reliable basis and at competitive prices.

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Proprietary product designs – We own, license exclusively or have applied for five design patents. Our high temperature bellows expansion joint for CDQ systems and connecting bend pipe for coking plants are proven proprietary technology, occupying a significant portion —15% and 25%, respectively— of their respective markets with few comparable competitors. We intend to apply for more patents to protect our core technologies as they are developed.

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Advanced manufacturing technology – Our facilities use the latest technology in our manufacturing process, including welding equipment from Panasonic and Miller, to maintain quality standards and production of reliable products. We also have an exclusive license to use a patented production method for lead free soft solder with mischmetal from the Shenyang Industry University.

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Regional strength – Our manufacturing facilities are located in high growth regions for China’s wind farms, thereby lowering transportation costs for delivery of our wind towers, and we are the sole certified wind tower manufacturer in Tieling currently.

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Low material costs – Our principal costs are raw materials, primarily carbon and stainless steel. We buy our steel direct from steel producers, bypassing distributors and lowering our overall costs for raw materials. Accordingly, we can offer our fabricated products to customers at a lower per unit price.

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Quality control – We have received ISO 9001:2008 Quality Management System certification, a mandatory PRC manufacturing license for pressure vessels and implemented multiple comprehensive quality control procedures designed to ensure that our fabricated products meet government regulations and our own high standards for quality. Our quality control procedures include inspections, including nondestructive testing, at all stages of the design and manufacturing process.

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Research and development – We plan to invest $860,000 in 2010 on research and development to develop new product lines. Our seasoned research and development team often works with leading engineering and design institutes to develop new products and production methods.

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Industry experience – Our management has extensive experience developing and patenting innovative products for our customer’s industries. We have significant manufacturing experience in rolling and welding thick-walled steel plates. We have received the mandatory license to manufacture pressure vessels of Class III A2 grade, the highest rated class of pressure vessels; this evidence of welding skill and experience provides us with a competitive advantage when bidding on new wind tower contracts.

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Customer service – We work closely with our customers to design and manufacture products to their custom specifications. Our technical staff provides onsite guidance throughout the installation process.

Management estimates that, in 2009, the Company maintained 15% and 25% of the market in China for high temperature bellows expansion joints for CDQ systems and connecting bend pipes in coking systems, respectively, with NanJing ChenGuang as our principal competitor in both product categories. Our principal competitors in the disk spring sleeve bellows expansion joint market are: Shanghai Huqiang Bellows Manufacture Co., Ltd., Shenyang Instrument Science Institution and Shenyang Aerosun-Futai Expansion Joint Co., Ltd. Our principal competitors in the pressure vessel market are: Shenyang Aerospace Xinguang Group Co., Ltd. and Shenyang Luzheng Cooling & Heating Equipment Co., Ltd.

PRC government tax policies have encouraged domestic development of materials for the wind power industry. Transportation of wind towers and other heavy metal components is a significant cost of wind turbine equipment and installation, encouraging local sourcing of manufacturing. Approximately 80% of all wind resources in China exist in the 9 northern provinces of China, according to Zenith International Research Reports, “China Wind Power Capacity Analysis, February 25, 2009,” 5 of which are within 300 miles of our manufacturing facilities. Many of the large utility companies in China require wind tower manufacturers to have a Class III pressure vessel-manufacturing license, which we received in January 2009, before allowing the submission of bids to provide wind towers for new wind power projects. Management believes that our welding quality, manufacturing experience and plant capacity for the production of large tower sections are key considerations in the awarding of contracts for wind tower components in China. Our principal competitors in the wind tower market are: Engineering Company Ltd. of China Gezhouba Water & Power Group, Gansu Keyan Electricity Co., Ltd., Qingdao Tianneng Electricity Engineering Machinery Co., Ltd. We sell wind towers directly to the state-owned energy companies and collaborate with wind turbine manufacturers to supply components for wind power project installations; we do not compete directly with wind turbine manufacturers, which include both China domestic and international manufacturers.

Seasonality

The majority of our business is affected by seasonality. The Company sells products that are installed outdoors; consequently, demand for these fabricated metal specialty components can be affected by weather conditions. We typically experience stronger third and fourth calendar quarters and weaker first and second calendar quarters due to seasonal-related fluctuations in sales volumes due to customary capital spending planning and customer order cycles.

Employees

As of October 2010, we have 175 full time employees. We believe that relations with our employees are satisfactory and retention has been stable. We enter into standard labor contracts with our employees as required by the PRC government and adhere to state and provincial employment regulations. We provide our employees with all social insurance as required by state and provincial laws, including pension, unemployment, basic medical and workplace injury insurance. We have no collective bargaining agreements with our employees.

OUR PROPERTY

Our principal executive offices and our designing and manufacturing facilities are located in the Tieling Economic Development Zone, Tieling, Liaoning Province, China. We own seven buildings, which include our office headquarters and manufacturing facilities. Creative Bellows has been granted land use rights in Tieling to 94,473 square meters through 2057. Creative Wind Power has been granted land use rights to 43,500 square meters in Tieling through 2059.

LEGAL PROCEEDINGS

CleanTech may occasionally become involved in various lawsuits and legal proceedings arising in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may have an adverse affect on our business, financial conditions or operating results. CleanTech is currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Executive Officers and Directors

Our current executive officers and directors, and their ages, positions and biographical information, are as follows:

Name	Position	Age
Bei Lu	Chairman and Chief Executive Officer	39
Nan Liu	Chief Financial Officer	33
Lige Zheng	Chief Operating Officer	58
Dianfu Lu	Director	71
Arnold Staloff	Director	65
Shuyuan Liu	Director	60
Zili Zhao	Director	60
Jason Li	Corporate Secretary	28

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Each executive officer is a full time employee. Our directors hold office for one-year terms or until their successors have been elected and qualified. Ms. Bei Lu, our Chairman and Chief Executive Officer, is the daughter of Mr. Dianfu Lu, one of our directors. There are no other family relationships between any of our directors, executive officers or other key personnel and any other of our directors, executive officers or key personnel.

Biographies

Ms. Bei Lu, Chairman and Chief Executive Officer

Ms. Lu was appointed Chairman and Chief Executive Officer of the Company on July 2, 2010. Ms. Lu was one of the founders of Creative Bellows in September 2007, which is now a wholly owned subsidiary of the Company, and was appointed its Chairman of the Board and Chief Executive Officer in September 2007. From September 1993 to July 2007, Ms. Lu served as General Manager of Shenyang Xinxingjia Bellows Manufacture Co., Ltd. Since 2006, Ms. Lu has served as the Vice Chairman of the Professional Manager Association of Liaoning Province. In 2005, the China Professional Manager Research Center of State-owned Assets Supervision and Administration Commission (SASAC) and China National Center for Human Resources Ministry of Personnel selected Ms. Lu as a National Excellent Professional Manager. Ms. Lu has designed two patented bellows expansion joint products. Ms. Lu received her bachelor’s degree from Shenyang University of Technology in 1992. Ms. Lu is the daughter of Mr. Dianfu Lu, one of our directors. As one of the Company’s founders, Ms. Lu brings to the Board of Directors her extensive knowledge of the operations and long-term strategy of the Company. The Board of Directors believes Ms. Lu’s vision, leadership and extensive knowledge of the Company is essential to our future growth. Her skills include operations, marketing, business strategy and product development.

Ms. Nan Liu, Chief Financial Officer

Ms. Liu was appointed Chief Financial Officer of the Company on September 28, 2010. Previously, Ms. Liu served as Financial Comptroller and Corporate Secretary of the Company. Ms. Liu was appointed as Creative Bellows' Corporate Secretary in May 2010. She joined Creative Bellows in September 2009 as its Financial Manager and head of the Accounting Department. From October 2006 to August 2009, Ms. Liu served as an auditor with the Liaoning Weishixin Accounting Firm. From September 2001 to September 2006, Ms. Liu served as an accounting manager for the Shenyang Sanyo Heavy Industry Group, a Japan-China Joint Venture Company and an affiliated entity of Japanese-conglomerate Sanyo Industries, Ltd. with 12 subsidiaries, more than 40 China branch offices and extensive accounting and internal control requirements. Ms. Liu is a CPA licensed through the Chinese Institute of Certified Public Accountants and has over 10 years of broad financial, internal control and accounting management experience. Ms. Liu received her bachelor's degree from the Dongbei University of Finance and Economics in 2001.

Mr. Lige Zheng, Chief Operating Officer

Mr. Zheng was appointed Chief Operating Officer of the Company on July 2, 2010. Mr. Zheng joined Creative Bellows in June 2008 as its Chief Operating Officer. Prior to joining the Company, Mr. Zheng served as Vice President of Dalian Baifute Cable Company. From January 1974 to June 2005, Mr. Zheng worked for Shenyang Cable Co., Ltd., rising to the position of Vice General Manager. Mr. Zheng graduated from the Shenyang College of Finance and Economics in 1986.

Mr. Dianfu Lu, Director

Mr. Lu was appointed a director of the Company on July 2, 2010. Mr. Lu was one of the founders of Creative Bellows in 2007, which is now a wholly owned subsidiary of the Company, and was appointed its Director in September 2007. From 1991 to 2007, Mr. Lu served as the Director of Shenyang Xinxingjia Bellows Manufacture Co., Ltd. From 1989 to 1990, Mr. Lu served as the General Engineer of Shenyang Bellows Group. From 1985 to 1989, Mr. Lu served as the Research Director of Shenyang Machinery Design & Research Institute. From 1963 to 1985, Mr. Lu served as a Senior Engineer of the Shenyang Second Tractor Plant. Mr. Lu received his bachelor’s degree in Machinery Manufacture and Design from the Shenyang University of Technology in 1963. Mr. Lu is the father of Ms. Bei Lu, our Chairman and Chief Executive Officer. Mr. Lu brings to the Board of Directors unparalleled knowledge of industrial product development through his nearly 40 years of design and manufacturing experience in China. The Board of Directors believes Mr. Lu’s extensive knowledge of the Company, its operations, long-term strategy and industry as one of the Company’s founders is essential to our future growth. His skills include operations, business and product development, industry analysis and risk assessment.

Mr. Arnold Staloff, Director

Mr. Staloff was appointed a director of the Company on July 13, 2010, and serves currently as the Chairman of our Audit Committee and member of our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Staloff started his professional career in 1968 at the U.S. Securities and Exchange Commission. Mr. Staloff served as a director for Lehman Brothers Derivative Products Inc. from 1994 until October 2008. Mr. Staloff serves currently as the Chairman of the Audit Committee at both NASDAQ-listed SmartHeat Inc., a plate heat exchange system manufacturer, since 2008, and NASDAQ-listed Deer Consumer Products, Inc., a small home and kitchen electronic products manufacturer, since 2009. From December 2005 to May 2007, Mr. Staloff served as Chairman of the Board of SFB Market Systems, Inc., a New Jersey-based company that provided technology solutions for the management and generation of options series data. During 1989 and 1990, Mr. Staloff served as President and Chief Executive Officer of The Comex (The Commodities Exchange.) From June 1990 to March 2003, Mr. Staloff served as President and Chief Executive Officer of Bloom Staloff Corporation, an equity and options market-making firm and foreign currency options floor broker. From 2007 until his resignations in July 2010, Mr. Staloff served as the Chairman of the Audit Committee at both NASDAQ-listed Shiner International, Inc., a packaging and anti-counterfeit plastic film company, and NASDAQ-listed AgFeed Industries, Inc., a feed and commercial hog producer.  Mr. Staloff has been credited with the founding of Options on Foreign Currencies and the precursor to SPYDERS.  For well over a decade, Mr. Staloff has been a continuous subject of biographical record in Who’s Who in America. Mr. Staloff brings to the Board of Directors a long and successful business career, with extensive experience at both the management and board levels. His skills include financial analysis and accounting expertise.

Mr. Shuyuan Liu, Director

Mr. Liu was appointed a director of the Company on July 13, 2010, and serves currently as the Chairman of our Nominating and Corporate Governance Committee and member of our Audit Committee and Compensation Committee. Mr. Liu is a former director at China Huaneng Power International, Inc., one of the five largest power producers in China engaging in the development, construction and operation of large power plants. Since 2000, Mr. Liu has served as the Chairman of Liaoning Energy Investment (Group) Co., Ltd., a large Chinese government-authorized investment company specializing in investments in the energy sector. From 2004 to 2008, Mr. Liu served as the Chairman of Liaoning Guoneng Group (Holding) Co., Ltd., a large government-authorized steel product logistics company. Mr. Liu was named Outstanding Entrepreneur by the Central Government of China in 2006 and was also awarded the Medal of Prominent Entrepreneur. Mr. Liu is an accomplished economist and he is currently the President of the Liaoning Entrepreneurs Association. Mr. Liu brings to the Board of Directors extensive business and financial experience in the energy and steel industries in China. His skills include logistics, industry analysis and financial analysis.

Mr. Zili Zhao, Director

Mr. Zhao was appointed a director of the Company on July 13, 2010, and serves currently as the Chairman of our Compensation Committee and member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Zhao currently serves as the Deputy General Manager and Deputy Secretary of Liaoning Electric Power Company Ltd., a subsidiary of China State Grid, the largest electric power transmission and distribution company in China. From 1995 to 2000, Mr. Zhao served as the Director of Dalian Electric Power Bureau. Prior to 1995, Mr. Zhao devoted 20 years to academia. From 1991 to 1995, Mr. Zhao served as the Headmaster of Dalian Electric Power Economic Management University. From 1985 to 1991, he served as the Headmaster of Dalian Electric Power University. Prior to 1991, he held multiple positions within the Dalian Electric Power University, including Deputy Party Secretary, Director of Committee Organization, and Professor of Power Generation. Mr. Zhao received a bachelor’s degree in Educations Principles from HuaZhong Normal University and a master’s degree in Electric Power Generation from Dongbei Electric Power University. Mr. Zhao brings to the Board of Directors his unique perspective and over 25 years of extensive experience in the energy industry in China.

Mr. Jason Li, Corporate Secretary

Mr. Li was appointed Corporate Secretary of the Company on September 28, 2010. Previously, Mr. Li was the Company's Director of Corporate Communications since June 2010. From September 2005 to March 2010, Mr. Li was a project engineer at Dalian Soucy Industry & Technology Development Co. Ltd, the China subsidiary of Soucy International Inc., a Canadian manufacturer of a wide variety of parts and accessories for recreational, industrial and agricultural customers. Mr. Li received his bachelor's degree in Engineering from the Dalian University of Technology in 2004. Mr. Li is fluent in Mandarin Chinese and English.

Involvement in certain legal proceedings

During the past ten years, none of the Company’s directors or executive officers has been:

▪
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

▪
found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

▪
subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

No director, officer or affiliate of the Company, or any beneficial owner of 5% or more of the Company’s common stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, the Company or any of its subsidiaries.

Corporate Governance

Director Independence

Our Board of Directors has determined that each of Messrs. Staloff, Liu and Zhao are independent directors for the purposes of the listed company standards of The NASDAQ Stock Market LLC (“NASDAQ”) currently in effect and approved by the SEC and all applicable rules and regulations of the SEC. We have established the following standing committees of the Board of Directors: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfy the “independence” standards applicable to members of each such committee. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and, on transactions by the directors with the Company, if any. The Board of Directors considered relationships and transactions between each director, or any member of his immediate family, and the Company, its subsidiaries and its affiliates.  The purpose of the Board of Directors’ review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NASDAQ rules.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ms. Bei Lu, our Chairman and Chief Executive Officer, is the daughter of Mr. Dianfu Lu, one of our directors. There are no other family relationships (as that term is defined in Item 401 in Regulation S-K) between any of our directors, executive officers or other key personnel and any other of our directors, executive officers or other key personnel.

On September 8, 2010, the Company entered into an Intellectual Property Rights Transfer Agreement with Ms. Bei Lu, our Chairman and Chief Executive Officer, to clarify the terms of the perpetual, exclusive, worldwide and royalty-free intellectual property usage rights she granted to the Company, effective as of September 17, 2007, in connection with the transfer to the Company of her ownership of a design patent issued in China and used by the Company in its Connecting Bend Pipe product. The State Intellectual Property Office of the PRC approved of the ownership transfer effective as of July 23, 2010.

There were no other transactions with any related persons (as that term is defined in Item 404 in Regulation SK) since the beginning of the Company’s last fiscal year, and for the two fiscal years preceding the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved was in excess of $120,000 and in which any related person had a direct or indirect material interest.

We have adopted a written policy in connection with related party transactions involving the Company.  The policy requires the prior approval by our Audit Committee for any transaction, arrangement or relationship in which (i) the aggregate amount involved will or may be expected to reach $50,000 in any calendar year, (ii) we are a participant and (iii) any related person has or will have an interest.  For the purposes of this proxy statement, “related persons” include our executive officers, directors, greater than 5% stockholders or immediate family members of any of the foregoing.  Pursuant to this policy, the Audit Committee, among other factors, is required to take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.  In addition, the Chairman of the Audit Committee has the authority to approve or ratify any interested transaction with a related person in which the aggregate amount involved is expected to be less than $25,000.

EXECUTIVE COMPENSATION

As a “smaller reporting company,” we have elected to follow scaled disclosure requirements for smaller reporting companies with respect to the disclosure required by Item 402 of Regulation S-K. Under the scaled disclosure obligations, the Company is not required to provide a Compensation Discussion and Analysis, Compensation Committee Report and certain other tabular and narrative disclosures relating to executive compensation.

Summary Compensation Table

The following table sets forth information concerning the compensation for the years ended December 31, 2009 and 2008, of certain of our executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Bei Lu	2009	7,320	0	0	0	0	0	0	7,320
Chairman and Chief Executive Officer	2008	—	0	0	0	0	0	0	—

Narrative Disclosure to Summary Compensation Table.

Employment Agreements

Neither the Company nor its subsidiaries have employment agreements with their respective officers currently.

Change-In-Control Agreements

We do not have any existing arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, or a change in control of the Company or a change in the named executive officer's responsibilities following a change in control.

Equity Incentive Plans

We have no equity incentive plan currently. We intend to adopt an equity incentive plan in order to further the growth and general prosperity of the Company by enabling our officers, employees, contractors and service providers to acquire our common stock, increasing their personal involvement in the Company and thereby enabling the Company to attract and retain its officers, employees, contractors and service providers.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2009, there were no outstanding equity awards held by the executive officers of the Company.

Compensation of Directors

As of December 31, 2009, none of our directors has received any compensation from us for serving as our directors.

We have not compensated, and will not compensate, our non-independent directors, such as Ms. Lu and Mr. Lu, for serving as our directors, although they are entitled to reimbursements for reasonable expenses incurred in connection with attending our board meetings.

As of his appointment on July 13, 2010, the Company and Mr. Staloff agreed he will be compensated with a salary of $55,000 per annum and be granted options, effective July 13, 2010, to purchase 30,000 shares of the Company’s common stock, with options to purchase 10,000 shares vesting immediately and the remainder to vest in increments of 10,000 shares on each subsequent annual anniversary of the grant date. The options may be exercised at $8.44 per share, which was the closing price of the Company’s common stock on the OTCBB on July 13, 2010. Messrs. Liu and Zhao shall be eligible to receive grants of options to purchase the Company’s Common Stock in such amounts and on such terms as agreed to in the future.

We do not maintain a medical, dental or retirement benefits plan for our directors.

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the U.S. Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to the principal executive officer and to each of the three other most highly compensated officers (other than the principal financial officer) to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers during fiscal 2009 did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers during fiscal 2010 to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of October 4, 2010, regarding the number of shares of common stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our named executive officers and directors as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of October 4, 2010. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of October 4, 2010, there were 22,463,322 shares of our common stock issued and outstanding.

Unless otherwise indicated, each of the stockholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o CleanTech Innovations, Inc., C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China 112616.

Name of beneficial owner	Number of shares		Percent of class
5% Stockholders
Wenge Chen	2,117,691		9.43%

Directors and Named Executive Officers
Bei Lu	9,375,348		41.74%
Nan Liu	—		*	%
Dianfu Lu	2,117,691		9.43%
Arnold Staloff	10,000	(1)	*	%
Shuyuan Liu	—		*	%
Zili Zhao	—		*	%
All Directors and Named Executive Officers as a Group (6 Persons)	11,503,039		51.19%

1. Consists of options to purchase 10,000 shares of common stock that are presently exercisable.

*  Represents less than 1% of shares outstanding.

We are not aware of any arrangements that could result in a change in control of the Company.

SELLING SHAREHOLDERS

The shares of common stock included in this prospectus (including shares issuable pursuant to the terms of outstanding warrants) were issued in two private placement transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D and Regulation S promulgated thereunder. We sold 3,333,322 Units to purchase 3,333,322 shares of our common stock and warrants to purchase 499,978 additional shares of our common stock. Each Unit consisted of one share of common stock and a warrant to purchase 15% of one share of common stock.  In addition, this prospectus includes 333,332 shares of our common stock, which are issuable pursuant to the terms of outstanding warrants we issued to the placement agents and qualified finders in the private placement transactions. The warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders, in the aggregate, to purchase up to 833,310 shares of our common stock at $3.00 per share. The warrants may be called by the Company at any time after (i) the registration statement registering the common stock underlying the warrants becomes effective, (ii) the common stock is listed on a national securities exchange and (iii) the trading price of the common stock exceeds $4.00. The closing of the two private placements took place on July 12, 2010.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth, as to each of the selling shareholders: the number of shares beneficially owned, based on each selling shareholder’s ownership of shares and warrants, as of October 4, 2010, assuming exercise of all of the warrants held by the selling shareholder on that date, without regard to any limitations on exercise; the number of shares being offered by this prospectus by the selling shareholders; and the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

	Beneficial Ownership Before Offering			Shares of Common Stock Included	Beneficial Ownership After Offering
Name	Stock	Warrants	Total	in Prospectus	Number	Percentage**
Abate, Giuseppina	4,000	600	4,600	4,600	0
Adams, Tatyana	4,000	600	4,600	4,600	0
Adges, Michael	4,000	600	4,600	4,600	0
Alford, Michael	2,000	300	2,300	2,300	0
Allen, Roger	4,000	600	4,600	4,600	0
Alonso, Louis G.	4,000	600	4,600	4,600	0
Apollo Asia Opportunity Master Fund, L.P. (i)	600,000	90,000	690,000	690,000	0
Arpino, Joseph	14,000	2,100	16,100	16,100	0
Arpino, Thomas	2,000	300	2,300	2,300	0
Attanasi, Ralph Gregory and Huong Diem	4,000	600	4,600	4,600	0
Bai, Bu Qian	8,000	1,200	9,200	9,200	0
Baud, Emmanuel	6,666	999	7,665	7,665	0
Bekerman, Morris	4,000	600	4,600	4,600	0
Ben Bay Realty Company (ii)	8,000	1,200	9,200	9,200	0
Benzian, Peter	4,000	600	4,600	4,600	0
Bogom, Fannie W.	4,000	600	4,600	4,600	0
Boije, Marcus	4,000	600	4,600	4,600	0
Brady, Mark G.	12,000	1,800	13,800	13,800	0
Brickett, Graham	4,000	600	4,600	4,600	0
Brooks, Brian	4,000	600	4,600	4,600	0
Burrichter, Jochen	33,333	4,999	38,332	38,332	0
Busby, Andrew	16,666	2,499	19,165	19,165	0
Caragol, Stephen R.	6,000	900	6,900	6,900	0
Cavise, Jennifer	44,000	6,600	50,600	50,600	0
Cavise, Paul	12,000	1,800	13,800	13,800	0
Cavise, Sherry	12,000	1,800	13,800	13,800	0
Chan, Ting Keung	16,000	2,400	18,400	18,400	0
Chen, Binzhong	4,000	600	4,600	4,600	0
Chen, Gang	8,000	1,200	9,200	9,200	0
Chen, Yan Ling	16,000	2,400	18,400	18,400	0
Cleaves, Bradford	4,000	600	4,600	4,600	0
Cottam, John	8,000	1,200	9,200	9,200	0
Craven, Martin	4,000	600	4,600	4,600	0
Da Silva, Howard	98,500	14,775	113,275	113,275	0
Dady, Mark	4,000	600	4,600	4,600	0
Davis, James R.	16,666	2,499	19,165	19,165	0
Davis, Mark	20,000	3,000	23,000	23,000	0

DeCarlo, Mary V.	4,000	600	4,600	4,600	0
Desenberg, Charles and Beers, Phyllis M.	4,000	600	4,600	4,600	0
Deutsch, Jeffrey	4,000	600	4,600	4,600	0
Doyle, Paddy	6,000	900	6,900	6,900	0
Dunham, Christopher	4,000	600	4,600	4,600	0
Dunn, Warren Michael	8,333	1,249	9,582	9,582	0
Dury, John R.	4,000	600	4,600	4,600	0
Economou, Angelo	4,000	600	4,600	4,600	0
Edwards, W. Mark	33,333	4,999	38,332	38,332	0
Eide, Robert (iii)	8,000	1,200	9,200	9,200	0
Eisen, Bruce	4,000	600	4,600	4,600	0
Familivest Group of Philadelphia (iv)	4,000	600	4,600	4,600	0
Federman, Bruce B.	15,000	2,250	17,250	17,250	0
Feed Services & Hardware Supply Inc. (v)	4,000	600	4,600	4,600	0
Ferroni, Robert	4,000	600	4,600	4,600	0
Finn, Daniel	28,000	4,200	32,200	32,200	0
Finn, Thomas and Maureen (JT)	4,000	600	4,600	4,600	0
Fitzpatrick, Seamus	4,000	600	4,600	4,600	0
Fitzsimmons, Robert J.	4,000	600	4,600	4,600	0
Flood, Kevin and Regina (JT)	8,000	1,200	9,200	9,200	0
Forbes, Glenroy A.	2,000	300	2,300	2,300	0
Fortino, Terrance	4,000	600	4,600	4,600	0
G&S I Fund LP (vi)	24,000	3,600	27,600	27,600	0
Gais, Stephan	33,333	4,999	38,332	38,332	0
Galiani, Kirk	4,000	600	4,600	4,600	0
Georgaroudis, Emmanuel	2,000	300	2,300	2,300	0
Gindi, Randal	4,000	600	4,600	4,600	0
Gray, Frances	4,000	600	4,600	4,600	0
Greenfield, Barbara	4,000	600	4,600	4,600	0
Guido, Terese	4,000	600	4,600	4,600	0
Hakim, Abraham	4,000	600	4,600	4,600	0
Hamilton, Donald Gordon	10,000	1,500	11,500	11,500	0
Harris Home Carpentry (vii)	8,000	1,200	9,200	9,200	0
Harris, H. Boyd and Deborah A.	8,000	1,200	9,200	9,200	0
Hearn, Derek	33,333	4,999	38,332	38,332	0
Heffner, Michael	26,500	3,975	30,475	30,475	0
Heselmans, Theo and Aerts, Hilde (JT)	16,666	2,499	19,165	19,165	0
Hoeller, Thomas	4,000	600	4,600	4,600	0
Hornbeck, H. Lee and Carolyn Sue (JT)	81,666	12,249	93,915	93,915	0
Hunter, Brian	16,666	2,499	19,165	19,165	0
Hurley, Gregory F.	66,666	9,999	76,665	76,665	0
Jaigobind, Ramnarain	8,000	1,200	9,200	9,200	0
Johnson, Ross	4,000	600	4,600	4,600	0
Kelly, Michael	4,000	600	4,600	4,600	0
Klein, Roger	4,000	600	4,600	4,600	0
Kleinwaks, Neil	4,000	600	4,600	4,600	0
Knudsen, Kenneth	4,000	600	4,600	4,600	0
Koudellou, Theofanis	4,000	600	4,600	4,600	0
Kupferberg, Stephen	2,000	300	2,300	2,300	0
Lanners, Lonnie	8,000	1,200	9,200	9,200	0
Lehman, Ronald E. and Sharon V.	2,000	300	2,300	2,300	0
Li, Yunlong	4,000	600	4,600	4,600	0
Litman, Martin	8,000	1,200	9,200	9,200	0
Ma, Hong Biao	4,000	600	4,600	4,600	0
Maddock, Geoffrey C.	16,666	2,499	19,165	19,165	0
Madeiros, Andrew	25,000	3,750	28,750	28,750	0
Magner, Aron	4,000	600	4,600	4,600	0
Malpass, William Sr.	4,000	600	4,600	4,600	0
Manca, Jeffrey B.	4,000	600	4,600	4,600	0
Marchal, Philip	4,000	600	4,600	4,600	0
Marcus, Michael	4,000	600	4,600	4,600	0
Marriott, Peter	2,000	300	2,300	2,300	0
Martin Angus Ranch (viii)	4,000	600	4,600	4,600	0

Martin, Brian	8,000	1,200	9,200	9,200	0
Mataconis, Thomas	8,333	1,249	9,582	9,582	0
McDonnell, Andrew Jr.	2,000	300	2,300	2,300	0
McGregor, Sterling and Pamela (JT)	4,000	600	4,600	4,600	0
Michael D. Witter Trust U/W Dean Witter (ix)	76,000	11,400	87,400	87,400	0
Mira Greenfield Family Trust (x)	4,000	600	4,600	4,600	0
Mishan, Barbara	8,000	1,200	9,200	9,200	0
Mobilia, Keith	4,000	600	4,600	4,600	0
Moitoza, Fatima	8,000	1,200	9,200	9,200	0
Monfort, Timothy	8,000	1,200	9,200	9,200	0
Murphy, Kenneth A.	8,000	1,200	9,200	9,200	0
Naim, Avital	8,000	1,200	9,200	9,200	0
Naylor, Mary	4,000	600	4,600	4,600	0
Newman, Erica (xi)	4,000	600	4,600	4,600	0
Newman, Martin	4,000	600	4,600	4,600	0
Newman, Robert (xii)	4,000	600	4,600	4,600	0
Niu, Candice	4,000	600	4,600	4,600	0
Ordian LTD (xiii)	16,000	2,400	18,400	18,400	0
Oved Brothers Realty (xiv)	8,000	1,200	9,200	9,200	0
Palmero, Herman	12,000	1,800	13,800	13,800	0
Palmero, Herman and Nancy (JTWOS)	16,000	2,400	18,400	18,400	0
Palmero, Nancy	50,000	7,500	57,500	57,500	0
Payne, Stephen J.	4,000	600	4,600	4,600	0
Pearman, Anthony	4,000	600	4,600	4,600	0
Phillipps, Timothy Graham	10,000	1,500	11,500	11,500	0
Phillips, Christopher CH	33,333	4,999	38,332	38,332	0
Preston, Mark W.	2,000	300	2,300	2,300	0
Quigley, Peter	66,666	9,999	76,665	76,665	0
R.G. Michals Holding, Inc. (xv)	16,000	2,400	18,400	18,400	0
Rasch, Andrew P.	6,000	900	6,900	6,900	0
Reboredo, Jose	4,000	600	4,600	4,600	0
Redfield, Richard	4,000	600	4,600	4,600	0
Rhodes, Nicholas	2,000	300	2,300	2,300	0
Ringer, Dennis	4,000	600	4,600	4,600	0
Rosio, Timothy	8,000	1,200	9,200	9,200	0
Scaba, Jackie	4,000	600	4,600	4,600	0
Scarpaci, Nancy and Anthony	4,000	600	4,600	4,600	0
Scheffler, Donald	2,000	300	2,300	2,300	0
Schlieker, Christopher	4,000	600	4,600	4,600	0
Schoenauer, Rolf	9,333	1,399	10,732	10,732	0
Schugrue, Gerard	4,000	600	4,600	4,600	0
Scott, Duncan	4,000	600	4,600	4,600	0
Sedaka, Victor and Murielle Daniel (xvi)	4,000	600	4,600	4,600	0
Shearer, C. Robert	4,000	600	4,600	4,600	0
Shvarts, Yefim	8,000	1,200	9,200	9,200	0
Simpson, James M.	4,000	600	4,600	4,600	0
Slotnick, Stuart	4,000	600	4,600	4,600	0
Smee, Richard	10,000	1,500	11,500	11,500	0
Snaith, Roger	12,000	1,800	13,800	13,800	0
Spann, David J.	4,000	600	4,600	4,600	0
Spiegel, Wayne	16,666	2,499	19,165	19,165	0
Stanley, Michael J.	2,000	300	2,300	2,300	0
Tenney, Kenneth	32,000	4,800	36,800	36,800	0
The Mary Margaret Trust (xvii)	8,000	1,200	9,200	9,200	0
Thiara, Gurmail	4,666	699	5,365	5,365	0
Tietge, Ralf	16,666	2,499	19,165	19,165	0
TISU Investment LTD (xviii)	33,333	4,999	38,332	38,332	0
Trewick, Gentle	4,000	600	4,600	4,600	0
Tsu, Peter	12,000	1,800	13,800	13,800	0
Ungerman, Tereza	16,000	2,400	18,400	18,400	0
Urbanski, Sara	48,000	7,200	55,200	55,200	0
Viviani, Albert	8,000	1,200	9,200	9,200	0
Wang, Yanfang	80,000	12,000	92,000	92,000	0

Wells, Timothy M.	8,000	1,200	9,200	9,200	0
Whale, Nicholas	25,000	3,750	28,750	28,750	0
Witter Global Opportunities, Ltd. (xix)	704,000	105,600	809,600	809,600	0
Witter, Michael D.	8,000	1,200	9,200	9,200	0
Wolfington, J. Eustace III	12,000	1,800	13,800	13,800	0
Wolfington-Kelley, Judith Kelly	4,000	600	4,600	4,600	0
Wong, Suk Fong	2,000	300	2,300	2,300	0
Xu, Wen Long	8,000	1,200	9,200	9,200	0
Xu, Yue Ping	8,000	1,200	9,200	9,200	0
Yurfest, Paul	8,333	1,249	9,582	9,582	0
Zagor, Lewis	8,000	1,200	9,200	9,200	0
Zhang, Yvonne (xx)	4,000	600	4,600	4,600	0
Zheng, Shi Rong	16,000	2,400	18,400	18,400	0
Zhou, Qixiang	20,000	3,000	23,000	23,000	0
Zhou, Weiou	32,000	4,800	36,800	36,800	0
Advantage Consultants Limited (xxi)	-	145,200	145,200	145,200	0
Aegis Capital Corp. (xxii)	-	16,800	16,800	16,800	0
First Merger Capital, Inc. (xxiii)	-	171,332	171,332	171,332	0
Total	3,333,322	833,310	4,166,632	4,166,632

**  Less than 1%, unless otherwise specified

(i) Shares of our common stock are held by Apollo Asia Opportunity Master Fund, L.P. (“Apollo Asia”). Apollo Asia Advisors, L.P. (the “Advisor”) is the managing general partner of Apollo Asia. Apollo Asia Capital Management LLC. (“Apollo ACM LLC”) is the general partner of the Advisor.  Apollo Asia Management, L.P. (“Management”), and its wholly owned subsidiary, Apollo Management Singapore Ptd Ltd. (“AM Singapore”) serve as the day-to-day managers of Apollo Asia. Apollo Asia Management GP, LLC (“AAM GP LLC”) is the general partner of Management and Apollo Capital Management, L.P. (“Apollo Capital Management”) is the sole member and manager of AAM GP LLC. Each of the Advisor, Apollo ACM LLC, Management, AM Singapore, AAM GP LLC and Apollo Capital Management disclaim beneficial ownership of all shares of common stock owned by Apollo Asia. The address of Apollo Asia is c/o Apollo Asia Management, L.P., 9 West 57th Street, 43rd Floor, NY 10019, United States. Leon Black, Joshua Harris and Marc Rowan effectively have the power to exercise voting and investment control over Apollo ACM LLC, with respect to the shares held by Apollo Asia. Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of such shares.

(ii) Salvatore F. Girgenti has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by Ben Bay Realty Company.

(iii) Robert Eide is a registered representative of Aegis Capital Corp., a registered broker-dealer and FINRA member firm. Mr. Eide purchased his shares in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(iv) J. Eustace Wolfington III has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by the Familivest Group of Philadelphia.

(v) Robin Melancon has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by Feed Services & Hardware Supply Inc.

(vi) Charles E. Shearer and Michael K. Gray, General Partners of G&S I Fund LP, have shared voting and dispositive power with respect to the shares of our common stock beneficially owned by G&S I Fund LP.

(vii) H. Boyd Harris, President of Harris Home Carpentry, has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by Harris Home Carpentry.

(viii) Randy D. Martin, General Partner of the Martin Angus Ranch, has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by the Martin Angus Ranch.

(ix) New York Private Bank & Trust, FSB, William J. Reik, Jr. and Charles L. Lea, Jr., co-Trustees of the Michael D. Witter Trust U/W Dean Witter, have the shared voting and dispositive power with respect to the shares of our common stock beneficially owned by the Michael D. Witter Trust U/W Dean Witter.

(x) Barbara Greenfield and Alisa Becker, co-Trustees of the Mira Greenfield Family Trust, have shared voting and dispositive power with respect to the shares of our common stock beneficially owned by the Mira Greenfield Family Trust.

(xi) Erica Newman is the wife of Robert Newman, Managing Member of The Newman Law Firm, PLLC and U.S. counsel to CleanTech.

(xii) Robert Newman, Managing Member of The Newman Law Firm, PLLC, is U.S. counsel to CleanTech.

(xiii) Alex Vergopoulos, Managing Director of Ordian LTD, has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by Ordian LTD.

(xiv) Isaac Oved, President of Oved Brothers Realty, has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by Oved Brothers Realty.

(xv) Raffaele Gambardella, President of R.G. Michals Holding, Inc., and Phillip Michals, Secretary of R.G. Michals Holding, Inc., have shared voting and dispositive power with respect to the shares of our common stock beneficially owned by R.G. Michals Holding, Inc. Raffaele Gambardella is a registered representative of Aegis Capital Corp., a registered broker-dealer and FINRA member firm. Mr. Gambardella purchased these shares in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(xvi) Victor Sedaka is a registered representative of Aegis Capital Corp., a registered broker-dealer and FINRA member firm. Mr. Sedaka purchased his shares in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(xvii) J. Eustace Wolfington III, Trustee of The Mary Margaret Trust, has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by The Mary Margaret Trust.

(xviii) Tis Prager, Director of TISU Investment LTD, has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by TISU Investment LTD.

(xix) Sherry Pryor has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by Witter Global Opportunities, Ltd.

(xx) Yvonne Zhang, CPA with V Trust Accounting and Tax Services, is the U.S. accountant for CleanTech.

(xxi) Brian Greenwood has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by Advantage Consultants Limited, which received its warrants as compensation for placement agent services.

(xxii) Robert Eide has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by Aegis Capital Corp., a registered broker-dealer and FINRA Member Firm that received its warrants as compensation for placement agent services.

(xxiii) John Stalanski has sole voting and dispositive power with respect to the shares of our common stock beneficially owned by First Merger Capital, Inc., a registered broker-dealer and FINRA Member Firm that received its warrants as compensation for placement agent services.

None of the selling stockholders, other than those identified by disclosure above, has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

The selling shareholders identified in this prospectus may offer and sell up to 4,166,632 shares of our common stock, which we issued them, or which we may issue to them upon the exercise of certain warrants issued to them. The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

All of the shares and warrants described above were issued previously in private placement transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

▪	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	In the over-the-counter market;

▪	In transactions otherwise than on these exchanges or systems or in the over-the-counter market;

▪	Through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	An exchange distribution in accordance with the rules of the applicable exchange;

▪	Privately negotiated transactions;

▪	Short sales;

▪	Sales pursuant to Rule 144;

▪	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

▪	A combination of any such methods of sale; and

▪	Any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

The following description of our securities and provisions of our Articles of Incorporation and Amended and Restated Bylaws is only a summary. You should refer to our Articles of Incorporation and Amended and Restated Bylaws, copies of which have been incorporated by reference as exhibits to the Registration Statement on Form SB-2 we filed with the SEC on November 29, 2006, and the Current Report on Form 8-K we filed with the SEC on July 2, 2010, respectively.  The following discussion is qualified in its entirety by reference to such exhibits.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.00001 per share, and 100,000,000 shares of preferred stock, par value $.00001 per share. We have no other authorized class of stock.

Capital Stock Issued and Outstanding

As of October 4, 2010, 22,463,322 shares of our common stock were issued and outstanding and held of record by approximately 221 stockholders. Some of our shares of common stock are held in street or nominee name by brokers and other institutions on behalf of stockholders and we are unable to estimate the total number of stockholders represented by these record holders. No shares of preferred stock are issued and outstanding. On June 18, 2010, the Company authorized an 8-for-1 forward split of its common stock, effective July 2, 2010.

833,310 shares of our common stock are reserved for issuance upon the exercise of warrants outstanding. The warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders to purchase up to 833,310 shares of our common stock for $3.00 per share. The warrants may be called by the Company at any time after (i) the registration statement registering the common stock underlying the warrants becomes effective, (ii) the common stock is listed on a national securities exchange and (iii) the trading price of the common stock exceeds $4.00. 30,000 shares of our common stock are reserved for issuance upon the exercise of options outstanding. The Company granted 30,000 stock options to an independent director on July 13, 2010. Options to purchase 10,000 shares vested immediately on the grant date and the remaining options vest in increments of 10,000 shares on each subsequent annual anniversary of the grant date. The options entitle the director to purchase shares of our common stock at $8.44 per share and expire on the third anniversary of the vesting date.

Description of Common Stock

The holders of common stock are entitled to one vote per share. Our Articles of Incorporation do not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Market Information

On October 23, 2008, our common stock became eligible for quotation on the OTC Bulletin Board (“OTCBB”) under the symbol “EVCP.” No trades of our common stock occurred through the facilities of the OTCBB until July 2, 2010. The following table sets forth the range of the high and low bid prices per share of our common stock for each quarter (or portion thereof) beginning on October 23, 2008, as reported by the OTCBB. These quotations represent interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

	High	Low
Fourth Quarter 2008 (October 23, 2008 through December 31, 2008)	$–	$–

First Quarter 2009 (through March 31, 2009)	$–	$–
Second Quarter 2009 (through June 30, 2009)	$–	$–
Third Quarter 2009 (through September 30, 2009)	$–	$–
Fourth Quarter 2009 (through December 31, 2009)	$–	$–

First Quarter 2010 (through March 31, 2010)	$–	$–
Second Quarter 2010 (through June 30, 2010)	$–	$–
Third Quarter 2010 (through September 30, 2010)	$9.50	$5.10
Fourth Quarter 2010 (through October 6, 2010)	$8.75	$8.60

Dividend Policy

Dividends may be declared and paid out of legally available funds at the discretion of our Board of Directors. We have not paid previously any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors. We currently intend to utilize all available funds to develop our business.

In addition, our ability to pay dividends may be affected by the foreign exchange controls in China that restrict the payment of dividends to the Company by its Chinese subsidiaries. China has currency and capital transfer regulations that may require our Chinese subsidiaries to comply with complex regulations for the movement of capital. These regulations include a public notice issued in October 2005 by the State Administration of Foreign Exchange (“SAFE”) requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China. Although the Company believes its Chinese subsidiaries are in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, the Company may not be able to pay dividends outside of China.

Securities authorized for issuance under equity compensation plans

During the year ended December 31, 2009, we did not have a formal equity compensation plan in effect. We did not grant any equity-based compensation awards during the year ended December 31, 2009, nor do we have any equity compensation plan not approved previously by security holders.

INTEREST OF NAMED EXPERTS

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The audited financial statements of Liaoning Creative Bellows Co., Ltd. and its subsidiary as of December 31, 2009 and 2008, were audited by Goldman Kurland and Mohidin, LLP, an independent registered public accounting firm, to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Holland & Hart LLP.

CHANGE IN THE COMPANY'S INDEPENDENT ACCOUNTANT

On April 23, 2009, the Company dismissed Malone & Bailey, PC (“Malone & Bailey”) as its principal independent registered public accounting firm, and engaged Goldman Kurland and Mohidin, LLP (“GKM”) as its new principal independent registered public accounting firm. The Board of Directors of the Company approved this decision. Malone & Bailey audited the Registrant’s financial statements from May 9, 2006 (inception) through February 28, 2009.

During the Company’s two most recent fiscal years and any subsequent interim period through to the date of our engagement of GKM, there have been no disagreements or reportable events with Malone & Bailey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Malone & Bailey, would have caused them to make reference thereto in their reports on the financial statements for such year. Malone & Bailey’s report on the Company’s financial statements for the Company’s two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles except that Malone & Bailey’s report on the financial statements of the Company as of and for the year ended August 31, 2008, contained a separate paragraph stating:

“The accompanying financial statements have been prepared assuming that Everton will continue as a going concern. As discussed in Note 3 to the financial statements, Everton has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During our two most recent fiscal years and any subsequent interim period through to the date of our engagement of GKM, Malone & Bailey did not advise the Company of any of the matters identified in Item 304(a)(1)(v)(A) - (D) of Regulation S-K.

During our two most recent fiscal years and any subsequent interim period through to the date of our engagement of GKM, we did not consult with GKM regarding any matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Amended and Restated Bylaws provide, among other things, that a director, officer, employee or agent of the corporation may be indemnified against expenses (including attorneys’ fees inclusive of any appeal), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best of our interests, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe that such person’s conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Liaoning Creative Bellows Co., Ltd. and its subsidiary

We have audited the accompanying consolidated balance sheets of Liaoning Creative Bellows Co., Ltd. and its subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Liaoning Creative Bellows Co., Ltd. and its Subsidiary as of December 31, 2009 and 2008, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles.

Goldman Kurland and Mohidin, LLP
Encino, California
June 29, 2010, except for Note 18, for which the date is July 12, 2010

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS

CURRENT ASSETS:
Cash and equivalents	$1,295,145	$25,855
Accounts receivable	1,320,899	-
Other receivables	550,469	64
Retentions receivable	57,088	-
Advance to suppliers	11,245	-
Inventories	169,707	1,235

Total current assets	3,404,553	27,154

NON CURRENT ASSETS:
Long term investment	87,872	-
Retentions receivable	63,234	-
Prepayment	254,940	-
Construction in process	2,326,460	1,079,196
Property and equipment, net	52,864	2,508
Land use right	3,536,894	3,606,315

Total non current assets	6,322,264	4,688,019

TOTAL ASSETS	$9,726,817	$4,715,173

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$518,392	$658
Other payables	747,759	929,682
Unearned revenue	202,812	-
Short term loans	3,221,932	-
Taxes payable	466,593	50,710

Total current liabilities	5,157,488	981,050

CONTINGENCY AND COMMITMENT

STOCKHOLDERS' EQUITY
Paid in capital	359,090	359,090
Statutory reserves	393,578	308,949
Accumulated other comprehensive income	289,383	285,542
Retained earnings	3,527,278	2,780,542

Total stockholders' equity	4,569,329	3,734,123

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,726,817	$4,715,173

The accompanying notes are an integral part of these consolidated financial statements.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	YEARS ENDED DECEMBER 31,
	2009	2008

Net sales	$2,730,954	$-

Cost of goods sold	1,301,400	-

Gross profit	1,429,554	-

Operating expenses
Selling	62,088	-
General and administrative	365,172	139,381

Total operating expenses	427,260	139,381

Income (loss) from operations	1,002,294	(139,381)

Non-operating income (expense)
Interest income	464	-
Subsidy income	240,465	493,412
Interest expense	(129,760)	-

Total non-operating income	111,169	493,412

Income before income tax	1,113,463	354,031

Income tax expense	(282,098)	-

Net Income	831,365	354,031

Foreign currency translation	3,841	218,508

Comprehensive Income	$835,206	$572,539

The accompanying notes are an integral part of these consolidated financial statements.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2009 AND 2008

	Paid in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total

Balance at January 1, 2008	$359,090	$273,546	$67,034	$2,461,914	$3,161,584

Net income for the year	-	-	-	354,031	354,031

Transfer to statutory reserves	-	35,403	-	(35,403)	-

Foreign currency translation gain	-	-	218,508	-	218,508

Balance at December 31, 2008	359,090	308,949	285,542	2,780,542	3,734,123

Net income for the year	-	-	-	831,365	831,365

Transfer to statutory reserves	-	84,629	-	(84,629)	-

Foreign currency translation gain	-	-	3,841	-	3,841

Balance at December 31, 2009	$359,090	$393,578	$289,383	$3,527,278	$4,569,329

The accompanying notes are an integral part of these consolidated financial statements.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$831,365	$354,031
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	75,019	29,823
(Increase) decrease in current assets:
Accounts receivable	(1,320,357)	-
Other receivables	(550,179)	(63)
Retentions receivable	(120,273)	-
Advance to suppliers	(11,240)	-
Inventories	(168,401)	(1,216)
Prepayment	(254,835)	2,230
Increase (decrease) in current liabilities:
Accounts payable	517,521	648
Other payables	(182,719)	913,865
Unearned revenue	202,729	-
Taxes payable	415,664	49,904

Net cash provided by (used in) operating activities	(565,706)	1,349,222

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in process	(1,245,742)	(1,062,040)
Acquisition of property & equipment	(52,581)	(2,468)
Acquisition of land use right	-	(3,578,811)
Long term investment	(87,353)	-

Net cash used in investing activities	(1,385,676)	(4,643,319)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loans	3,220,612	-

Net cash provided by financing activities	3,220,612	-

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	60	159,503

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	1,269,290	(3,134,594)

CASH & EQUIVALENTS, BEGINNING OF YEAR	25,855	3,160,449

CASH & EQUIVALENTS, END OF YEAR	$1,295,145	$25,855

Supplemental Cash flow data:
Income tax paid	$14,883	$-
Interest paid	$129,274	$-

The accompanying notes are an integral part of these consolidated financial statements.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Liaoning Creative Bellows Co., Ltd (“Creative Bellows”) was incorporated in Liaoning Province, People’s Republic of China (“PRC”) on September 17, 2007. Creative Bellows designs and manufactures bellows expansion joints, pressure vessels and other fabricated metal specialty products.

On May 26, 2009, Creative Bellows and three individual shareholders established Liaoning Creative Wind Power Equipment Co., Ltd (“Creative Wind Power”). At the end of 2009, Creative Bellows owned 100% of Creative Wind Power as a result of the transfer of ownership to Creative Bellows by the three individual shareholders. Creative Wind Power markets and sells wind towers designed and manufactured by Creative Bellows. Creative Bellows and Creative Wind Power are collectively called “the Company.”

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Creative Bellows and Creative Wind Power. All intercompany transactions and account balances are eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP), management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates include the recoverability of long-lived assets and the valuation of inventories. Actual results could differ from those estimates.

Cash and Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of a percentage of sales deposited by the Company into its bank accounts according to contract terms and which serves as a product delivery guarantee. The restriction is released upon customer acceptance of the product.

Accounts and Retentions Receivable

The Company maintains reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Based on preceding collection activity, the Company did not have any allowances for bad debts at December 31, 2009 or 2008.

At December 31, 2009 and 2008, the Company had retentions receivable for product quality assurance of $120,322 and $0, respectively. The retention rate generally was 5% - 10% of the sales price with a term of one to two years, but no later than the termination of the warranty period. The Company has not encountered any significant collectability issue with respect to the retention receivables.

Inventories

The Company’s inventories are valued at the lower of cost or market with cost determined on a weighted average basis. The Company compares the cost of inventories with the market value and allowance is made to write down the inventories to their market value, if lower.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of property and equipment is provided using the straight-line method for substantially all assets with 5% salvage value and estimated lives as follows:

Machinery	5 – 8	years
Vehicle	5	years
Office Equipment	5	years

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2009 or 2008, there were no significant impairments of its long-lived assets.

Warranties

The Company offers a warranty to its customers on its products for up to 24 months depending on the terms negotiated with each customer. During the warranty period, the Company will repair or replace defective products free of charge. As of December 31, 2009, the Company has not incurred any warranty expense since its commencement of production in 2009. Accordingly, the Company made no warranty expense accrual because the Company has incurred $0 in warranty expense. However, the Company will monitor warranty claims and accrue for warranty expense accordingly. The Company will use ASC Topic 450 for the accounting of our standard warranty.

The Company provides its warranty to all customers and does not consider it an additional service; rather, the warranty is considered an integral part of the product’s sale. There is no general right of return indicated in the contracts or purchase orders. If a product under warranty is defective or malfunctioning, the Company is responsible for fixing it or replacing it with a new product. The Company’s products are the only deliverables.

The Company provides after-sales services at a charge after expiration of the warranty period. Such revenue is recognized when service is provided.

Income Taxes

The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” codified in FASB ASC Topic 740, on June 10, 2009.  As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity.  When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605).  Sales revenue, including the final 10% of the purchase price, is recognized after delivery is complete, customer acceptance of the product occurs and collectability is reasonably assured. Customer acceptance occurs after the customer puts the product through a quality inspection, which normally is completed within one to two weeks from customer receipt of the product. The customer is responsible for installation and integration of our component products into their end products. Payments received before satisfaction of all relevant criteria for revenue recognition are recorded as unearned revenue. Unearned revenue consists of payments received from customers prior to customer acceptance of the product.

The Company's standard payment terms generally provide that 30% of the purchase price is due upon the placement of an order, 30% is due upon reaching certain milestones in the manufacturing process and 30% is due upon customer inspection and acceptance of the product, which customers normally complete within one to two weeks after delivery. As a common practice in the manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of the product warranty period, which can be up to 24 months from the customer acceptance date.  The final 10% of the purchase price is recognized as revenue upon customer acceptance of the product. Payment terms are negotiated on a case-by-case basis and these payment percentages and terms may differ for each customer.

Sales revenue represents the invoiced value of goods, net of value-added tax (VAT).  The Company’s products sold and services provided in the PRC are subject to Chinese VAT of 17% of the gross sales price.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  The Company recorded VAT payable and VAT receivable net of payments in the financial statements.  The VAT tax return is filed offsetting the payables against the receivables.

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, labor costs and related overhead, which are directly attributable to the products and other indirect costs that benefit all products. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Research and Development

Research and development costs are related primarily to the Company’s development and testing of its new technologies that are used in the manufacturing of bellows-related products. Research and development costs are expensed as incurred.  For the years ended December 31, 2009 and 2008, research and development was $66,582 and $0, respectively. Research and development was included in general and administrative expenses.

Subsidy Income

Subsidy income is a grant from Administrative Committee of Liaoning Province TieLing Economic & Technological Development Zone to attract businesses with high-tech products to such zone. The grant was for general working capital needs without any conditions and restrictions, and not required to be repaid. The grant was determined based on the investment made by the Company, its floor space occupied in such zone, and certain taxes paid by the Company. For 2009 and 2008, the Company received $240,465 and $493,412 in subsidy income, respectively.

Basic and Diluted Earnings per Share (EPS)

The Company is a limited company formed under the laws of the PRC. Similar to limited liability companies (LLC) in the United States, limited companies in the PRC do not issue shares to the owners. The owners are called shareholders, however. Ownership interest is determined in proportion to capital contributed.  Accordingly, earnings per share data are not presented.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC.  Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, as well as by the general state of the PRC economy.

Statement of Cash Flows

In accordance with SFAS 95, “Statement of Cash Flows,” codified in FASB ASC Topic 230, cash flows from the Company's operations are calculated based upon local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Fair Value of Financial Instruments

Certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued liabilities and short-term debt, have carrying amounts that approximate their fair values due to their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of December 31, 2009 and 2008, the Company did not identify any assets and liabilities required to be presented on the balance sheet at fair value.

Foreign Currency Translation and Transactions

The accompanying consolidated financial statements are presented in United States Dollars (“USD”). The Company’s functional currency is RMB, which is translated into USD for balance sheet accounts using the current exchange rates in effect as of the balance sheet date and for revenue and expense accounts using the average exchange rate during the fiscal year. The translation adjustments are recorded as a separate component of stockholders’ equity, captioned accumulated other comprehensive income (loss). Gains and losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations. There were no significant fluctuations in the exchange rate for the conversion of RMB to USD after the balance sheet date.

Comprehensive Income (Loss)

The Company uses SFAS 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the period since inception of business through December 31, 2009, included net income and foreign currency translation adjustments.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Segment Reporting

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” (codified in FASB ASC Topic 280), requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure or any other manner in which management disaggregates a company.

Management determined that all of its product lines—bellows expansion joints, pressure vessels and wind towers—constituted a single reportable segment in accordance with ASC 280. The Company operates exclusively in one business: the design and manufacture of high performance fabricated metal specialty components for heavy industry. The manufacturing processes for each of our products—principally the rolling and welding of raw steel materials—make use of the same pool of production workers and engineering talent for design, fabrication, assembly and testing. Our products are characterized and marketed by their ability to withstand temperature, pressure, structural load and other environmental factors. Our products are used by large-scale industrial companies in China specializing in heavy industry and our sales force sells our products directly to these companies, who utilize our components in their finished products. All of our long-lived assets for production are located in one facility in Tieling, Liaoning Province, China, and operate within the same environmental, safety and quality regulations governing industrial component manufacturing companies. We established our subsidiary, Creative Wind Power, solely for the purpose of marketing and selling our wind towers, which constitute the structural support cylinder for an industrial wind turbine installation. The gross margin of our wind towers is currently lower than our other component products because of one-time startup and production costs associated with our introduction of the new product line. Management believes that the gross margin of our wind tower product line will increase as our startup costs decrease and associated manufacturing processes become more efficient as production increases. As a result, management views the Company’s business and operations for all product lines as a blended gross margin when determining future growth, return on investment and cash flows. Accordingly, management has concluded the Company had one reportable segment in accordance with ASC 280 because (i) all of our fabricated metal specialty components are created with similar production processes in the same facility and same regulatory environment and sold to similar customers using similar distribution systems and (ii) gross margins of all product lines are expected to converge as one-time startup costs are reduced and production efficiencies improve for newly introduced products.

	For The Year Ended December 31,
	2009	2008
Revenues from product lines
Bellows expansion joints	$1,793,700	$-
Pressure vessels	937,254	-
Wind towers	-	-
	$2,730,954	$-

New Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On July 1 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in Notes to the Consolidated Financial Statements.

In May 2009, the FASB issued SFAS 165, “Subsequent Events” (“SFAS 165”) codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 also requires entities to evaluate the subsequent events through the date the financial statements are issued. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. The Company evaluated subsequent events through the date that the financial statements were issued.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50. This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. FSP 115-2 requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulate other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

FASB ASC 820-10 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. This standard is effective for fiscal years beginning after November 15, 2007; however, it provides a one-year deferral of the effective date for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. The Company adopted this standard for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities disclosed or recognized at fair value on a recurring basis (at least annually) as of June 10, 2009.  The adoption of this standard did not have a material impact on its financial statements.

FASB ASC 820-10 provides additional guidance for Fair Value Measurements when the volume and level of activity for the asset or liability has significantly decreased. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on its financial statements.

FASB ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. This standard also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This standard was adopted by the Company beginning June 10, 2009, and will change the accounting for business combinations on a prospective basis.

FASB ASC 350-30 and 275-10 amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited.  The adoption of this standard did not have any impact on the Company’s financial statements.

FASB ASC 825-10 requires disclosures about the fair value of financial instruments for interim reporting periods. This standard is effective for interim reporting periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

FASB ASC 320-10 amends the other-than-temporary impairment guidance for debt and equity securities. This standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on its financial statements.

As of December 31, 2009, the FASB has issued ASU through No. 2009-17. None of the ASUs has had an impact on the Company’s financial statements.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Recently Issued Accounting Pronouncements Not Yet Adopted

As of December 31, 2009, there are no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements.

3. OTHER RECEIVABLES

Other receivables consisted of the following at December 31, 2009 and 2008:

	2009	2008
Short term advance to third parties	$254,243	$-
Deposits for bidding	271,236	-
Deposit for patent	22,261	-
Other	2,729	64
Total	$550,469	$64

The short term advance to third parties is interest free and was due within one year.

4. INVENTORIES

Inventories consisted of the following at December 31, 2009 and 2008:

	2009	2008
Raw material	$131,988	$1,235
Finished goods	6,416	-
Work in process	31,303	-
Total	$169,707	$1,235

5. LONG TERM INVESTMENT

On June 10, 2009, Creative Bellows entered into a long term investment agreement with a Credit Union and purchased 600,000 Credit Union shares for $87,872.  As a result, Creative Bellows became a 0.57% shareholder of the Credit Union. The Company accounted for this investment using the cost method. There was no significant impairment of investment as at December 31, 2009.

6. PREPAYMENT

Prepayment mainly represented prepaid land occupancy fee to the inhabitants of the land as a result of the Company’s planned future use of the land for constructing a manufacturing plant.

7. CONSTRUCTION IN PROGRESS

Construction in progress represented the amount paid for construction of ancillary facilities for a manufacturing plant.

8. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at December 31, 2009 and 2008:

	2009	2008
Equipment	$35,687	$-
Vehicle	4,394	-
Office equipment	15,032	2,508
Total	55,113	2,508
Accumulated depreciation	(2,249)	-
Net value	$52,864	$2,508

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Depreciation expense for the years December 31, 2009 and 2008, was $2,249 and $0, respectively.

9. LAND USE RIGHT

All land in the PRC is government-owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company has the right to use the land for 50 years and amortizes the right on a straight-line basis over 50 years.

Land use right as of December 31, 2009 and 2008, was:

	2009	2008
Land use right	$3,640,028	$3,636,620
Less: Accumulated amortization	(103,134)	(30,305)
Net value	$3,536,894	$3,606,315

Amortization expense of intangible assets for the years ended December 31, 2009 and 2008, was $72,770 and $29,823. Annual amortization expense for the next five years is expected to be as follows:

2010	2011	2012	2013	2014	Thereafter

$73,000	$73,000	$73,000	$73,000	$73,000	$3,172,000

10. OTHER PAYABLES

Other payables mainly consisted of short term borrowings from the third parties bearing no interest and due within a year, which were $747,759 and $929,682 at December 31, 2009 and 2008, respectively.

11. SHORT TERM LOANS

On June 2, 2009, the Company borrowed $1,391,289 and $805,483 from two Credit Unions. Both of the loans bore interest of 10.459% with maturity dates on May 26, 2010. These loans were not subject to any covenants and were paid in full in August 2010.

On December 31, 2009, the Company borrowed $951,935 and $73,225 from two Credit Unions. Both of the loans bore interest of 9.558% with maturity dates on May 26, 2010.  These loans were not subject to any covenants and were paid in full in August 2010.

All the loans were pledged to the Company’s collateralized land use right, building and other long-lived assets.

12. TAXES PAYABLE

Taxes payable consisted of the following at December 31, 2009 and 2008:

	2009	2008
Value added tax	$142,957	$(4,581)
Income tax	267,324	-
Land use tax	55,343	55,291
Other tax	969	-
Total	$466,593	$50,710

13. MAJOR CUSTOMERS AND VENDORS

Four customers accounted for 51% of sales for 2009, and each customer accounted for 19%, 12%, 10% and 10% of sales, respectively. At December 31, 2009, the total receivable balance due from these customers was $442,625.

Two vendors accounted for 40% of purchases for 2009, and each vendor accounted for 25% and 15% of purchases, respectively. At December 31, 2009, the total payable due to these vendors was $84,018.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

14. INCOME TAX

Effective January 1, 2008, the PRC government implemented a new corporate income tax law with a maximum corporate income tax rate of 25%. The Company is governed by the Income Tax Law of the PRC for privately run enterprises, which are generally subject to tax at a rate of 25% on income reported in the financial statements after appropriate tax adjustments.

Creative Bellows and Creative Wind Power generated substantially all of their net income from their PRC operations. Creative Bellows and Creative Wind Power’s effective income tax rate for 2009 was 25%.

For 2008, subsidy income was exempted from income tax (See Note 2). Net income for 2008 would have been reduced by $89,000 to $266,000 had the subsidy income was not tax exempted.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the year ended December 31, 2009 and 2008:

	For The Year Ending December 31,
	2009	2008
US statutory rates	34.0%	34.0%
Tax rate difference	(9.0)%	(9.0)%
Other	0.3%	-
Tax exemption	-	(25.0)%
Effective income tax rate	25.3%	-

There were no material temporary differences as of December 31, 2009 and 2008, that resulted in deferred taxes.

15. STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, PRC subsidiaries of the Company are required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The PRC subsidiaries of the Company are required to transfer 10% of their net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.  The Company had $393,578 and $308,949 in this reserve at December 31, 2009 and 2008.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund into which the Company can elect to transfer 5% to 10% of its net income.  The Company did not make any contribution to this fund in 2009 and 2008.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

16. COMMITMENT

On September 21, 2009, the Company entered into a construction contract with a local authority, the Administration Committee for Liaoning Special Vehicle Production Base (“LSVPB”), to build a plant for the Company. LSVPB is responsible for the construction of the main body of the plant and the Company is responsible for the construction of certain infrastructure for the plant, including plumbing, heating and electrical systems. The plant has an estimated area of 8,947 square meters with construction costs estimated at RMB 1,350 ($200) per square meter. The final cost of construction will be determined based on actual square meters built.

LSVPB is responsible for hiring a qualified construction team according to the Company’s approved design and the Company must approve any material changes to the design during construction. LSVPB is also responsible for site survey, quality supervision and completion of inspection, and transfer of all construction completion records to the Company. Upon completion of its ownership registration, the Company is required to pledge the plant as collateral for payment by the Company to LSVPB of approximately $1,789,000 (RMB 12,078,000) in plant construction cost. The pledge will terminate upon payment in full by the Company.

The Company will pay LSVPB for the cost of the project in five equal annual installment payments in October of each year starting October 2010. The Company is not required to pay interest. Ownership of the plant will transfer to the Company upon payment in full by the Company. The default penalty will be 0.5% of the amount outstanding, compounded daily, in the event of a payment default. LSVPB has the right to foreclose on the plant in the event that payments are in arrears for more than two years, in which case all prior payments made by the Company will be treated as liquidated damages by LSVPB.

The Company will record the cost of construction at the present value of the five annual payments when the Company starts using the plant, with credit corresponding account to long term payable . Imputed interest up to the completion of construction will be capitalized. The remaining imputed interest will be amortized over the remaining term of repayment. Amortization of the cost will commence from the date of occupation and use. The Company started using the plant on August 30, 2010.

Construction was completed on August 30, 2010, with the actual cost equal to the estimated cost. The Company expects to file for ownership registration by the end of this year or beginning of 2011.

17. OPERATING RISKS

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

18. SUBSEQUENT EVENTS

On June 18, 2010, Everton Capital Corporation, a U.S. shell company, changed its name to CleanTech Innovations, Inc. (“CleanTech”) and authorized an 8-for-1 forward split of its common stock, effective July 2, 2010. Prior to the forward split, CleanTech had 5,501,000 shares of common stock outstanding, and, after giving effect to the forward split, CleanTech had 44,008,000 shares of common stock outstanding. The effect of the forward stock split was retroactively reflected for the periods presented.

On July 2, 2010, the Company signed a share exchange agreement with CleanTech, whereby the Company’s shareholders received 15,122,000 shares in CleanTech. Concurrent with the share exchange agreement, CleanTech’s principal shareholder cancelled 40,000,000 shares in CleanTech for $40,000, which was charged to additional paid in capital. The $40,000 payment reflected the fair value of the shares in the pre-acquisition company, which was a non-operating public shell with no trading market for its common stock. The cancelled shares were retired and, for accounting purposes, the shares were treated as not having been outstanding for any period presented. CleanTech had 4,008,000 shares outstanding after the cancellation of the shares. After giving effect to the foregoing transactions, the shareholders of Creative Bellows owned 79.05% of the 19,130,000 shares outstanding of CleanTech. Simultaneously with the share exchange agreement, CleanTech changed its year end from August to December. For accounting purposes, the transaction is being accounted for as a recapitalization of Creative Bellows as the Creative Bellows’ shareholders own the majority of the shares outstanding and will exercise significant influence over the operating and financial policies of the consolidated entity. Prior to the acquisition of Creative Bellows, CleanTech was a non-operating public shell. Pursuant to SEC rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction, rather than a business combination. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization.

On July 12, 2010, CleanTech completed a closing of a private placement offering of Units (as defined below) pursuant to which CleanTech sold 3,333,322 Units at $3.00 per Unit for $10,000,000. Each “Unit” consisted of one share of CleanTech’s common stock and a three-year warrant to purchase 15% of one share of CleanTech’s common stock at $3.00 per share. The warrants are immediately exercisable, expire on the third anniversary of their issuance, and entitle the purchasers of the Units, in the aggregate, to purchase up to 499,978 shares of CleanTech’s common stock at $3.00 per share. The warrants may be called by CleanTech at any time after (i) the registration statement registering the common stock underlying the warrants becomes effective, (ii) the common stock is listed on a national securities exchange and (iii) the trading price of the common stock exceeds $4.00. CleanTech also issued warrants to purchase 333,332 shares of common stock to the placement agents in the offering. The warrants granted to these placement agents had the same terms and conditions as the warrants granted in the offering.  The warrants are exercisable into a fixed number of shares, solely redeemable by CleanTech and not redeemable by warrant holders.  Accordingly, the warrants are classified as equity instruments.  CleanTech accounted for the warrants issued to the investors and placement agents based on the fair value method under ASC Topic 505. The fair value of the warrants was calculated using the Black Scholes Model and the following assumptions: estimated life of three years, volatility of 147%, risk free interest rate of 1.89%, and dividend yield of 0%. No estimate of forfeitures was made as CleanTech has a short history of granting options. CleanTech recorded the proceeds net of the fair value of warrants of $5,903,228.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	June 30, 2010 (Unaudited)	December 31, 2009
ASSETS

CURRENT ASSETS:
Cash and equivalents	$532,931	$1,295,145
Restricted cash	1,217,644	-
Accounts receivable	1,968,524	1,320,899
Other receivables	912,163	550,469
Retentions receivable	86,335	57,088
Advance to suppliers	1,044,885	11,245
Deposit	7,657	-
Inventories	2,127,335	169,707
Notes receivable	65,971	-

Total current assets	7,963,445	3,404,553

NON CURRENT ASSETS:
Long term investment	88,354	87,872
Retentions receivable	138,609	63,234
Prepayments	310,751	254,940
Construction in progress	143,948	2,326,460
Property and equipment, net	4,528,524	52,864
Land use right	3,579,555	3,536,894

Total non current assets	8,789,741	6,322,264

TOTAL ASSETS	$16,753,186	$9,726,817

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,487,864	$518,392
Other payables	24,593	747,759
Unearned revenue	3,262,277	202,812
Short term loans	3,622,495	3,221,932
Taxes payable	55,547	466,593

Total current liabilities	8,452,776	5,157,488

Total Liabilities	8,452,776	5,157,488

CONTINGENCY AND COMMITMENT

STOCKHOLDERS' EQUITY:
Paid in capital	3,464,786	359,090
Statutory reserve fund	450,160	393,578
Accumulated other comprehensive income	333,651	289,383
Retained earnings	4,051,813	3,527,278

Total stockholders' equity	8,300,410	4,569,329

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,753,186	$9,726,817

The accompanying notes are an integral part of these consolidated financial statements.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2010	2009	2010	2009

Net sales	$1,683,237	$272,395	$1,451,119	$64,437
Cost of goods sold	1,195,163	159,936	1,082,596	36,662

Gross profit	488,074	112,459	368,523	27,775

Operating expenses
Selling	107,435	7,376	53,457	4,216
General and administrative	364,393	125,493	201,925	58,030

Total operating expenses	471,828	132,869	255,382	62,246

Income (loss) from operations	16,246	(20,410)	113,141	(34,471)

Non-operating income (expense)
Interest income	3,348	253	7	253
Subsidy income	1,007,296	177,968	634,067	177,968
Other expenses	(43,461)	(145)	(1,085)	(145)
Interest expense	(213,586)	(16,455)	(109,600)	(16,424)

Total non-operating income	753,597	161,621	523,389	161,652

Income before income tax	769,843	141,211	636,530	127,181
Income tax expense	(188,726)	(36,605)	(150,566)	(36,605)

Net Income	581,117	104,606	485,964	90,576
Foreign currency translation	44,269	1,171	42,895	1,882

Comprehensive Income	$625,386	$105,777	$528,859	$92,458

The accompanying notes are an integral part of these consolidated financial statements.

LIAONING CREATIVE BELLOWS CO., LTD. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$581,117	$104,606
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	84,929	37,004
(Increase) decrease in current assets:
Accounts receivable	(702,791)	(231,247)
Retentions receivable	(103,439)	(12,171)
Other receivables	(356,868)	(1,668,071)
Advance to suppliers	(1,028,384)	(41,581)
Prepayment and deposit	(61,757)	(248,205)
Inventories	(1,946,863)	(134,865)
Restricted cash	(1,211,525)	-
Increase (decrease) in current liabilities:
Accounts payable	961,766	149,805
Other payables and accrued liabilities	(723,618)	107,985
Unearned revenue	3,042,982	134,647
Taxes payable	(411,530)	35,679

Net cash used in operating activities	(1,875,981)	(1,766,414)

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress	(38,007)	(116,282)
Acquisition of property & equipment	(1,458,035)	(5,064)
Acquisition of intangible assets	(60,134)	-
Investment	-	(87,813)

Net cash used in investing activities	(1,556,176)	(209,159)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution by shareholders	2,285,754	731,775
Proceeds from short term loans	5,946,097	2,195,325
Repayment of short term loans	(5,565,156)	-

Net cash provided by financing activities	2,666,695	2,927,100

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	3,248	122

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	(762,214)	951,649

CASH & EQUIVALENTS, BEGINNING OF PERIOD	1,295,145	25,855

CASH & EQUIVALENTS, END OF PERIOD	$532,931	$977,504

Supplemental Cash flow data:
Income tax paid	$320,333	$-
Interest paid	$204,584	$16,455

The accompanying notes are an integral part of these consolidated financial statements.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Liaoning Creative Bellows Co., Ltd (“Creative Bellows”) was incorporated in Liaoning Province, People’s Republic of China (“PRC”) on September 17, 2007. Creative Bellows designs and manufactures bellows expansion joints, pressure vessels and other fabricated metal specialty products.

On May 26, 2009, Creative Bellows and three individual shareholders established Liaoning Creative Wind Power Equipment Co., Ltd (“Creative Wind Power”). At the end of 2009, Creative Bellows owned 100% of Creative Wind Power as a result of the transfer of ownership to Creative Bellows by the three individual shareholders. Creative Wind Power markets and sells wind towers designed and manufactured by Creative Bellows. Creative Bellows and Creative Wind Power are collectively called “the Company.”

These unaudited consolidated financial statements were prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) that are, in the opinion of management, necessary to present fairly the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) were omitted pursuant to such rules and regulations.  These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes.  The results for the six and three months ended June 30, 2010, are not necessarily indicative of the results to be expected for the full year ending December 31, 2010.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Creative Bellows and Creative Wind Power. All intercompany transactions and account balances are eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability of long-lived assets and the valuation of inventories. Actual results could differ from those estimates.

Cash and Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of a percentage of sales deposited by the Company into its bank accounts according to contract terms and which serves as a product delivery guarantee. The restriction is released upon customer acceptance of the product. As of June 30, 2010 and December 31, 2009, the Company had restricted cash of $1,217,644 and $0, respectively.

Accounts and Retentions Receivable

The Company maintains reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Based on historical collection activity, the Company did not have any allowances for bad debts at June 30, 2010 (unaudited) and December 31, 2009.

At June 30, 2010 and December 31, 2009, the Company had retentions receivable for product quality assurance of $224,944 and $120,322, respectively. The retention rate generally was 10% of the sales price with a term of one to two years, but no later than the termination of the warranty period. The Company has not encountered any significant collectability issue with respect to the retention receivables.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Inventories

The Company’s inventories are valued at the lower of cost or market with cost determined on a weighted average basis. The Company compares the cost of inventories with the market value and allowance is made to write down the inventories to their market value, if lower.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of property and equipment is provided using the straight-line method for substantially all assets with 5% salvage value and estimated lives as follows:

Building	40	years
Machinery	5 – 15	years
Vehicle	5	years
Office Equipment	5	years

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  Based on its review, the Company believes that, as of June 30, 2010 and December 31, 2009, there were no significant impairments of its long-lived assets.

Income Taxes

The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that were included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” codified in FASB ASC Topic 740, on June 10, 2009.  As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity.  When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Revenue Recognition

The Company's revenue recognition policies are in compliance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605).  Sales revenue, including the final 10% of the purchase price, is recognized after delivery is complete, customer acceptance of the product occurs and collectability is reasonably assured. Customer acceptance occurs after the customer puts the product through a quality inspection, which normally is completed within one to two weeks from customer receipt of the product. The customer is responsible for installation and integration of our component products into their end products. Payments received before satisfaction of all relevant criteria for revenue recognition are recorded as unearned revenue. Unearned revenue consists of payments received from customers prior to customer acceptance of the product.

The Company's standard payment terms generally provide that 30% of the purchase price is due upon the placement of an order, 30% is due upon reaching certain milestones in the manufacturing process and 30% is due upon customer inspection and acceptance of the product, which customers normally complete within one to two weeks after delivery. As a common practice in the manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of the product warranty period, which can be up to 24 months from the customer acceptance date.  The final 10% of the purchase price is recognized as revenue upon customer acceptance of the product. Payment terms are negotiated on a case-by-case basis and these payment percentages and terms may differ for each customer.

Sales revenue represents the invoiced value of goods, net of value-added tax (VAT).  The Company’s products sold and services provided in the PRC are subject to Chinese VAT of 17% of the gross sales price.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  The Company recorded VAT payable and VAT receivable net of payments in the financial statements.  The VAT tax return is filed offsetting the payables against the receivables.

Warranties

The Company offers a warranty to its customers on its products for up to 24 months depending on the terms negotiated with each customer. During the warranty period, the Company will repair or replace defective products free of charge. As of June 30, 2010, the Company has not incurred any warranty expense since its commencement of production in 2009. Accordingly, the Company made no warranty expense accrual because the Company has incurred $0 in warranty expense. However, the Company will monitor warranty claims and accrue for warranty expense accordingly. The Company will use ASC Topic 450 for the accounting of our standard warranty.

The Company provides its warranty to all customers and does not consider it an additional service; rather, the warranty is considered an integral part of the product’s sale. There is no general right of return indicated in the contracts or purchase orders. If a product under warranty is defective or malfunctioning, the Company is responsible for fixing it or replacing it with a new product. The Company’s products are the only deliverables.

The Company provides after-sales services at a charge after expiration of the warranty period. Such revenue is recognized when service is provided.

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, labor costs and related overhead, which are directly attributable to the products and other indirect costs that benefit all products. Write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Research and Development

Research and development costs are related primarily to the Company’s development and testing of its new technologies that are used in the manufacturing of bellows-related products. Research and development costs are expensed as incurred.  For the six months ended June 30, 2010 and 2009, research and development was immaterial, respectively. For the three months ended June 30, 2010 and 2009, research and development was immaterial. Research and development was included in general and administrative expenses.

Subsidy Income

Subsidy income is a grant from Administrative Committee of Liaoning Province TieLing Economic & Technological Development Zone to attract businesses with high-tech products to such zone. The grant was for general working capital needs without any conditions and restrictions, not required to be repaid and was exempt from income tax in 2008. From 2009, subsidy income is subject to statutory income tax. The grant is determined based on the investment made by the Company, its floor space occupied in such zone, and certain taxes paid by the Company. For the six months ended June 30, 2010 and 2009, the subsidy income was $1,007,296 and $177,968, respectively.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Basic and Diluted Earnings per Share (EPS)

The Company is a limited company formed under the laws of the PRC. Similar to limited liability companies (LLC) in the United States, limited companies in the PRC do not issue shares to the owners. The owners are called shareholders, however. Ownership interest is determined in proportion to capital contributed.  Accordingly, earnings per share data are not presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and other receivables. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC.  Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, as well as by the general state of the PRC economy.

Statement of Cash Flows

In accordance with SFAS 95, “Statement of Cash Flows,” codified in FASB ASC Topic 230, cash flows from the Company's operations are calculated based upon local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.  The cash flows from operating, investing and financing activities exclude the effects of the following transactions during the six months ended June 30, 2010:

i.	Conversion from construction in progress to fixed assets of $2,222,265.
ii.	Contribution of property, plant and equipment of $820,489 by the shareholders (See Note 19).

Fair Value of Financial Instruments

Certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued liabilities and short-term debt, have carrying amounts that approximate their fair values due to their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 30, 2010 and December 31, 2009, the Company did not identify any assets and liabilities required to be presented on the balance sheet at fair value.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

Foreign Currency Translation and Transactions

The accompanying consolidated financial statements are presented in United States Dollars (“USD”). The Company’s functional currency is RMB, which is translated into USD for balance sheet accounts using the current exchange rates in effect as of the balance sheet date and for revenue and expense accounts using the average exchange rate during the fiscal year. The translation adjustments are recorded as a separate component of stockholders’ equity, captioned accumulated other comprehensive income (loss). Gains and losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations. There were no significant fluctuations in the exchange rate for the conversion of RMB to USD after the balance sheet date.

Comprehensive Income (Loss)

The Company uses SFAS 130 “Reporting Comprehensive Income” (codified in FASB ASC Topic 220). Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the six and three months ended June 30, 2010 and 2009 (unaudited) included net income and foreign currency translation adjustments.

Segment Reporting

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” (codified in FASB ASC Topic 280), requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure or any other manner in which management disaggregates a company.

Management determined that all of its product lines—bellows expansion joints, pressure vessels and wind towers—constituted a single reportable segment in accordance with ASC 280. The Company operates exclusively in one business: the design and manufacture of high performance fabricated metal specialty components for heavy industry. The manufacturing processes for each of our products—principally the rolling and welding of raw steel materials—make use of the same pool of production workers and engineering talent for design, fabrication, assembly and testing. Our products are characterized and marketed by their ability to withstand temperature, pressure, structural load and other environmental factors. Our products are used by large-scale industrial companies in China specializing in heavy industry and our sales force sells our products directly to these companies, who utilize our components in their finished products. All of our long-lived assets for production are located in one facility in Tieling, Liaoning Province, China, and operate within the same environmental, safety and quality regulations governing industrial component manufacturing companies. We established our subsidiary, Creative Wind Power, solely for the purpose of marketing and selling our wind towers, which constitute the structural support cylinder for an industrial wind turbine installation. The gross margin of our wind towers is currently lower than our other component products because of one-time startup and production costs associated with our introduction of the new product line. Management believes that the gross margin of our wind tower product line will increase as our startup costs decrease and associated manufacturing processes become more efficient as production increases. As a result, management views the Company’s business and operations for all product lines as a blended gross margin when determining future growth, return on investment and cash flows. Accordingly, management has concluded the Company had one reportable segment in accordance with ASC 280 because (i) all of our fabricated metal specialty components are created with similar production processes in the same facility and same regulatory environment and sold to similar customers using similar distribution systems and (ii) gross margins of all product lines are expected to converge as one-time startup costs are reduced and production efficiencies improve for newly introduced products.

	Six Months Ended June 30,
	2010	2009
Revenues from product lines
Bellows expansion joints	$652,654	$63,345
Pressure vessels	44,293	209,050
Wind towers	986,290	-
	$1,683,237	$272,395

New Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2009-13 on ASC 605, Revenue Recognition – Multiple Deliverable Revenue Arrangement – a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 amended guidance related to multiple-element arrangements which requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. The consensus eliminates the use of the residual method of allocation and requires the relative-selling-price method in all circumstances. All entities must adopt the guidance no later than the beginning of their first fiscal year beginning on or after June 15, 2010. Entities may elect to adopt the guidance through either prospective application for revenue arrangements entered into, or materially modified, after the effective date or through retrospective application to all revenue arrangements for all periods presented. We are currently evaluating the impact, if any, of ASU 2009-13 on our financial position and results of operations.

On February 25, 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09 Subsequent Events Topic 855, “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of US GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815, “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010-17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect this ASU will have a material impact on its financial position or results of operations when it adopts this update on January 1, 2011.

Recently Issued Accounting Pronouncements Not Yet Adopted

As of June 30, 2010, there are no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements.

3. ADVANCE TO SUPPLIERS

Advance to suppliers is prepayment to suppliers for raw material purchases.

4. OTHER RECEIVABLES

Other receivables consisted of the following at June 30, 2010 and December 31, 2009:

	2010	2009
Short term advance to third parties	$526,096	$254,243
Deposits for bidding	321,560	271,236
Deposit for patent	-	22,261
Other	64,507	2,729
Total	$912,163	$550,469

The short term advance to third parties is interest free and due within one year.

5. INVENTORIES

Inventories consisted of the following at June 30, 2010 and December 31, 2009:

	2010	2009
Raw material	$1,634,757	$131,988
Finished goods	153,922	6,416
Work in process	338,656	31,303
Total	$2,127,335	$169,707

6. NOTES RECEIVABLE – BANK ACCEPTANCES

The Company sold goods to its customers and received Commercial Notes (Bank Acceptance) from the customers in lieu of the payments for accounts receivable. The Company discounted notes with bank or endorsed notes to vendors for payment of their obligations or to get cash from third parties. Most of the Commercial Notes have a maturity of less than six months. At June 30, 2010 and December 31, 2009, the Company had notes receivable of $65,971 and $0, respectively, and there were no notes discounted.

7. LONG TERM INVESTMENT

On June 10, 2009, Creative Bellows entered into an investment with a Credit Union and purchased 600,000 Credit Union shares for $88,354. As a result, Creative Bellows became a 0.57% shareholder of the Credit Union. The Company accounted for this investment using the cost method. There was no significant impairment of investment as at June 30, 2010 and December 31, 2009.

8. PREPAYMENT

Prepayment mainly represented prepaid land occupancy fee to the inhabitants of the land as a result of the Company’s planned future use of the land for constructing a manufacturing plant.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

The Company’s construction project is divided into two phases. The first phase was completed in 2009 and assets were appropriately capitalized. The second phase of the construction project was assigned initially to a contractor with prepayment of $2.24 million as of March 31, 2010. The Company subsequently cancelled the contract with the original contractor and received its money back from the contractor on April 30, 2010. The Company then reassigned the second phase of the construction project, which is comprised mainly of a production workshop and related facilities, to the local government. By assigning the contract to the local government, the Company had no need to make any advance payment.

9. CONSTRUCTION IN PROGRESS

Construction in progress represented the amount paid for construction of ancillary facilities for a manufacturing plant.

As at June 30, 2010, the Company cancelled the contract with the original contractor (See Note 8) and reassigned the second phase of the construction project to the local government (See Note 20). By assigning the second phase of the construction project to the local government, the Company is committed to pay approximately $1.8 million in construction cost to the local government when the Company starts using the plant. However, under the terms of the agreement with the local government, the Company can pay the project cost evenly in five installments within five years. The Company started using the plant and recorded the cost of construction as a long term payable on August 30, 2010. The Company will make its first installment payment in October 2010.

10. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at June 30, 2010 and December 31, 2009:

	2010	2009
Building	$3,533,667	$-
Equipment	984,594	35,687
Vehicle	19,143	4,394
Office equipment	41,535	15,032
Total	4,578,939	55,113
Accumulated depreciation	(50,415)	(2,249)
Net value	$4,528,524	$52,864

Depreciation for the six months ended June 30, 2010 and 2009, was $47,911 and $237; depreciation for the three months ended June 30, 2010 and 2009, was $45,821 and $118, respectively.

11. LAND USE RIGHT

All land in the PRC is government-owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” to use the land. The Company has the right to use the land for 50 years and amortizes the right on a straight-line basis over 50 years.

Land use right as of June 30, 2010 and December 31, 2009:

	2010	2009
Land use right	$3,720,460	$3,640,028
Less: Accumulated amortization	(140,905)	(103,134)
Net Value	$3,579,555	$3,536,894

Amortization expense of intangible assets for the six and three months ended June 30, 2010, was $37,018 and $18,514, and for the six and three months ended June 30, 2009, was $36,767 and $18,587, respectively. At June 30, 2010, annual amortization expense for the next five years was expected to be as follows:

2011	2012	2013	2014	2015	Thereafter

$74,400	$74,400	$74,400	$74,400	$74,400	$3,208,000

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

12. OTHER PAYABLES AND ACCRUED LIABILITY

Other payables mainly consisted of short term borrowings from the third parties bearing no interest and due within a year and accrued payroll.

13. UNEARNED REVENUE

Unearned revenue represents cash collected for products not yet accepted by customers at the balance sheet date.

14. SHORT TERM LOANS

On June 2, 2009, the Company borrowed $1,398,931 and $809,907 from two Credit Unions. Both of the loans bore interest of 10.459% with maturity dates on May 26, 2010. These loans were not subject to any covenants and were paid in full in August 2010.

On December 31, 2009, the Company borrowed $957,163 and $73,629 from two Credit Unions. Both of the loans bore interest of 9.558% with maturity dates on May 26, 2010. These loans were not subject to any covenants and were paid in full in August 2010.

All above loans were pledged to the collateralized Company’s land use right, building and other long-lived assets.

In February and March 2010, the Company borrowed $5,565,156 from a bank. The short term loan bore interest of 4.425%. On March 18, 2010, the Company repaid the loan. This loan was pledged to the Company’s collateralized building and land use right.

On May 27, 2010, the Company borrowed $382,865 bearing interest of 5.346% from a bank. The maturity date is November 24, 2010. The loan is collateralized by raw material inventory and our CEO’s personal guarantee together with a third party’s guarantee.

15. TAXES PAYABLE

Taxes payable consisted of the following at June 30, 2010 and December 31, 2009:

	2010	2009
Value added tax	$(93,761)	$142,957
Income tax	148,424	267,324
Land use tax	-	55,343
Other tax	884	969
Total	$55,547	$466,593

16. MAJOR CUSTOMERS AND VENDORS

One customer accounted for 59% of sales for the six months ended June 30, 2010, and one customer accounted for 68% of sales for the three months ended June 30, 2010, respectively. At June 30, 2010, total receivable from this customer was $991,271.

Two customers accounted for 76% and 24% of sales for the six months ended June 30, 2009, and one customer accounted for 100% of sales for the three months ended June 30, 2009.

Two vendors accounted for 73% of purchases for the six months ended June 30, 2010, and each vendor accounted for 53% and 20% of purchases, respectively. For the three months ended June 30, 2010, one vendor accounted for 88% of purchases. At June 30, 2010, the total payable to these vendors was $666,023.

Two vendors accounted for 67% of purchases for the six months ended June 30, 2009, and each vendor accounted for 51% and 16% of purchases. Two vendors accounted for 80% of purchases for the three months ended June 30, 2009 and each accounted for 57% and 23%, respectively.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009
17. INCOME TAX

The Company is governed by the Income Tax Law of the PRC for privately run enterprises, which are generally subject to tax at a rate of 25% on income reported in the financial statements after appropriate tax adjustments.

Creative Bellows and Creative Wind Power generated substantially all of their net income from their PRC operations.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six and three months ended June 30, 2010 and 2009:

	For the Six Months Ended June 30,		For the Three Months Ended June 30
	2010	2009	2010	2009
US statutory rates	34.0%	34.0%	34.0%	34.0%
Tax rate difference	(9.0)%	(9.0)%	(9.0)%	(9.0)%
Other	(0.5)%	0.9%	(1.3)%	3.8%
Tax per financial statements	24.5%	25.9%	23.7%	28.8%

There were no material temporary differences as of June 30, 2010 and December 31, 2009.

18. PAID-IN CAPITAL

On January 29, 2010, three shareholders contributed $922,927 to the Company. On March 26, 2010, a third party contributed equipment with a fair value of $820,331 to the Company and became a shareholder; simultaneously, the three shareholders bought the third party’s ownership interest and became 100% owners of the Company. On April 15, 2010, one shareholder injected $1,025,491 to the Company as a cash contribution and an additional $336,947 as capital premium. As a result, at June 30, 2010, the total paid-in capital of the Company was increased to $3,464,786 from $359,090 at December 31, 2009.

19. STATUTORY RESERVES

Pursuant to the corporate law of the PRC effective January 1, 2006, PRC subsidiaries of the Company are required to maintain one statutory reserve by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserve represents restricted retained earnings.

Surplus reserve fund

The PRC subsidiaries of the Company are required to transfer 10% of their net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

Common welfare fund is a voluntary fund into which the Company can elect to transfer 5% to 10% of its net income.  The Company did not make any contribution to this fund in the six and three months ended June 30, 2010 and 2009.

This fund can only be utilized on capital items for the collective benefit of the Company’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

20. COMMITMENT

On September 21, 2009, the Company entered into a construction contract with a local authority, the Administration Committee for Liaoning Special Vehicle Production Base (“LSVPB”), to build a plant for the Company. LSVPB is responsible for the construction of the main body of the plant and the Company is responsible for the construction of certain infrastructure for the plant, including plumbing, heating and electrical systems. The plant has an estimated area of 8,947 square meters with construction costs estimated at RMB 1,350 ($200) per square meter. The final cost of construction will be determined based on actual square meters built.

LSVPB is responsible for hiring a qualified construction team according to the Company’s approved design and the Company must approve any material changes to the design during construction. LSVPB is also responsible for site survey, quality supervision and completion of inspection, and transfer of all construction completion records to the Company. Upon completion of its ownership registration, the Company is required to pledge the plant as collateral for payment by the Company to LSVPB of approximately $1,789,000 (RMB 12,078,000) in plant construction cost. The pledge will terminate upon payment in full by the Company.

The Company will pay LSVPB for the cost of the project in five equal annual installment payments in October of each year starting October 2010. The Company is not required to pay interest. Ownership of the plant will transfer to the Company upon payment in full by the Company. The default penalty will be 0.5% of the amount outstanding, compounded daily, in the event of a payment default. LSVPB has the right to foreclose on the plant in the event that payments are in arrears for more than two years, in which case all prior payments made by the Company will be treated as liquidated damages by LSVPB.

The Company will record the cost of construction at the present value of the five annual payments when the Company starts using the plant, with credit corresponding account to long term payable. Imputed interest up to the completion of construction will be capitalized. The remaining imputed interest will be amortized over the remaining term of repayment. Amortization of the cost will commence from the date of occupation and use. The Company started using the plant on August 30, 2010.

Construction was completed on August 30, 2010, with the actual cost equal to the estimated cost. The Company expects to file for ownership registration by the end of this year or beginning of 2011.

LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

21. OPERATING RISKS

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

22. SUBSEQUENT EVENTS

On June 18, 2010, Everton Capital Corporation, a U.S. shell company, changed its name to CleanTech Innovations, Inc. (“CleanTech”) and authorized an 8-for-1 forward split of its common stock, effective July 2, 2010. Prior to the forward split, CleanTech had 5,501,000 shares of common stock outstanding, and, after giving effect to the forward split, CleanTech had 44,008,000 shares of common stock outstanding.. The effect of the forward stock split was retroactively reflected for the periods presented.

On July 2, 2010, the Company signed a share exchange agreement with CleanTech, whereby the Company’s shareholders received 15,122,000 shares in CleanTech. Concurrent with the share exchange agreement, CleanTech’s principal shareholder cancelled 40,000,000 shares in CleanTech for $40,000, which was charged to additional paid in capital. The $40,000 payment reflected the fair value of the shares in the pre-acquisition company, which was a non-operating public shell with no trading market for its common stock. The cancelled shares were retired and, for accounting purposes, the shares were treated as not having been outstanding for any period presented. CleanTech had 4,008,000 shares outstanding after the cancellation of the shares. After giving effect to the foregoing transactions, the shareholders of Creative Bellows owned 79.05% of the 19,130,000 shares outstanding of CleanTech. Simultaneously with the share exchange agreement, CleanTech changed its year end from August to December. For accounting purposes, the transaction is being accounted for as a recapitalization of Creative Bellows as the Creative Bellows’ shareholders own the majority of the shares outstanding and will exercise significant influence over the operating and financial policies of the consolidated entity. Prior to the acquisition of Creative Bellows, CleanTech was a non-operating public shell. Pursuant to SEC rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction, rather than a business combination. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization.

On July 12, 2010, CleanTech completed a closing of a private placement offering of Units (as defined below) pursuant to which CleanTech sold 3,333,322 Units at $3.00 per Unit for $10,000,000. Each “Unit” consisted of one share of CleanTech’s common stock and a three-year warrant to purchase 15% of one share of CleanTech’s common stock at $3.00 per share. The warrants are immediately exercisable, expire on the third anniversary of their issuance, and entitle the purchasers of the Units, in the aggregate, to purchase up to 499,978 shares of CleanTech’s common stock at $3.00 per share. The warrants may be called by CleanTech at any time after (i) the registration statement registering the common stock underlying the warrants becomes effective, (ii) the common stock is listed on a national securities exchange and (iii) the trading price of the common stock exceeds $4.00. CleanTech also issued warrants to purchase 333,332 shares of common stock to the placement agents in the offering. The warrants granted to these placement agents had the same terms and conditions as the warrants granted in the offering.  The warrants are exercisable into a fixed number of shares, solely redeemable by CleanTech and not redeemable by warrant holders.  Accordingly, the warrants are classified as equity instruments.  CleanTech accounted for the warrants issued to the investors and placement agents based on the fair value method under ASC Topic 505. The fair value of the warrants was calculated using the Black Scholes Model and the following assumptions: estimated life of three years, volatility of 147%, risk free interest rate of 1.89%, and dividend yield of 0%. No estimate of forfeitures was made as CleanTech has a short history of granting options. CleanTech recorded the proceeds net of the fair value of warrants of $5,903,228.

On July 13, 2010, CleanTech and one of its directors agreed he will be compensated with a salary of $55,000 per annum and be granted options, effective July 13, 2010, to purchase 30,000 shares of CleanTech’s common stock, with options to purchase 10,000 shares vesting immediately and the remainder to vest in increments of 10,000 shares on each subsequent annual anniversary of the grant date. The options may be exercised at $8.44 per share, which was the closing price of CleanTech’s common stock on the OTCBB on July 13, 2010. The fair value of the options was calculated using the Black Scholes Model and the following assumptions: estimated life of 3 years, volatility of 147%, risk free interest rate of 1.89%, and dividend yield of 0%. No estimate of forfeitures was made as CleanTech has a short history of granting options.  The fair value of the options was $203,235, which will be recorded as an expense over the options’ vesting period.

On September 8, 2010, the Company entered into an Intellectual Property Rights Transfer Agreement with Ms. Bei Lu, our Chairman and Chief Executive Officer, to clarify the terms of the perpetual, exclusive, worldwide and royalty-free intellectual property usage rights she granted to the Company, effective as of September 17, 2007, in connection with the transfer to the Company of her ownership of a design patent issued in China and used by the Company in its Connecting Bend Pipe product.  The State Intellectual Property Office of the PRC (“SIPO”) approved of the ownership transfer effective as of July 23, 2010.  The Connecting Bend Pipe design patent expires on August 24, 2015.

CLEANTECH INNOVATIONS, INC.
(FORMERLY EVERTON CAPITAL CORPORATION)
(An Exploration Stage Company)
BALANCE SHEETS

	As of June 30,	As of August 31,
	2010 (Unaudited)	2009
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$2,725	$-

TOTAL ASSETS	$2,725	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable & accrued liabilities	$15,250	$4,750
Loan payable	5,015	-

Total current liabilities	20,265	4,750

COMMITMENT

STOCKHOLDERS' DEFICIT
Preferred stock, $.00001 par value; 100,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.00001 par value; 100,000,000 shares authorized; 5,501,000 shares issued and outstanding	55	55
Additional paid in capital	105,111	105,111
Deficit accumulated during the pre-exploration stage	(122,706)	(109,916)

Total stockholders' deficit	(17,540)	(4,750)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,725	$-

The accompanying notes are an integral part of these financial statements.

CLEANTECH INNOVATIONS, INC.
(FORMERLY EVERTON CAPITAL CORPORATION)
(An Exploration Stage Company)
STATEMENT OF EXPENSES
(Unaudited)

					Period from May 10, 2006
	Ten Months Ended		Four Months Ended		(inception) Through
	June 30,		June 30,		June 30,
	2010	2009	2010	2009	2010

Expenses
General and administrative expenses	$12,790	$36,925	$4,000	$13,193	$117,664
Interest expense	0	130	0	0	5,042

Operating loss	(12,790)	(37,055)	(4,000)	(13,193)	(122,706)

Net loss	$(12,790)	$(37,055)	$(4,000)	$(13,193)	$(122,706)

Weighted average number of shares outstanding	5,501,000	5,501,000	5,501,000	5,501,000	N/A

Basic and diluted net loss per share	$(0.00)	$0.00	$(0.00)	$(0.00)	N/A

*There were no transactions for the one month ended June 30, 2010.

The accompanying notes are an integral part of these financial statements.

CLEANTECH INNOVATIONS, INC.
(FORMERLY EVERTON CAPITAL CORPORATION)
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
(Unaudited)

			Period from May 10, 2006
	Ten Months Ended		(inception) Through
	June 30,		June 30,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(12,790)	$(37,055)	$(122,706)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred offering costs	-	-	12,500
Imputed consulting expense	-	1,750	8,750
Imputed rent expense	-	-	7,000
Imputed interest	-	-	4,912
Changes in
Prepaid Expenses	-	7,500	-
Accounts payable and accrued liabilities	10,500	165	5,950

Net cash used in operating activities	(2,290)	(27,640)	(83,594)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loan	5,015	-	5,015
Proceeds from issuance of common stock	-	-	50,150
Payment of deferred offering costs	-	-	(12,500)
Increase in related party loan	-	460	43,654

Net cash provided by financing activities	5,015	460	86,319

(DECREASE) INCREASE IN CASH & CASH EQUIVALENTS	2,725	(27,180)	2,725

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	-	27,180	-

CASH & CASH EQUIVALENTS, END OF PERIOD	$2,725	$-	2,725

Supplemental Cash flow data:
Income tax paid	$-	$-	$-
Interest paid	$-	$-	$-

Non-cash investing and financing activities:
Contribution by former officer	$-	$1,750	$15,750
Liabilities assumed by former officer	$-	$51,766	$51,766

The accompanying notes are an integral part of these financial statements.

CLEANTECH INNOVATIONS, INC.
(FORMERLY EVERTON CAPITAL CORPORATION)
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2010 (Unaudited) and August 31, 2009

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Cleantech Innovations, Inc. (“Cleantech” or the “Company”) was incorporated in Nevada on May 9, 2006, under the name Everton Capital Corporation (“Everton”) and was formerly in the exploration stage. Everton acquired a mineral property in British Columbia and determined the property contained reserves that were economically recoverable. The recoverability of amounts from the property depended upon the discovery of economically recoverable reserves, confirmation of Everton’s interest in the underlying property, ability to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

Pursuant to a Majority Stock Purchase Agreement (“MSPA”) dated April 23, 2009, the Company’s former majority stockholder and officer sold an individual 5,000,000 shares of the Company’s common stock for $25,000; the former majority stockholder assumed any and all liabilities and obligations of the Company that existed prior to closing of the stock purchase. Pursuant to the terms of the MSPA and effective as of the closing of the transactions contemplated by the MSPA, the new shareholder owned 5,000,000 shares of the Company’s common stock out of 5,501,000 shares issued and outstanding at that time, or 90.89%.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these financial statements in conformity with United States Generally Accepted Accounting Principles (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740) on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of implementing FIN 48, the Company recognized no material adjustments to liabilities or stockholders’ equity (deficit). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of expenses. At June 30, 2010, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows” (codified in FASB ASC Topic 230), cash flows from the Company's operations are calculated based upon local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

CLEANTECH INNOVATIONS, INC.
(FORMERLY EVERTON CAPITAL CORPORATION)
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2010 (Unaudited) and August 31, 2009

Basic and Diluted Earnings (Loss) per Share (EPS)

Basic EPS (Loss) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to basic net income (loss) per share except the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. For the ten and four months ended June 30, 2010 and 2009, the Company had no dilutive securities.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.  ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 30, 2010, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

New Accounting Pronouncements

In October 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently evaluating the impact of this ASU on its financial statements.

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s financial statements.

On July 1, 2009, the Company adopted ASU No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.”  ASU No. 2009-01 re-defines authoritative GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of GAAP in these Notes to the Financial Statements.

CLEANTECH INNOVATIONS, INC.
(FORMERLY EVERTON CAPITAL CORPORATION)
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2010 (Unaudited) and August 31, 2009

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS 167 clarifies the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 167 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140,” codified as FASB Topic ASC 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS 166 will have an impact on its financial condition, results of operations or cash flows.

3. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Pursuant to the MSPA dated April 23, 2009, the former majority shareholder is liable for accounts payable and accrued liabilities of $8,236 that occurred prior to closing of the stock purchase. This was recorded as a contribution to capital.

At June 30, 2010 and August 31, 2009, accounts payable and accrued liabilities mainly consisted of payables for audit, accounting and accrued consulting expenses.

4. LOAN PAYABLE

Loan payable represented short term cash advance from a third party for paying the Company’s operating expenses.  The loan payable was interest-free, no collateral and payable upon demand.

5. STOCKHOLDERS’ EQUITY

On July 6, 2006, the Company issued 5,000,000 common founder shares to the President of the Company for $50, or $0.00001 per share.

During fiscal 2008, the Company issued 501,000 shares to 46 investors for $50,100 at $0.10 per share. The Company paid $12,500 as part of the offering of common stock and going public. These costs were recorded as a reduction of proceeds from the fiscal 2008 capital raise.

On April 23, 2009, pursuant to the MSPA, the Company’s former majority stockholder and officer sold an individual 5,000,000 shares of the Company’s common stock for $25,000; the former majority stockholder assumed any and all liabilities and obligations of the Company that occurred prior to closing of the stock purchase. Pursuant to the terms of the MSPA and effective as of the closing of the transactions contemplated by the MSPA, the new shareholder owns 5,000,000 shares of the Company’s common stock out of 5,501,000 shares issued and outstanding, or 90.89%.

CLEANTECH INNOVATIONS, INC.
(FORMERLY EVERTON CAPITAL CORPORATION)
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2010 (Unaudited) and August 31, 2009

6. INCOME TAXES

The significant components of the Company’s deferred tax assets are as follows:

	June 30, 2010 (Unaudited)	August 31, 2009
Deferred tax assets
Non-capital loss carry forward	$18,024	$13,675
Less: valuation allowance for deferred tax asset	(18,024)	(13,675)
	$-	$-

The amount taken into income as deferred tax assets reflects that portion of the income tax loss carry forwards that is more likely-than-not to be realized from future operations. The Company has a valuation allowance of 100% against all available income tax loss carry forwards.

No provision for income taxes was provided in these financial statements due to the net loss. At June 30, 2010, the Company has net operating loss carry forwards, which expire in 2026 through 2030, of approximately $107,000, the benefit of which was not recorded in the financial statements.

7. SUBSEQUENT EVENTS

On June 18, 2010, the Company changed its name from Everton Capital Corporation to CleanTech Innovations, Inc. and authorized an 8-for-1 forward split of its common stock, effective July 2, 2010. Prior to the forward split, the Company had 5,501,000 shares of common stock outstanding, and, after giving effect to the forward split, the Company had 44,008,000 shares of common stock outstanding.

On July 2, 2010, the Company signed a share exchange agreement with Liaoning Creative Bellows Co., Ltd. (“Creative Bellows”), whereby the Company issued the shareholders of Creative Bellows 15,122,000 shares in the Company. Concurrent with the share exchange agreement, the Company’s principal shareholder cancelled 40,000,000 shares of the Company’s common stock for $40,000, which was charged to additional paid in capital. The $40,000 payment reflected the fair value of the shares of the Company, which was a non-operating public shell with no trading market for its common stock. The cancelled shares were retired and, for accounting purposes, the shares were treated as not having been outstanding for any period presented. The Company had 4,008,000 shares outstanding after the cancellation. After giving effect to the foregoing transactions, the shareholders of Creative Bellows owned 79.05% of the 19,130,000 shares outstanding of CleanTech. Simultaneously, the Company changed its year end from August to December. For accounting purposes, the transaction is being accounted for as a recapitalization of Creative Bellows as the Creative Bellows’ shareholders own the majority of the shares outstanding and will exercise significant influence over the operating and financial policies of the consolidated entity. Prior to the acquisition of Creative Bellows, CleanTech was a non-operating public shell. Pursuant to SEC rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction, rather than a business combination. Accordingly, for accounting purposes, the transaction was treated as a reverse acquisition and recapitalization.

On July 12, 2010, the Company completed a closing of a private placement offering of Units (as defined below) pursuant to which the Company sold 3,333,322 Units at $3.00 per Unit for $10,000,000. Each “Unit” consisted of one share of the Company’s common stock and a three-year warrant to purchase 15% of one share of the Company’s common stock at $3.00 per share. The warrants are immediately exercisable, expire on the third anniversary of their issuance, and entitle the purchasers of the Units, in the aggregate, to purchase up to 499,978 shares of the Company’s common stock at $3.00 per share. The warrants may be called by the Company at any time after (i) the registration statement registering the common stock underlying the warrants becomes effective, (ii) the common stock is listed on a national securities exchange and (iii) the trading price of the common stock exceeds $4.00. The Company also issued warrants to purchase 333,332 shares of common stock to the placement agents in the offering. The warrants granted to these placement agents had the same terms and conditions as the warrants granted in the offering. The warrants are exercisable into a fixed number of shares, solely redeemable by the Company and not redeemable by warrant holders. Accordingly, the warrants are classified as equity instruments. The Company accounted for the warrants issued to the investors and placement agents based on the fair value method under ASC Topic 505. The fair value of the warrants was calculated using the Black Scholes Model and the following assumptions: estimated life of three years, volatility of 147%, risk free interest rate of 1.89%, and dividend yield of 0%. No estimate of forfeitures was made as the Company has a short history of granting options. The Company recorded the proceeds net of the fair value of warrants of $5,903,228.

CLEANTECH INNOVATIONS, INC.
AND LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
Pro forma Consolidated Balance Sheet
As of June 30, 2010

	CleanTech	Creative Bellows	Pro forma		Pro forma
	(1)	(2)	Adjustments		Consolidated
	(historical)	(historical)
ASSETS

CURRENT ASSETS:
Cash and equivalents	$2,725	$532,931	$8,957,275	b c	$9,492,931
Restricted cash		1,217,644			1,217,644
Accounts receivable		1,968,524			1,968,524
Other receivables		912,163			912,163
Retentions receivable		86,335			86,335
Advance to suppliers		1,044,885			1,044,885
Deposit		7,657			7,657
Inventories		2,127,335			2,127,335
Notes receivable		65,971			65,971

Total current assets	2,725	7,963,445	8,957,275		16,923,445

NON CURRENT ASSETS:
Long term investment		88,354			88,354
Retentions receivable		138,609			138,609
Prepayments		310,751			310,751
Construction in progress		143,948			143,948
Property and equipment, net		4,528,524			4,528,524
Land use right		3,579,555			3,579,555

Total non current assets	-	8,789,741	-		8,789,741

TOTAL ASSETS	$2,725	$16,753,186	$8,957,275		$25,713,186

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$15,250	$1,487,864	$(15,250)	b	$1,487,864
Other payables		24,593			24,593
Unearned revenue		3,262,277			3,262,277
Short term loan	5,015	3,622,495	(5,015)	b	3,622,495
Taxes payable		55,547			55,547

Total current liabilities	20,265	8,452,776	(20,265)		8,452,776

NONCURRENT LIABILITIES:
Long term loans	-	-	-		-

Total noncurrent liabilities	-	-	-		-

Total Liabilities	20,265	8,452,776	(20,265)		8,452,776

STOCKHOLDERS' EQUITY:
Common stock	55		169	a c	224
Additional paid in capital	105,111	3,464,786	8,894,665	a	12,464,562
			(40,000)	b	(40,000)
Statutory reserve fund		450,160			450,160
Accumulated other comprehensive income		333,651			333,651
Retained earnings	(122,706)	4,051,813	122,706	b	4,051,813

Total stockholders' equity	(17,540)	8,300,410	8,977,540		17,260,410

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,725	$16,753,186	$8,957,275		$25,713,186

(1)	Source: unaudited financial statements of CleanTech Innovations, Inc. (FKA: Everton Capital Corporation) as of June 30, 2010, included in this S-1.
(2)	Source: consolidated financial statements of Liaoning Creative Bellows Co., Ltd. and subsidiary as of June 30, 2010, included in this S-1.
a
After 8-for-1 forward split of CleanTech common stock, cancellation of 40,000,000 shares by the former principal shareholder of CleanTech and issuance of 15,122,000 shares to the shareholders of Liaoning Creative Bellows, the total shares outstanding after the reverse merger is 19,130,000 shares; and sale of 3,333,322 shares of CleanTech common stock at $3 per share through a private placement offering, total shares outstanding after the reverse merger and private placement offering is 22,463,322.

b	Spin off of CleanTech's assets and liabilities to shareholder, and payment of $40,000 as consideration for cancellation of 40,000,000 shares.
c	Net proceeds from sale of 3,333,322 shares of CleanTech common stock at $3 per share through a private placement offering.

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CLEANTECH INNOVATIONS, INC.
AND LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
Pro forma Consolidated Statement of Income
For the Six Months Ended June 30, 2010

	CleanTech	Creative Bellows	Pro forma	Pro forma
	(1)(2)	(3)	Adjustments	Consolidated
	(historical)	(historical)

Net sales	$-	$1,683,237	$-	$1,683,237

Cost of goods sold	-	1,195,163	-	1,195,163

Gross profit	-	488,074	-	488,074

Operating expenses
Selling	-	107,435	-	107,435
General and administrative	8,040	364,393		372,433

Total operating expenses	8,040	471,828	-	479,868

Income (loss) from operations	(8,040)	16,246	-	8,206

Non-operating income (expense)
Interest income		3,348	-	3,348
Subsidy income		1,007,296	-	1,007,296
Other expense		(43,461)		(43,461)
Interest expense		(213,586)	-	(213,586)

Total non-operating income	-	753,597	-	753,597

Income before income tax	(8,040)	769,843	-	761,803

Income tax expense	-	(188,726)	-	(188,726)

Net Income	(8,040)	581,117	-	573,077

Weighted average shares outstanding	44,008,000	15,122,000	(36,666,678)	22,463,322

Earnings per share	$(0.00)	$0.04	$-	$0.03

(1)	Source: statement of operations of CleanTech Innovations, Inc. (FKA: Everton Capital Corporation) for the ten months ended June 30, 2010, and its books and records.
(2)
Source:  financial statements of CleanTech Innovations, Inc. (FKA: Everton Capital Corporation) as of November 30, 2009, as filed in its Quarterly Report on Form 10-Q filed with the SEC on January 12, 2010.

(3)	Source: consolidated financial statements of Liaoning Creative Bellows Co., Ltd. and subsidiary as of June 30, 2010, included in this S-1.

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CLEANTECH INNOVATIONS, INC.
AND LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
Pro forma Consolidated Statement of Income
For the Year Ended December 31, 2009
(Audited)

	CleanTech	Creative Bellows	Pro forma	Pro forma
	(1)(2)(3)	(4)	Adjustments	Consolidated
	(historical)	(historical)

Net sales	$-	$2,730,954	$-	$2,730,954

Cost of goods sold	-	1,301,400	-	1,301,400

Gross profit	-	1,429,554	-	1,429,554

Operating expenses
Selling	-	62,088	-	62,088
General and administrative	34,436	365,172		399,608

Total operating expenses	34,436	427,260	-	461,696

Income (loss) from operations	(34,436)	1,002,294	-	967,858

Non-operating income (expense)
Interest income		464	-	464
Subsidy income		240,465	-	240,465
Interest expense	(89)	(129,760)	-	(129,849)

Total non-operating income	(89)	111,169	-	111,080

Income before income tax	(34,525)	1,113,463	-	1,078,938

Income tax expense		(282,098)	-	(282,098)

Net Income	(34,525)	831,365	-	796,840

Weighted average shares outstanding	44,008,000	15,122,000	(36,666,678)	22,463,322

Earnings per share	$(0.00)	$0.05	$-	$0.04

(1)
Source:  audited financial statements of CleanTech Innovations, Inc. (FKA: Everton Capital Corporation) as of August 31, 2009, as filed in its Annual Report on Form 10-K filed with the SEC on November 27, 2009.

(2)
Source:  financial statements of CleanTech Innovations, Inc. (FKA: Everton Capital Corporation) as of November 30, 2008, as filed in its Quarterly Report on Form 10-Q filed with the SEC on January 14, 2009.

(3)
Source:  financial statements of CleanTech Innovations, Inc. (FKA: Everton Capital Corporation) as of November 30, 2009, as filed in its Quarterly Report on Form 10-Q filed with the SEC on January 12, 2010.

(4)	Source: audited consolidated financial statements of Liaoning Creative Bellows Co., Ltd. and subsidiary as of December 31, 2009, included in this S-1.

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CLEANTECH INNOVATIONS, INC.
AND LIAONING CREATIVE BELLOWS CO., LTD AND SUBSIDIARY
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

Pursuant to a share exchange agreement dated July 2, 2010, between CleanTech Innovations, Inc. (“CleanTech”), formerly known as Everton Capital Corporation, and Liaoning Creative Bellows Co., Ltd. (“Creative Bellows”), CleanTech issued 15,122,000 shares of its common stock to acquire Creative Bellows. Concurrent with the share exchange agreement, CleanTech’s principal shareholder cancelled 40,000,000 shares out of the 44,008,000 (post 8-for-1 forward stock split) total issued and outstanding shares of CleanTech for $40,000. The cancelled shares were retired. CleanTech had 4,008,000 shares outstanding after the cancellation. The shareholders of Creative Bellows ended up owning 79.05% of the 19,130,000 total shares outstanding of CleanTech after giving effect to the share exchange agreement.

The accompanying pro forma consolidated balance sheet presents the accounts of CleanTech and Creative Bellows as if the acquisition of Creative Bellows by CleanTech occurred on June 30, 2010.  The accompanying pro forma consolidated statements of operations present the accounts of CleanTech and Creative Bellows for the year ended December 31, 2009, and six months ended June 30, 2010, as if the acquisition occurred on January 1, 2009 and 2010, respectively, for income statement purposes. For accounting purposes, the transaction is being accounted for as a recapitalization of Creative Bellows as the Creative Bellows’ shareholders own the majority of the shares outstanding and will exercise significant influence over the operating and financial policies of the consolidated entity.

On July 12, 2010, CleanTech completed a closing of a private placement offering of Units (as defined below) pursuant to which CleanTech sold 3,333,322 Units at $3.00 per Unit for $10,000,000. Each “Unit” consisted of one share of CleanTech’s common stock and a three-year warrant to purchase 15% of one share of CleanTech’s common stock at $3.00 per share. The warrants are immediately exercisable, expire on the third anniversary of their issuance, and entitle the purchasers of the Units, in the aggregate, to purchase up to 499,978 shares of CleanTech’s common stock at $3.00 per share. Fees were paid to participating selected dealers of (i) 10% of the securities placed payable in cash, or an aggregate cash commission of $1,000,000, and (ii) a number of warrants equal to 10% of the number of Units placed, or, in the aggregate, warrants to purchase 333,332 shares of CleanTech’s common stock under the same terms as the warrants issued in the offering.

The following adjustments would be required if the acquisition of Creative Bellows by CleanTech occurred as indicated above:

a.
Recapitalization of Creative Bellows to account for the issuance of 15,122,000 shares of CleanTech common stock to the shareholders of Creative Bellows. After the reverse merger, CleanTech had 19,130,000 shares issued and outstanding.

b.
Cancellation of 40,000,000 shares of CleanTech common stock owned by CleanTech’s principal shareholder. Additionally, the assets and liabilities of CleanTech were spun off to the principal shareholder.

The following adjustments would be required if the private placement offering occurred as indicated above:

a.	Receipt of net proceeds of $8,957,275 from the sale of 3,333,322 shares of CleanTech common stock at $3 per share through a private placement offering.

CLEANTECH INNOVATIONS, INC.

4,166,632 SHARES OF COMMON STOCK

PRELIMINARY PROSPECTUS

            , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses that will be incurred by the Company in connection with the issuance and distribution of the securities being registered.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the registration statement.

SEC Registration Fee	$2,537
Accounting Fees and Expenses	$5,500
Legal Fees and Expenses	$45,000
Total	$53,037

Item 14. Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 15. Recent Sales of Unregistered Securities

On July 2, 2010, the Company entered into and consummated a Share Exchange Agreement and Plan of Reorganization, dated July 2, 2010 (the “Share Exchange Agreement”), by and between Creative Bellows and the Company. Pursuant to the Share Exchange Agreement, the Company acquired from Creative Bellows all of its equity interests in exchange for the issuance of 15,122,000 shares of the Company’s common stock to the shareholders of Creative Bellows, each of whom is a non-U.S. person (as contemplated by Rule 902 under Regulation S of the Securities Act). The transaction was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the SEC thereunder.

On July 12, 2010, we sold 3,333,322 Units at $3.00 per Unit for $10,000,000 to the following persons:

Abate, Giuseppina
Adams, Tatyana
Adges, Michael
Alford, Michael
Allen, Roger
Alonso, Louis G.
Apollo Asia Opportunity Master Fund, L.P.
Arpino, Joseph
Arpino, Thomas
Attanasi, Ralph Gregory and Huong Diem
Bai, Bu Qian
Baud, Emmanuel
Bekerman, Morris
Ben Bay Realty Company
Benzian, Peter
Bogom, Fannie W.
Boije, Marcus

Gais, Stephan
Galiani, Kirk
Georgaroudis, Emmanuel
Gindi, Randal
Gray, Frances
Greenfield, Barbara
Guido, Terese
Hakim, Abraham
Hamilton, Donald Gordon
Harris Home Carpentry
Harris, H. Boyd and Deborah A.
Hearn, Derek
Heffner, Michael
Heselmans, Theo and Aerts, Hilde (JT)
Hoeller, Thomas
Hornbeck, H. Lee and Carolyn Sue (JT)
Hunter, Brian

Palmero, Herman
Palmero, Herman and Nancy (JTWOS)
Palmero, Nancy
Payne, Stephen J.
Pearman, Anthony
Phillipps, Timothy Graham
Phillips, Christopher CH
Preston, Mark W.
Quigley, Peter
R.G. Michals Holding, Inc.
Rasch, Andrew P.
Reboredo, Jose
Redfield, Richard
Rhodes, Nicholas
Ringer, Dennis
Rosio, Timothy
Scarpaci, Nancy and Anthony

Brady, Mark G.
Brickett, Graham
Brooks, Brian
Burrichter, Jochen
Busby, Andrew
Caragol, Stephen R.
Cavise, Jennifer
Cavise, Paul
Cavise, Sherry
Chan, Ting Keung
Chen, Binzhong
Chen, Gang
Chen, Yan Ling
Cleaves, Bradford
Cottam, John
Craven, Martin
Da Silva, Howard
Dady, Mark
Davis, James R.
Davis, Mark
DeCarlo, Mary V.
Desenberg, Charles and Beers, Phyllis M.
Deutsch, Jeffrey
Doyle, Paddy
Dunham, Christopher
Dunn, Warren Michael
Dury, John R.
Economou, Angelo
Edwards, W. Mark
Eide, Robert
Eisen, Bruce
Familivest Group of Philadelphia
Federman, Bruce B.
Feed Services & Hardware Supply Inc.
Ferroni, Robert
Finn, Daniel
Finn, Thomas and Maureen (JT)
Fitzpatrick, Seamus
Fitzsimmons, Robert J.
Flood, Kevin and Regina (JT)
Forbes, Glenroy A.
Fortino, Terrance
G&S I Fund LP

Hurley, Gregory F.
Jaigobind, Ramnarain
Johnson, Ross
Kelly, Michael
Klein, Roger
Kleinwaks, Neil
Knudsen, Kenneth
Koudellou, Theofanis
Kupferberg, Stephen
Lanners, Lonnie
Lehman, Ronald E. and Sharon V.
Li, Yunlong
Litman, Martin
Ma, Hong Biao
Maddock, Geoffrey C.
Madeiros, Andrew
Magner, Aron
Malpass, William Sr.
Manca, Jeffrey B.
Marchal, Philip
Marcus, Michael
Marriott, Peter
Martin Angus Ranch
Martin, Brian
Mataconis, Thomas
McDonnell, Andrew Jr.
McGregor, Sterling and Pamela (JT)
Michael D. Witter Trust U/W Dean Witter
Mira Greenfield Family Trust
Mishan, Barbara
Mobilia, Keith
Moitoza, Fatima
Monfort, Timothy
Murphy, Kenneth A.
Naim, Avital
Naylor, Mary
Newman, Erica
Newman, Martin
Newman, Robert
Niu, Candice
Ordian LTD
Oved Brothers Realty
Scaba, Jackie

Scheffler, Donald
Schlieker, Christopher
Schoenauer, Rolf
Schugrue, Gerard
Scott, Duncan
Sedaka, Victor and Murielle Daniel
Shearer, C. Robert
Shvarts, Yefim
Simpson, James M.
Slotnick, Stuart
Smee, Richard
Snaith, Roger
Spann, David J.
Spiegel, Wayne
Stanley, Michael J.
Tenney, Kenneth
The Mary Margaret Trust
Thiara, Gurmail
Tietge, Ralf
TISU Investment LTD
Trewick, Gentle
Tsu, Peter
Ungerman, Tereza
Urbanski, Sara
Viviani, Albert
Wang, Yanfang
Wells, Timothy M.
Whale, Nicholas
Witter Global Opportunities, Ltd.
Witter, Michael D.
Wolfington, J. Eustace III
Wolfington-Kelley, Judith Kelly
Wong, Suk Fong
Xu, Wen Long
Xu, Yue Ping
Yurfest, Paul
Zagor, Lewis
Zhang, Yvonne
Zheng, Shi Rong
Zhou, Qixiang
Zhou, Weiou

Each “Unit” consisted of one share of our common stock and a three-year warrant to purchase 15% of one share of our common stock at $3.00 per share (the “Warrants”). The Units sold represent 3,333,322 shares of Common Stock and Warrants to purchase 499,978 shares of Common Stock. The Warrants are immediately exercisable, expire on the third anniversary of their issuance, and entitle the purchasers of the Units, in the aggregate, to purchase up to 499,978 shares of our common stock at $3.00 per share. The Warrants may be called by the Company at any time after (i) the registration statement registering the common stock underlying the warrants becomes effective, (ii) the common stock is listed on a national securities exchange and (iii) the trading price of the common stock exceeds $4.00. The offering and sale of the Units was exempt from the registration requirements of the Securities Act pursuant to Regulation D and Regulation S promulgated thereunder. We compensated placement agents that assisted in the sale of the Units in this private placement offering by (i) paying them cash equal to 10% of the gross proceeds from the sales of Units placed and (ii) issuing them Warrants to purchase that number of shares of Common Stock equal to 10% of the Units placed as follows:

Placement Agent	Cash	Warrants
Advantage Consultants Limited	$435,600	145,200
Aegis Capital Corp.	$50,400	16,800
First Merger Capital, Inc.	$514,000	171,332

The Warrants granted to these placement agents had the same terms and conditions as the Warrants granted in the offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
2.1
Share Exchange Agreement and Plan of Reorganization by and between Liaoning Creative Bellows Co., Ltd. and CleanTech Innovations, Inc., dated July 2, 2010 (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)

2.2
Return to Treasury Agreement by and between CleanTech Innovations, Inc. and Jonathan Woo, dated July 2, 2010 (Incorporated herein by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)

3.1	Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company’s Form SB-2 (File No. 333-138995) filed on November 29, 2006)
3.2	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)
3.3
Articles of Merger between Everton Capital Corporation and CleanTech Innovations, Inc. amending the Articles of Incorporation filed with the Secretary of State of the State of Nevada on June 18, 2010 (Incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)

3.4
Articles of Exchange of Liaoning Creative Bellows Co., Ltd. and CleanTech Innovations, Inc. filed with the Secretary of State of the State of Nevada on July 2, 2010 (Incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)

4.1	Specimen Stock Certificate (RESCINDED) (Incorporated herein by reference to Exhibit 4.1 to the Company’s Form SB-2 (File No. 333-138995) filed on November 29, 2006)
4.2	Form of Warrant (Incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)
4.3	Form of Registration Rights Agreement (Incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 14, 2010)
4.4	Specimen Stock Certificate (Incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
5.1	Opinion of Holland & Hart LLP (Incorporated herein by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
10.1	Jade Claim (Incorporated herein by reference to Exhibit 10.1 to the Company’s Form SB-2 (File No. 333-138995) filed on November 29, 2006)
10.2	Trust Agreement (Incorporated herein by reference to Exhibit 10.2 to the Company’s Form SB-2 (File No. 333-138995) filed on November 29, 2006)
10.3
Wind Turbine Tower Cylinder Purchase Contract for the Huaneng Panjin Binhai Wind Power Generation Project by and between Huaneng Panjin Wind Power Generation Co. Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., dated January 5, 2010 (Incorporated herein by reference to Exhibit 10.3 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

10.4
Wind Turbine Tower Cylinder Purchase Contract for the Huaneng Tieling Pingdingbao Wind Power Generation Project by and between Huaneng Tieling Wind Power Generation Co. Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., dated April 9, 2010 (Incorporated herein by reference to Exhibit 10.4 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

10.5
Wind Turbine Tower Cylinder Purchase Contract for the Huaneng Tieling Changtu Laochengzhen Wind Power Generation Project by and between Huaneng Tieling Wind Power Generation Co. Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., dated April 9, 2010 (Incorporated herein by reference to Exhibit 10.5 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

10.6
Intellectual Property Transfer Agreement by and between Liaoning Creative Bellows Co., Ltd. and Bei Lu, dated September 8, 2010 (Incorporated herein by reference to Exhibit 10.6 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

10.7
Wind Turbine Tower Purchase Contract for the China Guodian Beipiao Beisijia Wind Power Generation Project by and between China Guodian Beipiao Wind Power Generation Co. Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., dated March 21, 2010

10.8	Technology Transfer Agreement by and between Shenyang Industry University and Liaoning Creative Bellows Co., Ltd., dated August 15, 2008
14.1	Code of Conduct (Incorporated herein by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 14, 2010)
16.1	Letter from Malone & Bailey, PC, dated April 23, 2009 (Incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on April 24, 2009)
21.1	Subsidiaries of the Company (Incorporated herein by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)
23.1	Consent of Holland & Hart LLP (Included in Exhibit 5.1)
23.2	Consent of Goldman Kurland and Mohidin, LLP, independent registered public accounting firm
24.1	Power of Attorney (Incorporated herein by reference to Page II-6 of the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
99.1	Amended and Restated Audit Committee Charter (Incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
99.2	Disclosure Committee Charter (RESCINDED) (Incorporated herein by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-K (File No. 333-138995) filed on December 1, 2008)
99.3	Compensation Committee Charter (Incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
99.4
Nominating and Corporate Governance Committee Charter (Incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)

99.5
Notice of Approval of Change in Ownership Application for Connecting Bend Pipe Patent from the State Intellectual Property Office of the PRC, dated July 23, 2010 (Incorporated herein by reference to Exhibit 99.5 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

99.6	Certificate of Patent Licensing Agreement Record from the State Intellectual Property Office of the PRC, dated April 30, 2010

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tieling, Province of Liaoning, China, on the date indicated below.

CLEANTECH INNOVATIONS, INC.
(Registrant)

Date: October 13, 2010	By:	/s/ Bei Lu
Bei Lu Chief Executive Officer (Principal Executive Officer)

Date: October 13, 2010	By:	/s/ Nan Liu
Nan Liu Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bei Lu	Chairman and Chief Executive Officer	October 13, 2010
Bei Lu

*	Director	October 13, 2010
Dianfu Lu

*	Director	October 13, 2010
Arnold Staloff

*	Director	October 13, 2010
Shuyuan Liu

*	Director	October 13, 2010
Zili Zhao

* By:	/s/ Bei Lu
Bei Lu
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1
Share Exchange Agreement and Plan of Reorganization by and between Liaoning Creative Bellows Co., Ltd. and CleanTech Innovations, Inc., dated July 2, 2010 (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)

2.2
Return to Treasury Agreement by and between CleanTech Innovations, Inc. and Jonathan Woo, dated July 2, 2010 (Incorporated herein by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)

3.1	Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company’s Form SB-2 (File No. 333-138995) filed on November 29, 2006)
3.2	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)
3.3
Articles of Merger between Everton Capital Corporation and CleanTech Innovations, Inc. amending the Articles of Incorporation filed with the Secretary of State of the State of Nevada on June 18, 2010 (Incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)

3.4
Articles of Exchange of Liaoning Creative Bellows Co., Ltd. and CleanTech Innovations, Inc. filed with the Secretary of State of the State of Nevada on July 2, 2010 (Incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)

4.1	Specimen Stock Certificate (RESCINDED) (Incorporated herein by reference to Exhibit 4.1 to the Company’s Form SB-2 (File No. 333-138995) filed on November 29, 2006)
4.2	Form of Warrant (Incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)
4.3	Form of Registration Rights Agreement (Incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 14, 2010)
4.4	Specimen Stock Certificate (Incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
5.1	Opinion of Holland & Hart LLP (Incorporated herein by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
10.1	Jade Claim (Incorporated herein by reference to Exhibit 10.1 to the Company’s Form SB-2 (File No. 333-138995) filed on November 29, 2006)
10.2	Trust Agreement (Incorporated herein by reference to Exhibit 10.2 to the Company’s Form SB-2 (File No. 333-138995) filed on November 29, 2006)
10.3
Wind Turbine Tower Cylinder Purchase Contract for the Huaneng Panjin Binhai Wind Power Generation Project by and between Huaneng Panjin Wind Power Generation Co. Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., dated January 5, 2010 (Incorporated herein by reference to Exhibit 10.3 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

10.4
Wind Turbine Tower Cylinder Purchase Contract for the Huaneng Tieling Pingdingbao Wind Power Generation Project by and between Huaneng Tieling Wind Power Generation Co. Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., dated April 9, 2010 (Incorporated herein by reference to Exhibit 10.4 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

10.5
Wind Turbine Tower Cylinder Purchase Contract for the Huaneng Tieling Changtu Laochengzhen Wind Power Generation Project by and between Huaneng Tieling Wind Power Generation Co. Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., dated April 9, 2010 (Incorporated herein by reference to Exhibit 10.5 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

10.6
Intellectual Property Transfer Agreement by and between Liaoning Creative Bellows Co., Ltd. and Bei Lu, dated September 8, 2010 (Incorporated herein by reference to Exhibit 10.6 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

10.7
Wind Turbine Tower Purchase Contract for the China Guodian Beipiao Beisijia Wind Power Generation Project by and between China Guodian Beipiao Wind Power Generation Co. Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd., dated March 21, 2010

10.8	Technology Transfer Agreement by and between Shenyang Industry University and Liaoning Creative Bellows Co., Ltd., dated August 15, 2008
14.1	Code of Conduct (Incorporated herein by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 14, 2010)
16.1	Letter from Malone & Bailey, PC, dated April 23, 2009 (Incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on April 24, 2009)
21.1	Subsidiaries of the Company (Incorporated herein by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K (File No. 000-53511) filed on July 2, 2010)
23.1	Consent of Holland & Hart LLP (Included in Exhibit 5.1)
23.2	Consent of Goldman Kurland and Mohidin, LLP, independent registered public accounting firm
24.1	Power of Attorney (Incorporated herein by reference to Page II-6 of the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
99.1	Amended and Restated Audit Committee Charter (Incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
99.2	Disclosure Committee Charter (RESCINDED) (Incorporated herein by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-K (File No. 333-138995) filed on December 1, 2008)
99.3	Compensation Committee Charter (Incorporated herein by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)
99.4
Nominating and Corporate Governance Committee Charter (Incorporated herein by reference to Exhibit 99.4 to the Company’s Registration Statement on Form S-1 (File No. 333-168385) filed on July 29, 2010)

9 9.5
Notice of Approval of Change in Ownership Application for Connecting Bend Pipe Patent from the State Intellectual Property Office of the PRC, dated July 23, 2010 (Incorporated herein by reference to Exhibit 99.5 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168385) filed on September 20, 2010)

99.6	Certificate of Patent Licensing Agreement Record from the State Intellectual Property Office of the PRC, dated April 30, 2010